                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------


                                    FORM 10/A


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                              eVentures Group, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


             DELAWARE                                  75-2233445
  (State or Other Jurisdiction of                   (I.R.S. Employer
   Incorporation or Organization)                  Identification No.)




  One Evertrust Plaza, 8th Floor,
     Jersey City, New Jersey                              07302
-----------------------------------------        ------------------------
 (Address of Principal Executive Offices)               (Zip Code)



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                                  201-200-5515
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               Registrant's telephone number, including area code



Securities to be registered pursuant to Section 12(b) of the Act:



     Title of Each Class                        Name of Each Exchange on Which
     to be so Registered                        Each Class is to be Registered
     -------------------                        ------------------------------



       Common Stock
-----------------------------------         ------------------------------------



Securities to be registered pursuant to Section 12(g) of the Act:


                   Common Stock, par value $0.00002 per share
--------------------------------------------------------------------------------
                                (Title of Class)

ITEM 1.  BUSINESS


COMPANY OVERVIEW


     eVentures Group, Inc., is an Internet communications holding company that provides a range of services including voice, Internet, data, fax, e-mail and video transmission through its consolidated subsidiaries and affiliated companies. Our strategy is to develop and operate our majority-owned subsidiaries, and to make acquisitions of and take strategic positions in other Internet and communications companies that provide services and/or products that complement our core businesses. Our strategy envisions and promotes opportunities for synergistic business relationships among the Internet and communications companies that we own or invest in.



     We have generated increasing revenues from our core businesses over the last three years. On a historical basis, after giving effect to our reorganization, we generated net revenues and losses from operations during the periods indicated in the table below:



                                              FISCAL YEARS ENDED JUNE 30,                     6 MOS.
                                                                                          ENDED DEC. 31,
                                         1997               1998             1999              1999
                                      -----------       -------------    -------------    -------------
      Revenues                        $  921,599        $  1,713,403     $ 27,248,273     $ 22,661,838
      Loss from Operations              (375,707)         (4,736,468)      (3,614,442)      (9,452,752)



    We had assets of $4.3 million, $15.7 million and $58.0 million as of June 30, 1998, June 30, 1999 and December 31, 1999, respectively.



     We operate in one business segment, the provision of communications services over a Convergence Network.



     In connection with our reorganization, we acquired the common stock of e.Volve Technology Group, Inc. owned by IEO Holdings Limited and Infinity Investors Limited and the stock of AxisTel Communications, Inc. owned by IEO Holdings Limited. We also acquired a minority interest in i2v2.com, Inc. owned by IEO Holdings Limited. In addition, we acquired all of the shares of e.Volve common stock not owned by IEO Holdings Limited and Infinity Investors Limited and all of the shares of AxisTel stock not owned by IEO Holdings Limited. As a result of our reorganization, Infinity Investors Limited, IEO Investments, Limited and Infinity Emerging Subsidiary Limited (collectively, the "Infinity Entities") owned 28,500,000 shares of our common stock, representing 66.7% of the then outstanding shares of our common stock, and became our controlling stockholders. The Infinity Entities are investment funds whose assets are managed by HW Capital, L.P. and HW Partners, L.P. Barrett Wissman, our President and Chief Executive Officer, is sole manager of HW Partners, which has investment discretion over Infinity Investors Limited, and is a Co-Manager of HW Capital, which has investment discretion over Infinity Emerging Subsidiary Limited. Clark Hunt, one of our directors, is a Co-Manager of HW Capital.



     As a result of our reorganization in September and October 1999, we became a holding company with two wholly owned operating subsidiaries, e.Volve and Axistel, and a 16% minority interest in i2v2.com, Inc. Through the acquisition of e.Volve, we obtained a 50% interest in Innovative Calling Technologies, LLC. Following our reorganization, we have made minority investments in three additional companies, Fonbox Inc., Televant, Inc. and LC39 Venture Group LLC, and we have agreed to acquire Internet Global Services, Inc. Because we are a holding company, we rely on the business performance of our operating subsidiaries. i2v2.com, Inc. does business under the name "PhoneFree.com", Televant, Inc. does business under the name "Callrewards" and LC39 Venture Group, LLC does business under the name "Launch Center 39". We will refer to those businesses by those names throughout this Form 10/A.

    We were originally incorporated in 1987 as "Adina, Inc." We allowed our corporate existence to lapse in February 1996 and were subsequently reinstated as "eVentures Group, Inc." in August 1999.



OUR SUBSIDIARIES AND AFFILIATES



     The following table lists, as of March 7, 2000, our consolidated subsidiaries and affiliates:



                                                              DATE OF                             PERCENTAGE
               NAME                                          INVESTMENT                            OWNERSHIP
------------------------------------------    --------------------------------------------    -------------------

e.Volve                                       June, 1998 through October, 1999                      100.0%

AxisTel                                       October, 1998 through September, 1999                 100.0%

Innovative Calling Technologies               April, 1999                                            50.0%

Fonbox                                        November, 1999                                          8.0%
                                              February, 2000                                         23.0%
                                                                                                  -------
                                                                                                     31.0%

Callrewards                                   February,2000                                          30.0%

PhoneFree.com                                 July, 1999                                             16.0%

Launch Center 39                              January, 2000                                           2.1%



    Our wholly owned subsidiaries, e.Volve and AxisTel, operate a private Convergence Network which consists of digital switching, routing, and signal management equipment, as well as digital fiber optic cable lines. e.Volve and AxisTel provide voice, Internet, data, fax, e-mail and video transmission services to customers over our Convergence Network.



e.Volve



    e.Volve was incorporated on June 26, 1996 as Orix Leasing, Inc. Orix Leasing changed its name to Orix Global Communications, Inc. on March 20, 1997, to e.Volution, Inc. on May 17, 1999 and to e.Volve Technology Group, Inc. on May 18, 1999. e.Volve has one operating subsidiary, e.Volve Technology Group de Mexico, S.A. de C.V. (f/k/a Latin Gate de Mexico, S.A. de C.V.). Prior to our reorganization, each of IEO Holdings Limited and Infinity Investors Limited acquired shares of e.Volve common stock representing one-third of the outstanding shares of e.Volve common stock and warrants to purchase 170 shares of e.Volve common stock. The warrants were cancelled as part of the reorganization. In addition, IEO Holdings Limited and Infinity Investors Limited owned debentures issued by e.Volve in the aggregate amount of approximately $8.0 million. We acquired these debentures on September 22, 1999 and they were reclassified as intercompany loans when we acquired the remaining 33.3% of e.Volve from its other stockholders. Prior to our reorganization, all of the equity interests in IEO Holdings Limited were owned by IEO Investments Limited and Infinity Emerging Subsidiary Limited.



AxisTel



    AxisTel was incorporated on August 25, 1998. Prior to our reorganization, IEO Holdings Limited acquired (i) one Class B Convertible Share of AxisTel (ii) a promissory note of AxisTel in the aggregate principal amount of $3.5 million and (iii) a warrant to purchase 1,499 Class A Common Shares of AxisTel for $3.5 million. Immediately prior to our reorganization, IEO Holdings Limited surrendered the promissory note as consideration for the exercise of the warrant, and converted the Class B Convertible Share into a Class A Common Share. As a result, immediately prior to our reorganization, IEO Holdings Limited owned 1,500 Class A Common Shares of AxisTel, representing 50% of the outstanding equity interest in AxisTel.

    Our network meets operating standards established for the Internet called Internet Protocol ("IP"). In addition, our network incorporates Asynchronous Transfer Mode ("ATM") technologies. We believe that ATM technologies have many important benefits which reduce the cost and improve the quality of digital communications. For example, ATM technology allows us to utilize bandwidth more efficiently than circuit-switched technology because we can transmit multiple streams of information simultaneously over a single circuit. We can also use ATM technology to provide voice, video and data services over a single network rather than having to build and operate separate networks for each service. ATM technology, in conjunction with a private network, also provides quality voice communication on par with that of top tier telecommunications carriers.



    Our networks connect with the networks of telecommunications carriers, government telecommunications authorities and businesses at POPs. The networks can easily be expanded to serve increased traffic volumes. As of March 7, 2000, we had network facilities and POPs in the following locations:



         Country                                     City
         -------                                     ----
         United States                               Jersey City, New Jersey
                                                     New York, New York (3 POPs)
                                                     Philadelphia, Pennsylvania
                                                     Alpharetta and Atlanta, Georgia
                                                     Boston and Cambridge, Massachusetts
                                                     Miami, Florida
                                                     Dallas, Texas
                                                     Kansas City, Kansas
                                                     Los Angeles, California

         Jamaica                                     Montego Bay
         Mexico                                      Mexico City
         India                                       New Delhi
         Syria                                       Damascus
         Sri Lanka                                   Colombo
         United Kingdom                              London



    Our customers can interconnect with our network through dedicated circuits from their facilities to one of our POPs. Alternatively, our customers may elect to co-locate and install equipment directly at our facilities in Jersey City, Kansas City, Mexico City or Miami to eliminate the cost of back-hauling traffic from their facilities to one of our enhanced POPs. We transmit voice, data, Internet and fax traffic from the United States to countries around the world through either our own networks or through connections with other telecommunications carriers or Internet Service Providers ("ISP's"). During the three months ended December 31, 1999, we transmitted approximately 141.3 million minutes over our network.



    Our networks consist of the following elements:



    Points of Presence. POPs are the entrance points for communications traffic over our network. At many of our POPs, we use our equipment to translate voice to data for transmission and retrieval over our network, and provide IP, ATM, and leased line data services. Our POPs are also gateways that are connected to the public switched telephone network, Internet or network access points as well as interconnection facilities to large telecommunications carriers, in order to move traffic between our network and those other transmission facilities.



    The POPs on our network are scaleable and flexible platforms designed for interconnection with our network as well as networks of third parties. The scalability of our gateways permits us to quickly increase capacity in discrete increments at relatively low cost, either for a region or a customer. In addition, the flexible architecture of our POPs is designed to easily integrate and support the new services we intend to offer.



    The Internet. We use the Internet to transmit some of our voice and fax traffic and to deliver other value-added services, because of its global coverage, rapid growth and flexible connectivity. By using the Internet, we avoid having to extend our Convergence Network to areas that would not be profitable. Also, our affiliate companies may use the Internet in conjunction with our Convergence Network. However, until technology allows us to provide guaranteed levels of service the Internet will remain a secondary means of transmission for our network businesses.



OUR NETWORK SERVICES



Voice Services



    We provide IP telephony and ATM voice services to our carrier, ISP and retail customers. We offer global call completion services, and other value-added services, that provide our customers with a cost-effective alternative for voice and fax transport. Through the utilization of our voice transport service, carriers and ISPs can leverage our network elements to their advantage.



Data Services



    International and Domestic Private Line Services. We offer point to point services with a wide range of capacities, providing connections between customers' locations based on customers' bandwidth needs. These can be monitored and maintained by our network operations control center.



    Hub Service. Hub service provides our customers the ability to aggregate and distribute bandwidth. For customers who need to distribute circuits to multiple


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


locations in a city or multiple locations, we can provide the connectivity between our hub site and a customer's locations creating a simple manageable networking solution.



Internet Access Services


    Direct Access. We offer dedicated Internet services that meet the needs of the smallest commercial user to the most sophisticated high bandwidth customers. We provide a complete end-to-end solution, allowing the service implementation process to be smooth and transparent to the end user.


Server Co-location Services


    Server Co-location. Our gateway facilities offer complete environmentally controlled areas for customers to house web servers. Options for server hosting space include open racks, secured cabinets and caged secured areas. We work with customers to find the solution that is right for their business.


OUR MARKETS AND CUSTOMERS



    Our subsidiaries generally compete in the market for voice, Internet, data, fax, e-mail and video transmission services. We compete against many providers of these services, who are usually referred to as "carriers". Carriers are usually classified by size into first, second and third tier. First tier carriers generally have annual revenues in excess of $2 billion and include certain government-affiliated monopolies. Second tier carriers have revenues generally in the $750 million to $2 billion range, and have fewer direct operating agreements with other carriers and fewer international facilities than first tier carriers. Third tier carriers are typically switch-based resellers with revenues of less than $750 million.



    We provide services to all three tiers of carriers, who transmit voice, Internet, data, fax, e-mail and video traffic through our POPs for completion worldwide. For fiscal year 1999, 65% of our revenues came from Qwest, 18% from RSL, and 16% from Star. During the six months ended December 31, 1999, Qwest represented approximately 75% of our revenues. With the acquisition of AxisTel in our reorganization, we acquired a more diversified customer base and we began providing retail services to PhoneFree.com's users. As a result, during the three months ended December 31, 1999, Qwest's portion of our total revenue declined to approximately 60%, primarily because of the inclusion of revenue from AxisTel's customers. No other customer accounted for more than 5% of our revenues during either the six month or the three month periods ended December 31, 1999.



    e.Volve and Qwest have entered into a Switched Services Agreement and a Carrier Service Agreement for International Terminating Traffic. Under these agreements, e.Volve provides switched interstate telecommunications services and international outbound telecommunications services to Qwest. Our Switched Services Agreement does not obligate Qwest to use our services, but permits Qwest to use our services upon Qwest's periodic acceptance of our rates. Qwest may choose not to use our services for a variety of reasons. Our Carrier Service Agreement for International Terminating Traffic, which was entered into on September 17, 1998, is for a one year term with automatic successive renewals for one-year periods until termination by either party.


OUR SALES AND MARKETING STRATEGIES


    Our sales efforts target leading telecommunications carriers and Internet Service Providers both in the United States and overseas. Our sales personnel have long-standing relationships in the telecommunications industry and are frequently supplemented by senior members of management. In the United States, we sell directly to carriers and have successfully developed brand awareness and beneficial relationships through numerous channels including the Web, trade shows, speaking engagements and joint marketing programs. The ability to provide quality of service acceptable to leading carriers is a strong selling point for us. These carriers have traffic that frequently exceeds their capacity and compels them to seek alternative channels that offer comparable quality, particularly where those channels can offer better pricing. Our sales process often involves a test by our potential customers of our services with traffic to a particular country. Our experience has been that once a carrier has begun to use our network for a single country and has found our quality to be acceptable, the sales process for other countries becomes easier.


    In overseas markets, we seek to establish relationships with local service providers that have the local market expertise to provide the termination services we need. We believe that the opportunity we offer these companies to terminate a substantial number of minutes makes us an attractive partner. Prime candidates for overseas partners are carriers, call back companies, cellular, PCS and paging companies and Internet service providers.

Internet Global Services, Inc.



     On March 7, 2000 we entered into an agreement to acquire approximately 5,970,000 shares of Internet Global Services, representing approximately 92.6% of the issued and outstanding equity interests of Internet Global Services, Inc., in exchange for approximately 2,588,000 shares of our common stock. Under this agreement, following our purchase of the Internet Global Services shares, Internet Global Services will merge with and into our wholly-owned subsidiary IGS Acquisition Corporation, with Internet Global Services being the surviving corporation. The per share consideration under the merger will be substantially the same as the consideration paid under the agreement. This transaction remains subject to customary closing conditions and we expect to close this transaction during our third quarter.

     Internet Global Services owns and operates a Convergence Network for the distribution of communications-based products and services to include voice, DSL, unified messaging, and Internet call waiting. Internet Global Services has established Internet-enabled market channels for the introduction, sales and customer support of these new products and services. Each market channel seeks to leverage the channel participant's established consumer base thereby lowering the cost of customer acquisition. Each product or service is co-branded with Internet Global Service's brand name Telares(tm) and is marketed under a revenue-sharing agreement.

Innovative Calling Technologies, LLC



    On April, 19, 1999, e.Volve and Dataten Technologies formed Innovative Calling Technologies, a Nevada limited liability company, with each party owning 50% of Innovative Calling Technologies. e.Volve and Dataten Technologies entered into an agreement pursuant to which e.Volve agreed to fund the capital requirements of Innovative Calling Technologies until Innovative Calling Technologies is able to generate sufficient cash flow to fund its operations and Dataten Technologies agreed to provide certain technology and personnel to Innovative Calling Technologies. e.Volve's agreement to fund Innovative Calling Technologies' capital requirements does not envision any minimum fundings and is subject to e.Volve's discretion.



    Innovative Calling Technologies is a provider of automated operator services with emphasis on software development, billing solutions and network applications for the Internet and voice telephony environment. Innovative Calling Technologies focuses on the processing and billing of credit card, third party, collect, prepaid and long distance calls over private networks and the Internet. Innovative Calling Technologies provides its services primarily to the tele-marketing, pay phone, call center and hotel industries. e.Volve entered into this agreement to diversify its business and leverage e.Volve's relationships in Mexico where we believed Dataten's automated operator technology could lead to significant business opportunities in the call center and hotel markets. During the six months ended December 31, 1999, Innovative Calling Technologies had revenues of $1.1 million and a loss from operations of $53,239.



    The Company does not exercise majority control of the joint venture and thus accounts for its investment pursuant to the equity method. Under the equity method, we record our funding at cost and adjust the carrying amount of the investment to recognize our share of the income or losses of Innovative Calling Technologies' after the date of acquisition. During fiscal year 1999, we invested $125,130 in Innovative Calling Technologies and recorded equity in loss of affiliate of $33,776.



PhoneFree.com



    In June 1999, we acquired 21% of the common stock of PhoneFree.com. Subsequently, our ownership interest was diluted to 17% due to a sale of common stock by PhoneFree.com in July of 1999 and was diluted further to 16% due to a sale of common stock by PhoneFree.com in December of 1999.

    On March 3, 2000, we loaned $3.0 million to PhoneFree.com under a promissory note dated March 2, 2000. The promissory note is due on September 1, 2000 and bears interest at 7%. PhoneFree.com may repay this promissory note at any time, subject to our right to convert it into PhoneFree.com common stock. We can convert the promissory note into PhoneFree.com common stock:



         (i) if PhoneFree.com raises equity capital from other investors on or before August 31, 2000, in which case our conversion price will be equal to 95% of the per share subscription or conversion price in such equity capital raise; or



         (ii) if PhoneFree.com does not raise equity capital from other investors on or before August 31, 2000, we can convert the promissory note on or after September 1, 2000, at a per share conversion price that values all the common and preferred stock of PhoneFree.com at $50.0 million.



    In connection with the loans made under the promissory note, we also received a four-year warrant to purchase 240,000 shares of PhoneFree.com at a price equal to 110% of the conversion price of the promissory note. The warrant may not be called by PhoneFree. If we include this warrant, but not the promissory note, we would beneficially own approximately 18% of the outstanding shares of common stock of PhoneFree.com.



    PhoneFree.com develops and markets an IP telephony product and operates a Website called PhoneFree.com at the Internet address www.PhoneFree.com. The Phonefree software, which can be downloaded from the Website, allows users to conduct "real-time" duplex voice conversations from PC to PC and PC to phone. This software functions with normal multimedia PC hardware over the Internet. PC to PC calls are free to users with ISP connections, regardless of their duration and destination while PC to phone service in the U.S. is generally available for a flat monthly fee.



    Five of our directors are members of the ten-member board of directors of PhoneFree.com, although we have a contractual right to appoint only one director to PhoneFree.com's board.



Fonbox



    On November 23, 1999, we acquired 500,000 shares of Series A preferred stock of Fonbox, representing approximately 8.0% of the outstanding equity interests of Fonbox, for $500,000. Pursuant to an option granted in connection with our initial investment in Fonbox, on January 31, 2000, we purchased an additional 1,000,000 newly issued shares of Series A preferred stock of Fonbox for $1.0 million. In addition, in connection with our exercise of this option, we acquired 350,000 shares of common stock of Fonbox from each of Spydre Zeta L.L.C. and NetProvide Ltd. in exchange for an aggregate of 27,860 shares of our common stock. As of February 29, 2000, the we own approximately 31% of the capital stock of Fonbox.



    Fonbox is a development stage company which offers Internet based communications solutions for the Portuguese-speaking and Spanish-speaking market in Latin America and abroad. They intend to exploit cross messaging, natural language access, and phone-based Internet access technologies through their Lineabox (www.lineabox.com), unified messaging product. Fonbox currently offers Internet fax services in Miami and Sao Paolo, Brazil. Our chief executive officer is a member of the board of directors of Fonbox.



Callrewards



      On February 11, 2000, we acquired 750,000 shares of Series A-1 convertible preferred stock of Callrewards for $750,000 which represents 30% of the outstanding capital stock of Callrewards. Under our agreement with Callrewards, we are obligated to purchase shares of Series A-2 convertible preferred stock of Callrewards, which on the date of purchase will be convertible into 20% of the ownership interest in Callrewards on a fully-diluted basis, for $1.0 million when Callrewards has at least 100,000 active users. We are obligated to purchase shares of Series A-3 convertible preferred stock of Callrewards, which on the date of purchase will be convertible into 20% of Callrewards on a fully-diluted basis, for $2.5 million when Callrewards has at least 250,000 active users.

      Callrewards owns and operates the Callrewards.com(TM) Website. Callrewards is a development stage company that intends to derive revenues from advertising and e-commerce transactions. Callrewards is integrating loyalty-based marketing programs with advertising, all over a private Conveyance Network. Callrewards intends to offer its users free long distance telephone calls straight from their PC to a telephone anywhere in the world in exchange for agreeing to view advertising and receive targeted e-mail.



Launch Center 39



      On January 27, 2000, we acquired 100,000 Series A Preferred Units of Launch Center 39, representing approximately 2.1% of the equity and voting interests of Launch Center 39, for $1.0 million.



      Launch Center 39 is a full service incubator which provides a series of services for launching Internet and new media companies. These services include a unique combination of funding, strategic advice and business development, shared legal, financial and other professional services, shared infrastructure, and partnerships for strategic recruiting. These services can be leveraged across all the companies being serviced by Launch Center 39 in order to provide substantial benefits and economies of scale for all early stages of growth. This incubator model enables Launch Center 39 to rapidly validate entrepreneurial ideas, create "instant companies," closely supervise the initial growth of these companies, and graduate the businesses through a first round of external venture financing. In return, Launch Center 39 obtains a significant equity stake in these companies at an attractive valuation and has greater control over continued funding than a traditional venture capital or angel fund.



OUR STRATEGY



Our strategy involves the following components:



    o Develop and operate our existing majority owned Internet and communications companies;



    o Acquire, or take strategic minority positions in, other Internet and communications companies; and



    o Promote opportunities for synergistic business relationships among the Internet and communications companies that we own or invest in.



    This strategy is generally referred to as creating an "Econet." Our goal is to become a leading communications "Econet." Our Econet strategy is focused on three main "vertical" segments and two "horizontal" segments. Our strategy can be graphically displayed as follows:

                                [GRAPHIC OMITTED]




           Our subsidiaries and affiliates may operate in multiple "vertical" or "horizontal" spaces.



Networks



In the communications industry, the term "network" refers to an integrated electronic system composed of switching equipment and transmission links designed to provide transportation, direction and management of information for specific media. The Internet is comprised of many interconnected networks which use common approaches called "protocols" which define information coding, software, routing and switching requirements to achieve interconnected data transmission. We believe that the Internet has become a medium of mass-communications because of its ability to transmit data between tens of millions of end points, especially personal computers and office desk-top computers. In a further phase of its development, software has been developed which makes possible voice communications over the Internet, and the Internet has become a rapidly growing medium of voice as well as data communication.



The public switched telephone network (the "PSTN") is a second example of a network. The PSTN is comprised of the combination of switching, routing and transmission equipment which provide conventional voice telecommunications services. The PSTN offers levels of reliability, convenience and quality that consumers and businesses expect when they make ordinary phone calls.



Both the Internet and the PSTN utilize digital transmission technologies.



We believe that there is a trend in the communications industry to integrate the data transmission capabilities of the Internet with the quality and a convenience associated with the PSTN. This trend is called convergence, and network which can offer converged service is called a Convergence Network. We utilize a Convergence Network because such a network can carry high volumes of voice, data, and Internet traffic as well as video and fax traffic at low cost. We believe that a Convergence Network also makes possible more effective exchange of data and voice traffic between the Internet and the PSTN. We believe that these advantages arise because of the high volume of digital information that can be transmitted over a Convergence Network compared to conventional Internet networks or the PSTN. In addition Convergence Networks offer the potential elimination of duplicate networks for the consumer. We have deployed a network which also incorporates Asynchronous Transfer Mode ("ATM") technology which is designed to handle streams of digital information from a wide range of media. (See the Glossary for a definition of ATM). As transmission capacity, the Internet, and the PSTN expand, we believe that Convergence Networks, such as ours, will play an increasingly important role in communications as the best means of multi-media transmission. We believe that Convergence Networks are central to our Econet strategy because our network companies provide facilities and services that can be utilized by all of our subsidiaries and affiliates.

        We consider Axistel, e.Volve, Fonbox and Callrewards to be network businesses because they each own and operate Convergence Networks and provide their customers with access to those Convergence Networks as part of their service and product offerings.



Enabling Technologies



        Enabling technologies are hardware and software products and applications that facilitate communications services over the Internet and over private Convergence Networks. We view the licensing, ownership and development of enabling technologies as vital to our strategy because enabling technologies:



        o enhance our ability to customize services to meet customer demands and requirements;



        o   allow us to improve the speed and efficiency or our networks;



        o   provide new applications and products to our customers; and



        o   are a means to support all of our subsidiaries and affiliates.



        Both PhoneFree.com and Innovative Calling Technologies provide enabling technologies.



Network User Interfaces



        Network user interface businesses provide us with the opportunity to reach customers and offer them our services and products. We believe that owning, developing and investing in companies that provide network user interfaces will allow our subsidiaries and affiliates to:



        o   develop relationships with end-users;



        o   enhance our ability to bundle and cross-sell products and services;
            and



        o   create customer loyalty.



        PhoneFree.com, Fonbox and Callrewards all provide network user interfaces. We intend to create alliances with these affiliates to provide our communication services to customers, but have not done so to date.



Support Services and Accelerators



        As part of our strategy, we may own or invest in companies that provide support services to Internet and communications businesses. Support services may include web design and consulting, ad serving or online marketing. We believe that companies offering support services:



        o enhance the ability of our other companies to organically grow their operations and customer bases; and



        o facilitate the development of products and services that enhance customer experiences and loyalties.



        As of March 7, 2000, we have not developed, acquired or invested in any companies that provide support services.



        We may also invest in "accelerators" or "incubators", which are companies that provide various degrees of strategy, guidance, funding and services to start-up businesses. We believe that accelerators and incubators can provide us with the opportunity to invest indirectly in promising start-up companies that we might not otherwise obtain. As of March 7, 2000, our only investment in an accelerator or incubator is our investment in Launch Center 39.

COMPETITION



    We have several public and private competitors who have or are establishing Econets. These competitors include CMGI, Inc., Internet Capital Group, Rare Medium Group, idealab, eCompanies and Divine Interventures. To date only
CMGI has announced plans to directly enter the communications field, through a strategic alliance with Pacific Century Cyberworks and through a new investment fund called @Ventures Technology Fund. We also face competition for new acquisitions and investments from hundreds of venture capital and private equity funds. While it is difficult to generalize competitive factors in this market, we believe that we compete on the following factors:



        o   acquisition price or valuation;



        o   perceived value of having our company as an investor;



        o   ability to close transactions quickly; and



        o   reputation of our principals.



    Many of our competitors have significantly greater capital resources and human resources than we do which may allow them to analyze and effect more transactions then we can. Our competitors generally have longer operating histories and well known reputations, which could give them an advantage in terms of developing more promising acquisition and investment opportunities and persuading sellers of businesses or entrepreneurs to choose them over us in a competitive situation. While we feel that we currently have a "first-mover" advantage in assembling a publicly-traded communications Econet, we may not be able to maintain that advantage for very long.



    Our subsidiaries and affiliates generally compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, primarily on the basis of the following factors:



        o   breadth of geographic presence;



        o   ease of integration;



        o   ability to offer turnkey solutions;



        o   price;



        o   performance;



        o   flexibility;



        o   customer service;



        o   scalability;



        o   reliability; and



        o   network quality and capacity.



    There are low barriers to entry to new or existing businesses seeking to offer IP telephony or other services over Convergence Networks. As a result, our business environment is intensely competitive, highly fragmented and rapidly changing. Competition can come from many sources and may be focused on different segments of our business.



    The market for voice, Internet, data, fax, e-mail and video services is highly competitive. We face competition from a variety of sources, including domestic and international carriers, large ISPs, and Internet companies such as AOL, with more resources, longer operating histories and more established positions in the Internet and communications marketplace. We also compete with small companies who have focused primarily on IP telephony. A number of these competitors may merge or form strategic partnerships. As a result, certain of these competitors may be able to offer, or bring to market earlier, products or services that are superior to our own in terms of features, quality, pricing or other factors. Our failure to compete successfully in any of the markets in which we compete could have a material adverse effect on our business, prospects, results of operations or financial condition or on the price of our common stock. We also expect that the ability to offer enhanced service capabilities, including new services, will become an increasingly important competitive factor in the near future.


Telecommunications Companies and Long Distance Providers


    Large carriers around the world, such as British Telecom and Deutsche Telecom, have started to deploy packet-switched networks for voice and fax traffic. These carriers have substantial resources and have large budgets available for research and development. In addition, several companies, many with significant resources, such as MCI Worldcom, Level 3 and Qwest Communications, are building fiber optic networks, primarily in the United States, for IP telephony traffic. These networks can be expected to carry voice and fax and these newer companies may expand into international markets.



Internet Telephony Service Providers



    A number of companies have started IP telephony operations in last few years. AT&T Clearinghouse, GRIC Communications and IXC Communications sell international voice and fax over the Internet and compete directly with us. Other IP telephony companies, including Net2Phone, deltathree.com, and PhoneFree.com are currently focusing on the retail market and personal computer-based IP telephony, but may compete with us in the future.
Although we own approximately 16% of the outstanding capital stock of PhoneFree.com, we do not have any significant control over PhoneFree.com and have not entered into a non-competition agreement with PhoneFree.com. While we may compete with PhoneFree.com, PhoneFree.com does not own or operate its own networks, nor does it provide services to carriers. We believe that our ownership position in PhoneFree.com may provide us with opportunities to provide services to PhoneFree.com, such as call completion, customer management and network traffic management.


GOVERNMENT REGULATION


Regulation of Internet Telephony



    UNITED STATES GOVERNMENT REGULATION OF THE INTERNET AND INTERNET TELEPHONY. We believe that under United States law the Internet-related services that we provide constitute information services, rather than telecommunications services. As such, our services are not currently regulated by the Federal Communications Commission or state agencies responsible for regulating telecommunications carriers (although aspects of our operations may be subject to state or federal regulation such as regulations governing universal service funding, confidentiality of communications, copyright, and excise taxes). However, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Therefore, we cannot be sure that Internet-related services such as ours will not be regulated in the future. Increased regulation of the Internet may slow its growth by negatively impacting the cost of doing business over the Internet. This would materially adversely affect our business, financial condition and results of operations.



    We also cannot be sure that IP telephony will continue to be lightly regulated by the FCC and state regulatory agencies. Although the FCC has determined that, at present, information service providers, including IP telephony providers, are not telecommunications carriers; however, we cannot be certain that this position will continue. On April 10, 1998, the FCC issued its report to Congress concerning the implementation of the universal service provisions of the Telecommunications Act. In the report, the FCC indicated that it would examine the question of whether certain forms of phone-to-phone IP telephony are information services or telecommunications services. The FCC noted that it did not have, as of the date of the report, an adequate record on which to make a definitive pronouncement, but that the record suggested that certain forms of phone-to-phone IP telephony appear to have the same functionality as non-Internet telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulation as telecommunications services, the FCC may require providers of IP telephony services to make universal service contributions, pay access charges or be subject to traditional common carrier regulation. It is also possible that PC-to-phone and phone-to-phone services may be regulated by the FCC differently. In addition, the FCC sets the access charges on traditional telephony traffic and if it reduces these access charges, the cost of traditional long distance telephone calls will probably be lowered, thereby decreasing our competitive pricing advantage.




    Changes in the legal and regulatory environment relating to the Internet connectivity market, including regulatory changes which affect telecommunications costs or that may increase the likelihood of competition from the regional Bell operating companies or other telecommunications companies, could increase our costs of providing service. For example, the FCC recently has determined that subscriber calls to Internet service providers should be classified for jurisdictional purposes as interstate calls. This determination could affect a telephone carrier's costs for provision of service to these providers by eliminating the payment of reciprocal compensation to carriers terminating calls to these providers. The FCC has pending a proceeding to encourage the development of cost-based compensation mechanisms for the termination of calls to Internet service providers. Meanwhile, state agencies will determine whether carriers receive reciprocal compensation for these calls. If new compensation mechanisms increase the costs to carriers of terminating calls to Internet service providers or if states eliminate reciprocal compensation payments, the affected carriers could increase the price of service to Internet service providers to compensate, which could raise the cost of Internet access to consumers.



    In addition, although the FCC to date has determined that providers of Internet services should not be required to pay interstate access charges, this decision may be reconsidered in the future. This decision could occur if the FCC determines that the services provided are basic interstate telecommunications services and no longer subject to the exemption from access charges that are currently enjoyed by providers of enhanced services. Access charges are assessed by local telephone companies to long-distance companies for the use of the local telephone network to originate and terminate long- distance calls, generally on a per minute basis. The FCC has stated publicly that it would be inclined to hold the provision of phone-to-phone Internet protocol telephony to be a basic telecommunications service and therefore subject to access charges and universal service contribution requirements. In a Notice of Inquiry released September 29, 1999, the FCC again asked for comments on the regulatory status of IP telephony. Specifically, the FCC asked commentators to address whether IP telephony service generally, and phone-to-phone service in particular, may be regulated as a basic telecommunications service. If the FCC concludes that any or all IP telephony should be regulated as basic communications service, it eventually could require that IP telephony providers must contribute to universal service funds and pay access charges to local telephone companies. The imposition of access charges or universal service contributions would substantially increase our costs of serving Internet access customers.

    INTERNATIONAL GOVERNMENT REGULATION OF THE INTERNET AND INTERNET TELEPHONY. We provide our services in various countries in Europe, Asia, Latin America, and the Middle East. The regulatory treatment of Internet and other communications services in these countries varies widely and is subject to constant change. Some countries currently impose little or no regulation on IP telephony, as in the United States. Conversely, other countries that prohibit or limit competition for traditional voice telephony services generally do not permit
IP telephony or strictly limit the terms under which it may be provided.
Still other countries regulate IP telephony like traditional voice telephony services or determine on a case-by-case basis whether to regulate
IP telephony as a voice service or as another telecommunications service. Finally, in many countries, IP telephony has not been addressed by legislation or the regulatory authorities. The varying and constantly changing regulation of IP telephony in the countries in which we currently provide or may provide services may materially adversely affect our business, financial condition and results of operations.



    We provide our services in other countries in which the regulatory status of IP telephony is unclear or in the process of development, and in countries in which regulatory processes are not as transparent as in the United States. Changes in the regulatory regimes of these countries that have the effect of limiting or prohibiting IP telephony, or that impose new or additional regulatory requirements on providers of such services, may result in our being unable to provide service to one or more countries in which we currently operate. That result could materially adversely affect our business, financial condition and results of operations.



    In addition, as we expand into additional foreign countries, such countries may assert that we are required to qualify to do business in the particular foreign country, that we are otherwise subject to regulation or that we are prohibited from conducting our business in that country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so, or to comply with foreign laws and regulations, would materially adversely affect our business, financial condition and results of operations, including by subjecting us to taxes and penalties and/or by precluding us from, or limiting us in, enforcing contracts in such jurisdictions. Likewise, our customers may be or become subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, or to cease from conducting business in that country. We cannot be certain that our customers are currently in compliance with regulatory or other legal requirements in their respective countries, that they will be able to comply with existing or future requirements, and/or that they will continue in compliance with any requirements. The failure of our customers to comply with these requirements could materially adversely affect our business, financial conditions and results of operations.


Regulation of the Internet

    Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally. The European Union has also enacted several directives relating to the Internet, one of which addresses online commerce. In addition, federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate the Internet. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition.

    The Federal Trade Commission (the "FTC") has adopted regulations regarding the collection and use of personal identifying information obtained from minors when accessing Websites, and may adopt additional online privacy regulations. These regulations may include requirements that companies establish certain procedures to disclose and notify users of privacy and security policies, obtain consent from users for certain collection and use of information and to provide users with the ability to access, correct and delete personal information stored by the company. These regulations may also include enforcement and redress provisions. There can be no assurance that we will adopt policies that conform with any regulations adopted by the FTC. Moreover, even in the absence of those regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide highly targeted opportunities for advertisers and electronic commerce marketers. Any of these developments would materially adversely affect our business, results of operations and financial condition.


    The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect United States companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect the activities of entities such as us that engage in data collection from users in European Union member countries.

INTELLECTUAL PROPERTY


         We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We pursue the registration of our trademarks and service marks in the United States and have applied for the registration of certain of our trademarks and service marks. AxisTel has applied for registration of the names "AxisTel" and "Global Telephony Xchange Service", but has not completed the registration process. However, we have never filed any application to protect the name "eVentures" and do not currently have any patents or other material intellectual property. Additionally, the name "eVentures" is generic in nature and we may not be able to protect it. We do not own the domain name eVentures.com, which is being used by a business that is soliciting business plans, capital and advisors for start-up companies. We have notified that company of the potential confusion and we intend to attempt to fully enforce whatever rights we may have to protect our name.


EMPLOYEES


    As of March 7, 2000, we had 35 full-time employees and one part-time employee. We also employ a limited number of independent contractors and temporary employees on a periodic basis. Our employees are not represented by a labor union and we consider our labor relations to be good.


THE REORGANIZATION TRANSACTIONS


    Prior to September 22, 1999:



    Mick Y. Wettreich, our then controlling shareholder owned 10,145,830 shares of our common stock, representing approximately 98.3% of our outstanding common stock;



    Each of IEO Holdings Limited and Infinity Investors Limited owned (i) 1,200 shares of common stock of e.Volve, representing one-third of the outstanding common stock of e.Volve, (ii) a 50% interest in e.Volve debentures in an aggregate principal amount of $8.0 million and (iii) a warrant to purchase 170 shares of e.Volve common stock;

    IEO Holdings Limited owned (i) one Class B Convertible Share of AxisTel,
    (ii) a promissory note of AxisTel in the aggregate principal amount of $3.5 million and (iii) a warrant to purchase 1,499 Class A Common Shares of AxisTel for $3.5 million. Immediately prior to our reorganization, IEO Holdings Limited surrendered the promissory note as consideration for the exercise of the warrant, and converted the Class B Convertible Share into a Class A Common Share. As a result, immediately prior to our reorganization, IEO Holdings Limited owned 1,500 Class A Common Shares of AxisTel, representing 50% of the outstanding equity interest in AxisTel;



    IEO Holdings Limited owned 1,832,880 shares of common stock of PhoneFree.com, representing approximately 17% of the outstanding equity interest in PhoneFree.com;



    IEO Investments Limited and Infinity Emerging Subsidiary Limited owned all of the equity interests of IEO Holdings Limited;



    the remaining shares of e.Volve and AxisTel were held by persons and entities unrelated to Mick Y. Wettreich or the Infinity Entities; and



    none of the Infinity Entities owned any shares of our common stock.



    See the chart below for a description of our ownership structure on September 22, 1999, immediately prior to the reorganization.



                                    [CHART]



    In September and October 1999, we consummated our reorganization pursuant to the terms of an Agreement and Plan of Reorganization dated September 22, 1999 and an Agreement and Plan of Exchange dated as of October 19, 1999. In connection with our reorganization, the following transactions occurred:



    Infinity Investors Limited, IEO Investments Limited and Infinity Emerging Subsidiary Limited purchased 2,317,193 shares, 3,422,552 shares and 2,515,255 shares, respectively, of our common stock, from Mick Y. Wettreich for at a purchase price of approximately $0.02353 per share or an aggregate of

$194,235. In addition, the former President of e.Volve, Steve Loglisci, the Chief Financial Officer of e.Volve, Trevor Huffard, and one of the executive officers appointed as part of our reorganization, Stuart Chasanoff, purchased 150,000 shares, 50,000 shares and 45,000 shares, respectively, of our common stock from Mick Y. Wettreich on the same terms and conditions.



    IEO Holdings Limited merged with and into eVentures Holdings, L.L.C. We issued as merger consideration to IEO Investments Limited and Infinity Emerging Subsidiary Limited, the two shareholders of IEO Holdings Limited, 8,393,648 and 6,168,545 shares of our common stock, respectively.



    We issued 5,682,807 shares of our common stock to Infinity Investors Limited in exchange for its contribution to eVentures of its shares of e.Volve common stock, its warrant to purchase shares of e.Volve common stock and its interest in the e.Volve debentures to eVentures.



    We issued an aggregate of 6,381,000 shares of our common stock to the shareholders of AxisTel, other than IEO Holdings Limited, in exchange for their contribution to eVentures of their stock in AxisTel.



    We issued an aggregate of 5,831,253 shares of our common stock to the shareholders of e.Volve, other than IEO Holdings Limited and Infinity Investors Limited, in exchange for their contribution to eVentures of their e.Volve common stock.



    We determined the number of shares to be issued to each participant in the reorganization after consideration of the relative values of each of the entities involved and arm's-length negotiations with the shareholders of e.Volve and AxisTel (other than the Infinity Entities).



    Our decision to effect the reorganization was based on the following factors:



        o We believed that we could create the first publicly-traded company with a strategy of creating a communications Econet;



        o We believed that effecting the reorganization could enhance our ability to raise capital and broaden the base of our potential investors; and



        o We believed that our investors would be best served by combining with AxisTel and e.Volve and acquiring an interest in PhoneFree.com through the reorganization.

    See the chart below for a description of our ownership structure following the completion of our reorganization.



                                    [CHART]



    As a result of our reorganization, we own all of the issued and outstanding equity interests in e.Volve and AxisTel, and, after giving effect to recent dilution, own approximately 16% of the outstanding shares of PhoneFree.com. In connection with our reorganization, all of the warrants to purchase shares of e.Volve common stock owned by IEO Holdings Limited and Infinity Investors Limited were canceled and the e.Volve debentures were recharacterized as intercompany indebtedness.



    Following our reorganization, the Infinity Entities owned an aggregate of 28,500,000 shares of our common stock, representing 64.1% of the then outstanding shares of our common stock, and became our controlling stockholders, and Mick Y. Wettreich owned 1,645,830 shares of our common stock, representing approximately 3.6% of our then outstanding common stock. Infinity Investors Limited also purchased 500,000 shares of our common stock in a private placement of our common stock on September 28, 1999.



    As of March 7, 2000, the Infinity Entities owned an aggregate of 29,000,000 shares of our outstanding common stock, representing approximately 61.4% of our outstanding shares of common stock.



    Upon the consummation of our reorganization, Daniel L. Wettreich, Mick Y. Wettreich's brother, resigned as our sole director and the Infinity Entities appointed Messrs. Fred A. Vierra, Clark K. Hunt, Olaf Guerrand-

Hermes, Mark R. Graham and Barrett N. Wissman to serve on our board of directors. Information about these individuals appears on pages 41 through 43 of this Form 10/A. Also, Daniel L. Wettreich resigned as our president, and the following persons were appointed as our officers:


               Fred Vierra                  -Chairman of the Board

               Barrett N. Wissman           -President and Chief Executive Officer

               Stuart Chasanoff             -Vice President of Business Development,
                                             General Counsel and Secretary

               John Stevens Robling, Jr.    -Vice President and Chief Financial Officer

               Samuel Litwin                -Managing Director of Communications Holdings

               Mitchell Arthur              -Managing Director of Communications Holdings


    Information about these persons appears on pages 43 and 44 of this Form
10/A.


RISK FACTORS

    Investors considering acquiring shares of our common stock should consider carefully risks associated with our forward-looking statements, as well as the following investment considerations.


Cautionary Statement Concerning Forward-Looking Statements



    We have made forward-looking statements in this Form 10/A that are subject to risks and uncertainties. These statements generally include the words "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. These statements reflect our current views with respect to future events that are subject to certain risks, uncertainties and assumptions, including without limitation any statements regarding the following: market opportunities, strategies, competition, expected activities, additional financing, strategic alliances and projected expenditures. If one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those described in this Form 10/A. We cannot assure our investors that the anticipated results will occur, that these judgments or assumptions will prove correct or that unforeseen developments will not occur.



RISK FACTORS RELATING TO OUR COMPANY



We Have Never Made A Profit And May Never Generate A Profit



    We have incurred operating losses of $3.6 million and $9.5 million for the fiscal year ended June 30, 1999 and the six months ended December 31, 1999, respectively, and had an accumulated deficit of $19.3 million as of December 31, 1999. We may continue to incur operating losses in the future while we expand and build our business. If these operating losses continue, we may not have enough money to grow our business or execute our strategy.



We Have A Limited Operating History



    Although we have been in existence since 1987, our business operations were immaterial before our reorganization. We have had no material assets or operations, except for the interests in AxisTel, e.Volve, Innovative Calling Technologies and PhoneFree.com obtained in the reorganization, the November 1999 and January 2000 investments in Fonbox, the January 2000 investment in Launch Center 39 and the February 2000 investment in Callrewards. All of these companies were recently formed and have limited operating histories.

Our Success Depends On Our Implementation Of An Unproven Business Model



    Our Econet strategy is a relatively new and unproven strategy. We may not be able to accurately predict the effects of synergies among our subsidiaries and affiliates, and we may not be able to maximize the synergies that do exist. Creating an Econet can be difficult because our degree of influence over the businesses of wholly or majority owned subsidiaries is much stronger than our influence over affiliates that are not majority owned, and we may not be able to structure appropriate strategic relationships due to this potential conflict of interest. Furthermore, our network business is based primarily on our ability to provide services to other communications providers. If we cannot implement those relationships, we will have to develop other distribution channels for our services, which could prove difficult or impossible.



We Depend On Two Suppliers And One Principal Customer



    We depend on a select group of suppliers and customers. If we cannot maintain these relationships on favorable terms, or if these relationships terminate, we would have to enter into new relationships. We may not be able to replace any of our suppliers or customers on reasonable terms, if at all. Our customers may discontinue their use of our services at any time, and without notice. Therefore, in any given quarter, we would lose a significant amount of revenue if we lost a major customer. For example, since a majority of our business is dependent on Qwest, we would suffer adverse financial consequences should we lose our business with Qwest. If we cannot replace these important relationships, we could lose business, which may adversely affect our revenues. Even if we replace any relationships or enters into new relationships, we may incur increased costs in order to pay for these relationships.



    These other parties may not regard their relationship with us as important to their business. Therefore, they could elect to terminate their relationship with us in the future or develop competitive services.



We Will Not Control Some Of The Companies In Which We Invest



    We hold approximately 16% of the outstanding stock of PhoneFree.com, 31% of the outstanding equity interests in Fonbox, 30% of Callrewards, 50% of Innovative Calling Technologies and 2% of Launch Center 39. We do not control the management or policies of these companies. Although we have representation on the board of directors of PhoneFree.com, Fonbox, Innovative Calling Technologies and Callrewards, no assurance can be given that our representatives will be able to influence their future directions in a manner which results in increased value to us through achieving operating synergies or from our minority ownership interests.



We May Not Be Able To Obtain Financing For Our Capital Needs



    Unless we are able to generate cash from operations or raise capital from outside investors, we may exhaust our existing cash resources for capital expenditures, investments and working capital within twelve months. Even if we do generate cash from operations and/or raise additional capital, we may not have enough money to continue operations, primarily because, due to our limited operating history and the nature of the Internet industry, our future capital needs are difficult to predict. In any event, we may require additional capital to fund any of the following:



    o   continued operating losses;



    o   sales, marketing and advertising;



    o   maintenance and expansion;



    o   research and development;


    o   unanticipated opportunities;

    o   strategic investments; and

    o   strategic alliances.


    We cannot assure our investors that adequate levels of additional financing will be available at all or on acceptable terms. Any additional financing could involve the issuance of securities with rights superior to those of our common stockholders. The issuance of additional securities could also result in significant dilution to our existing stockholders. If we are unable to raise additional capital, our growth and development could be impeded. If we do not have sufficient capital, we may not be able to take advantage of growth opportunities, respond to competitive pressures or pursue our business strategy.



We May Not Have Opportunities To Acquire Interests In Additional Companies



    We may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:



    o a failure to agree on the terms of the acquisition, such as, the amount or price of our acquired interest;



    o   incompatibility between us and management of the company;



    o   a lack of capital to acquire an interest in the company; and



    o   the unwillingness of the company to partner with us.



    If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.



Our Success Depends On Our Management Of Growth And Our Integration Of The Businesses We Acquire



    We are in essence a new company formed by the combination of two separate and distinct businesses with separate and distinct management teams: AxisTel and e.Volve. We are faced with significant integration issues with respect to these businesses and their management teams. We may not be successful in integrating these management teams, and we may not be able to hire and retain the quality of personnel we need to sustain our business. To the extent that we continue to grow internally or through strategic alliances, we will be faced with many risks, including risks associated with the establishment of new operations, Websites and personnel; the diversion of resources from our existing businesses; and our management's ability to manage increased traffic on our networks.



    The reorganization has resulted in significant growth of our operations. This growth has and will continue to place a significant strain on our managerial, operational and financial resources. This strain will only increase as we continue to implement our strategy of creating a communications Econet. To manage this growth, we will be required to implement and improve our operating and financial systems and controls, and to expand, train and manage our employee base. We will be dependent upon our management to assume and perform the management functions formerly performed by management of each of the parties to the reorganization. To the extent that our management is unable to assume or perform these combined duties, our business, results of operations and financial condition could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future. In addition, the integration of the acquired entities and their operations will require our management to make and implement a number of strategic and operational decisions. The timing and manner of the implementation of these decisions will materially impact our business operations.

RISK FACTORS RELATED TO OUR INDUSTRY



Our Business May Be Impeded By Proposed Governmental Regulations Regarding The Internet



    The legal and regulatory environment that pertains to the Internet is uncertain and is changing rapidly as the use of the Internet increases. For example, in the United States, the FCC is considering whether to impose surcharges or additional regulations upon certain providers of IP telephony.



    In addition, regulatory treatment of Internet telephony outside the United States varies from country to country. There can be no assurance that there will not be interruptions in Internet telephony in these and other foreign countries or that we will be able to return to the level of service we had in each of these countries prior to any interruptions. To the extent we are unable to provide a global network, we may be unable to provide critical services to our customers and to our subsidiaries and affiliates. Failure to provide these services could negatively affect our revenue and our ability to execute our business strategy.


    New regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely effect our customer base and our revenue. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our products and services and limit the growth of our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. See "Business - Government Regulation." New and existing laws may cover issues that include:

    o   sales and other taxes;

    o   access charges;

    o   user privacy;

    o   pricing controls;

    o   characteristics and quality of products and services;

    o   consumer protection;

    o contributions to the universal service fund, an FCC-administered fund for the support of local telephone service in rural and high cost areas;

    o   cross-border commerce;

    o   copyright, trademark and patent infringement; and

    o   other claims based on the nature and content of Internet materials.


We Must Recruit And Retain Key Management And Technical Personnel To Be Competitive



    Our success depends to a significant extent on the continued contributions, experience and knowledge of our senior management team and key technical and marketing personnel. Our success also depends upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel both at the holding company and for our subsidiaries. Competition for these types of personnel is intense. No assurance can be given that we will be able to successfully attract, assimilate or retain a sufficient number of qualified personnel. If we cannot attract and retain these key personnel, we may not be able to effectively operate our business or oversee our investments, which could impair our ability to create value for our stockholders and other investors.

We Must Successfully Adapt To Evolving Technology Trends And Industry Standards



    Our success, in part, depends upon our ability to develop and provide new services that meet customers' changing requirements. The Internet service industry has been characterized by significant technological changes, frequent new system and product enhancements, evolving industry standards and changes in customer needs that have had and will continue to have a significant impact on the industry and industry participants. While the communications industry has moved at a relatively moderate pace, we believe that most carriers are adopting new technologies and that the communications industry will take on characteristics similar to the Internet service industry in the near future. New technologies and standards could render existing systems obsolete and ultimately result in lost revenues. Our future success will depend, in part, on our ability to effectively use leading technologies, continue to develop our technological expertise, enhance our current and planned services, develop and implement new services that meet changing customer needs, anticipate changes and influence and respond to emerging industry standards and other technological changes on a timely and cost effective basis. No assurance can be made that we will keep pace with ever changing technological trends and evolving industry standards.



We Must Successfully Adapt To The Evolution Of Our Market



    The market for Internet-based products and services has only recently begun to develop. This market is rapidly evolving and is speculative in nature. Our market is typical for a new and rapidly evolving industry, and demand and market acceptance for our services are subject to a high level of uncertainty and risk. Our business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet-based products and services. Some of the risks include our ability to design, build, operate and expand our communication networks; create awareness of our brand, products and services; obtain strategic relationships and alliances; effectively compete with existing and unforeseen competitors; and develop products and services to meet the evolving needs of our customers.



We Must Successfully Counter Strong Competition From Anticipated And Unforeseen Competitors



    We believe that the primary competitive factors in providing communication products and services via the Internet include name recognition, variety of value-added products and services, ease of use, pricing, quality of service, availability of customer support, reliability, technical expertise and experience. Our success will depend upon our ability to provide quality, reliable communications services to our customers, along with cutting-edge technology and value-added Internet products and services. Our failure to compete successfully could have a material adverse effect on our business, results of operations and financial condition. Many of our potential competitors in the Internet and communication businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than we do. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of their products or services. We cannot assure our investors that we will be able to successfully compete.



    Additionally, since our Econet strategy envisions acquisitions and investments as an ongoing component, competition for acquisition and investment opportunities presents a substantial risk. We cannot be certain that enough attractive companies exist, that if they exist they will come to our attention, or that, if they come to our attention, one of our competitors will not seize the opportunity and prevent us from completing a transaction. If we cannot effectively compete in the market for acquisitions and venture capital investments we may not be able to execute our Econet strategy.



Our International Operations Expose Us To Fluctuations In Foreign Currencies And Political Instability


    We intend to build on our current relationships in Syria, Mexico, India, Sri Lanka and other countries and to expand our existing operations outside of the United States. International operations are subject to inherent risks, including:

    o   potentially weaker protection of intellectual property rights;

    o   political instability


    o   unexpected changes in regulations and tariffs


    o   varying tax consequences; and

    o   fluctuations in exchange rates.

    In particular, because our agreements with our Mexican suppliers are denominated in Mexican pesos, we may be exposed to fluctuations in the Mexican peso, as well as to downturns in the Mexican economy, all of which may adversely affect our profitability.


We Are Subject To Downward Pricing Pressures And A Continuing Need To Renegotiate Overseas Rates Which Could Delay Or Prevent Our Profitability



    As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers for call completion on our network. If this downward pricing pressure continues, we cannot assure you that we will be able to offer IP telephony services at costs that are lower than the costs of traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country would have a material adverse effect on our ability to operate our network and business profitably.



If The Internet Does Not Continue To Grow As A Medium For Communications, Our Business Will Suffer



    The technology that allows communications over the Internet is still in its early stages of development. Historically, the sound quality of Internet calls was poor. However, as the industry has grown, sound quality has improved, but the technology requires additional refinement. Additionally, the Internet's capacity constraints may impede the acceptance of IP telephony. Callers could experience delays, errors in transmissions or other interruptions in service. Placing telephone calls over the Internet must also be accepted as an alternative to traditional telephone service. Since the IP telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our opportunity for profitability will be harmed.



Our Business Will Not Grow Without Increased Use Of The Internet



    The use of the Internet as a commercial marketplace is at an early stage of development, Demand and market acceptance for recently introduced products and services over the Internet are still uncertain. We cannot predict whether customers will be willing to shift their traditional activities online. The Internet may not provide to be a viable commercial market place for a number of reasons, including:



    o   concerns about security;



    o   inconsistent quality or speed of service;



    o   Internet congestion;

    o   potentially inadequate development of the necessary infrastructure; and



    o   lack of cost-effective, high-speed access.



    If the use of the Internet as a commercial marketplace does not continue to grow, we may not be able to grow our customer base, which may prevent us from achieving profitability.



Our Computer Systems And Operations May Be Vulnerable To Security Breaches



    Our computer infrastructure is potentially vulnerable to physical or electronic computer viruses, break-ins and similar disruptive problems and security breaches which could cause interruptions, delays or loss of services to our users. We believe that the secure transmission of confidential information over the Internet, such as credit card numbers, is essential in maintaining user confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new technologies or other developments could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. As of this date, we have not experienced security breaches of which we are aware. However, we cannot guarantee you that our security measures will prevent security breaches in the future.



Our Network May Not Be Able To Accommodate Our Capacity Needs



    We expect the volume of traffic we carry over our network to increase significantly as we expand our operations and service offerings. Our network may not be able to accommodate this additional volume. In order to ensure that we are able to handle additional traffic, we may have to enter into long-term agreements for leased capacity. To the extent that we overestimate our capacity needs, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenues. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity from more expensive sources. If we are unable to maintain sufficient capacity to meet the needs of our users, our reputation could be damaged and we could lose users.



We Face A Risk Of Failure Of Computer And Communications Systems Used In Our Business



    Our business depends on the efficient and uninterrupted operation of our computer and communications systems as well as those that connect to our network. We maintain communications systems in Jersey City, New Jersey, Kansas City, Kansas, Miami, Florida and Mexico City, Mexico. Our systems and those that connect to our network are subject to disruption from natural disasters or other sources of power loss, communications failure, hardware or software malfunction, network failures and other events both within and beyond our control. Any system interruptions that cause our services to be unavailable, including significant or lengthy telephone network failures or difficulties for users in communicating through our network or portal, could damage our reputation and result in a loss of users.



RISK FACTORS RELATED TO OUR COMMON STOCK



Our Common Stock Has A Limited Trading History And An Illiquid Market


    There has only been a limited public market for our common stock. We cannot predict the extent to which an active trading market will develop or how liquid that market might become. The price of our common stock issued in the reorganization may not be indicative of prices that will prevail in the trading market.


The Infinity Entities Own A Majority Of Our Common Stock And Have Plans For The Company That May Be Different From Those Of Other Holders Of Our Stock

    The Infinity Entities own a majority of our shares of capital stock. The Infinity Entities, therefore, may exercise significant control over our business, policies and affairs and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, all in a manner that could conflict with the interests of other shareholders.


We Do Not Plan To Pay Dividends On Our Capital Stock



    We have never paid a dividend on our capital stock and do not expect to pay dividends in the future. We anticipate that we will retain any earnings used in the development of new services or the expansion of business operations. There can be no assurance that we will ever recognize a gain from our business operations or pay a dividend on our capital stock.



Shares Of Our Common Stock Eligible For Future Sale May Decrease The Price Of Our Common Stock



    We have a significant number of shares available for future sale. As of March 7, 2000, we had 45,799,832 shares of common stock outstanding, 507,246 shares of common stock issuable upon conversion of our Series B convertible preferred stock, 869,832 shares of common stock issuable upon conversion of our Series C convertible preferred stock and 2,976,000 shares of common stock issuable upon the exercise of stock options. Only 1,645,830 of these shares are freely transferable without restrictions under the Securities Act. Of the remaining 48,507,080 shares of common stock and shares issuable upon conversion of our preferred stock or exercise of our stock options, 44,154,002 shares are subject to a lock-up agreement under our registration rights agreement dated September 22, 1999 that expires on September 23, 2001. The resale restrictions governing the remainder of those shares expire at various times between November, 2000 and February, 2001. If our shareholders sell substantial amounts of their common stock in the public market, including shares issued upon the exercise of outstanding options, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up provisions under our registration rights agreements currently in effect limit the number of shares of common stock available for sale in the public market.



    The holders of shares received in the reorganization and the September 1999 private placement of our common and preferred stock have agreed not to sell in the public market any of our shares for two years after the reorganization without the prior written consent of our principal stockholders. These principal stockholders may, in their discretion, release all or any portion of the securities subject to the lock-up agreements. However, these holders have demand or piggy-back registration rights. The purchasers of our Series B convertible preferred stock and Series C convertible preferred stock also have piggy-back registration rights. Our registration rights can be summarized as follows:



    Demand Registration                                Exercisable
    -------------------                                -----------
    Infinity Entities: 29,000,000 shares of stock      Any time after March 23, 2000.


    Piggy-Back Registration Rights
    ------------------------------
    Holders of 15,154,002 shares of common             In connection with a demand registration or
    stock, in addition to the shares owned by          the a registered offering of common stock by the
    Infinity Entities                                  Company.

    Holders of 7,000 shares of Series B Convertible    In connection with a demand registration or a
    Preferred Stock, convertible into 507,246          registered offering of common stock by the Company.
    shares of common stock.

    Holder of 15,570 shares of Series C Convertible    In connection with a demand registration or a
    Preferred Stock, convertible into 869,832 shares   registered offering of common stock by the Company.
    of common stock.



    We also may shortly file a registration statement to register all shares of common stock under our stock option plans which, if declared effective, would permit the shares of common stock issued upon exercise of vested stock options under our option plan to be resold in the public market without restriction.



Our Right To Issue Preferred Stock And Anti-Takeover Provisions Under Delaware Law Could Make A Third Party Acquisition Of Us Difficult


    Our certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third-party to acquire us without the approval of its board. Additionally, Delaware corporate law imposes certain restrictions on corporate control transactions that could make it more difficult for a third-party to acquire us without the approval of our board.


Our Stock Price Is Highly Volatile



    The market price for our common stock has been highly volatile and is likely to continue to be highly volatile. The trading prices of many technology and Internet-related company stocks, including ours, have experienced significant price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. From September 22, 1999 to March 7, 2000 the trading price of our common stock has increased significantly, ranging from $6.00 per share, to $33.00. Any negative change in the public's perception of the prospects of Internet or communications companies could depress our stock price regardless of our results.



    The following factors will add to our common stock price's volatility:



    o actual or anticipated variations in our quarterly results and those of our subsidiaries or affiliates;



    o new sales formats or new products or services offered by us, our subsidiaries or affiliates and their competitors;



    o changes in our financial estimates and those of our subsidiaries or affiliates by securities analysts;



    o   changes in the size, form or rate of our acquisitions;



    o   conditions or trends in the IP telephony industry;



    o announcements by our subsidiaries or affiliates and their competitors of technological innovations;



    o announcements by us or our subsidiaries or affiliates or our competitors of significant acquisitions, strategic partnerships or joint ventures;



    o changes in the market valuations of our subsidiaries or affiliates and other IP telephony companies;

    o   our capital commitments;



    o negative changes in the public's perception of the prospects of Internet telephony companies;



    o general economic conditions such as a recession, or interest rate or currency rate fluctuations;



    o additions or departures of our key personnel and key personnel of our partner companies; and



    o   additional sales of our securities.



    Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance. In the past, companies in our industry have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. We will incur substantial legal costs if the market value of our common stock experiences adverse fluctuations and we become the subject of similar litigation. Additionally, this type of litigation may strain our resources and divert management attention, causing our business to suffer.



AVAILABLE INFORMATION


    The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission, as amended (the "Commission"). Such filings can be inspected and copied at the Public Reference Section of the commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the commission's home page on the Internet (http://www.sec.gov).


ITEM 2.  FINANCIAL INFORMATION



SELECTED FINANCIAL DATA



    eVentures Group, Inc. ("eVentures" or the "Company") was incorporated in the state of Delaware on June 24, 1987 and had no material operations prior to the transactions consummated on September 22, 1999, which are described below. The Company was formerly known as Adina, Inc.



    On September 22, 1999, the Company acquired all of the outstanding shares of AxisTel, approximately 66.7% of the outstanding shares of e.Volve, approximately 17% of the outstanding shares of PhoneFree.com (collectively the "Acquired Entities"), and $8.5 million of notes receivable from e.Volve including accrued interest held by certain of the Infinity Entities. All the acquisitions and the purchase of the notes were settled through issuance of our common stock. As a result of this portion of the reorganization, approximately 77% of our common stock outstanding after the September 22, 1999 transaction was owned by the Infinity Entities. In October 1999, we acquired the remaining 33.3% of e.Volve.



    As of June 30, 1999, the end of our last fiscal year, the Infinity Entities had directly and indirectly held interests in the Acquired Entities, as follows:
66.7% of e.Volve, 21% of PhoneFree.com, and 0.7% of AxisTel plus options to purchase a further 49.3% of AxisTel. In August of 1999, the interest in PhoneFree.com held by the Infinity Entities was diluted to 17%. Immediately after exercising the options in AxisTel, these interests, along with the Infinity Entities' notes receivable from e.Volve, were directly and indirectly transferred to eVentures in exchange for the our common stock. The remaining 50% of AxisTel was then purchased from AxisTel's founding shareholders.



    As part of the September 22, 1999 Transaction, eVentures acquired the remaining 33.3% of e.Volve on October 19, 1999. This purchase was settled through an issuance of 5,831,253 shares of eVentures' Common Stock.

    The financial statements presented through June 30, 1999 represent the Infinity Entities' interest in the Acquired Entities and is deemed to be the "Accounting Acquirer". The financial statements as of and for the six months ended December 31, 1999 reflect the consummation of the reorganization, and therefore are consolidated financial statements of eVentures and subsidiaries as of December 31, 1999 and for the period from September 22, 1999 through December 31, 1999.



    Since eVentures had no material operations prior to the Transaction, the acquisitions of the Infinity Entities' interests were accounted for as a recapitalization of eVentures.



    The acquisitions of the remaining 50% of AxisTel and 33.3% of e.Volve were treated as purchases for accounting purposes.



    On June 11, 1998, the Major Shareholders or predecessors in interest acquired their 66.7% interest in e.Volve. This transaction was accounted for by e.Volve as a purchase. The operations of e.Volve between June 11, 1998 and June 30, 1998 were immaterial, and, therefore the date used for the effective date of the purchase was July 1, 1998. The financial statements through June 30, 1998 are described as "Old Company", and those subsequent to June 30, 1998 are described as "The Company". The cost basis of The Company was assigned to the assets acquired based on their estimated fair values at the acquisition date. As a result, the financial statements for the period subsequent to the change of control are presented on a different cost basis than those for prior periods and, therefore, are not comparable.



    "Pro Forma" results are unaudited and reflect the results of AxisTel for the year ended June 30, 1999 and the six months ended December 31, 1999, as though the reverse merger and acquisition of AxisTel had occurred on July 1, 1998 (the transaction closed on September 22, 1999). The unaudited pro forma results are not necessarily indicative of future results, or actual results of operations that would have occurred had the acquisitions been made on July 1, 1998.



                                        OLD COMPANY                                     THE COMPANY
                              --------------------------------       ----------------------------------------------
                               YEAR ENDED         YEAR ENDED          YEAR ENDED        6 MONTHS        6 MONTHS
CONSOLIDATED STATEMENTS OF    JUNE 30, 1997      JUNE 30, 1998      JUNE 30, 1999         ENDED           ENDED
OPERATIONS DATA               -------------      -------------      -------------      DEC 31, 1998     DEC 31, 1999
                                                                                       ------------     ------------
Revenues                        $ 921,599         $ 1,713,403        $ 27,248,273      $ 13,013,700     $ 22,661,838
Direct costs                      578,944           1,944,073          23,311,584         9,745,604       21,759,782
                                ---------         -----------        ------------      ------------     ------------
Gross profit                      342,655            (230,670)          3,936,689         3,268,096          902,056
Selling, general and
  administrative expenses         718,362           4,505,798           7,551,131         3,442,347       10,354,808
                                ---------         -----------        ------------      ------------     ------------
Loss from operations before
  other (income) expense         (375,707)         (4,736,468)         (3,614,442)         (174,251)      (9,452,752)
                                ---------         -----------        ------------      ------------     ------------
Other (income) expenses
  Interest expense, net               --              105,099           1,704,459           735,878          598,062
  Write off of unamortized
    debt discount                     --                   --                  --                --          917,615
  Equity in loss of affiliate         --                   --              33,776                --           31,819
  Foreign currency (gain) loss        --                   --             126,575             8,631           (2,032)
  Other                                                12,604             (16,930)          (17,851)           1,074
                                ---------         -----------        ------------      ------------     ------------
                                      --              117,703           1,847,880           726,658        1,546,538
                                ---------         -----------        ------------      ------------     ------------
                                      --
Net loss                        $(375,707)        $(4,854,171)         (5,462,322)         (900,909)     (10,999,290)
                                =========         ============       ============      ============     ============
Imputed preferred dividend                                                     --                --       (1,115,943)
                                                                     ------------      ------------     ------------
Net Income (loss) available
  to common shareholders                                             $ (5,462,322)     $   (900,909)    $(12,115,233)
                                                                     ============      ============     ============
Net loss per share - (basic
  and diluted)                                                       $      (0.48)     $      (0.08)    $      (0.40)

Weighted average shares outstanding
  - (basic and diluted)                                                11,365,614        11,365,614       30,428,396

                                                                                  PRO FORMA
                                                                          --------------------------
                                                                               YEAR        6 MONTHS
CONSOLIDATED STATEMENTS OF                                                    ENDED
OPERATIONS DATA                                                              JUNE 30,      DEC. 31,
                                                                               1999          1999
                                                                           ------------  ------------
Revenues                                                                   $ 35,215,916  $ 28,403,640
Direct costs                                                                 29,692,819    27,660,066
                                                                           ------------  ------------
Gross profit                                                                  4,907,199       743,573
Selling, general and
  administrative expenses                                                    12,690,917    12,252,636
                                                                           ------------  ------------
Loss from operations before
other (income) expense and
     provision for taxes                                                     (7,783,718)  (11,265,844)
                                                                           ------------  ------------
Other (income) expense
     Interest expense, net                                                      473,675       281,978
     Write off of unamortized debt discount                                   2,000,000            --
     Equity in loss of affiliate                                                 33,776        31,819
     Foreign currency (gain) loss                                               126,575        (2,032)
     Other                                                                       83,370         1,074
                                                                           ------------  ------------
                                                                              2,717,396       312,839

Net loss                                                                   $(10,501,114) $(11,821,902)
                                                                           ============  ============

Net loss per  share - (basic
   and diluted)                                                            $      (0.25) $      (0.27)
Weighted average shares
   outstanding  - (basic and                                                 42,787,863    44,372,309
   diluted)




                                                        OLD COMPANY              THE COMPANY
                                                        ------------     ----------------------------
                                                            AS OF             AS OF          AS OF
                  CONSOLIDATED BALANCE SHEET DATA         JUNE 30,          JUNE 30,     DECEMBER 31,
                                                        ------------     -------------   ------------
                                                            1998              1999           1999
                                                        ------------     -------------   ------------
           Cash and cash equivalents                    $ 2,417,216      $     39,379    $  6,269,893
           Working (deficit) capital                       (715,832)       (6,590,569)        609,233
           Total assets                                   4,305,175        15,661,317      58,035,718
           Capital lease  obligations,  net of current
              portion                                       487,665         2,031,513       5,250,370
           Long term debt                                 5,410,000         6,828,948              --
           Total stockholders' (deficit) equity          (5,121,478)       (2,859,313)     42,965,469



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO.



Overview



    The financial information and other statistical data set out below represent the financial condition and results of operations of (i) for all periods prior to July 1, 1998 and (ii) the accounting acquirer pursuant to a series of reorganization transactions completed on September 22, 1999 and October 19, 1999 (the "Reorganization") described herein for all periods from July 1, 1998 through September 30, 1999. As a result, throughout this Form 10/A, our financial statements as of any date and for any period beginning July 1, 1998 and ending on or prior to September 30, 1999 reflect the financial condition and results of operations of e.Volve as if we had acquired the interest of the Infinity Entities in e.Volve on July 1, 1998, except that (a) our balance sheet as of June 30, 1999 reflects the acquisition of our minority interest in PhoneFree.com and (b) our balance sheet as of September 30, 1999 reflects the acquisition of Axistel. Financial information and other data as of any date after September 30, 1999 is financial information and other data of eVentures.


    For accounting purposes prior to July 1, 1998, the accounting acquiror had no interest in e.Volve.


    Revenues. Revenues are generated through the sale of international and domestic IP telephony minutes on a wholesale basis to other U.S.
long-distance providers and to distributors of prepaid calling cards. In addition, we sell data bandwidth to other carriers and corporate customers. Our agreements with our wholesale customers are short term in duration and the rates are subject to change from time to time. Due to increasing competition, management expects these rates to decline, which could result in lower revenues and increased losses. Our three largest customers accounted for 79.3% of our net revenues during the six months ended December 31, 1999.

    Direct Costs. Direct costs include per minute termination charges and lease payments and fees for fiber optic cable. Prior to September 1999, we provided international telecommunication services only from the United States to Mexico. The majority of our termination fees and certain fiber optic lease payments were payable in Mexican pesos. As a result, we were exposed to exchange rate risk due to the fluctuation of the Mexican peso compared to the U.S. dollar. Continued fluctuation in the exchange rate may make it cheaper or more expensive for us to purchase pesos to meet our peso denominated expenses. Two vendors in Mexico provide substantially all of our terminating capabilities in Mexico. If either of these vendor relationships were terminated, our ability to conduct operations in Mexico would be limited.



    Selling, General and Administrative Expenses. These expenses include corporate expenses and management salaries, depreciation and amortization expenses, sales and marketing expenses, travel and development expenses, benefits, occupancy costs, and administrative expenses. We maintain a corporate office and several switch facilities. Due to the international nature of our business, travel and development costs have been significant and could continue to increase as we seek to expand our network.


SUMMARY OF OPERATING RESULTS


    The table below summarizes our operating results:



                                                                  FISCAL YEAR ENDED JUNE 30,
                                 -------------------------------------------------------------------------------------------------
                                                           OLD COMPANY                                        THE COMPANY
                                 ---------------------------------------------------------------     -----------------------------
                                     1997               %               1998              %               1999              %
                                 ------------     ------------     ------------     ------------     ------------     ------------
     Revenues                    $    921,599            100.0%    $  1,713,403            100.0%    $ 27,248,273            100.0%
     Direct costs                     578,944             62.8%       1,944,073            113.5%      23,311,584             85.6%
                                 ------------     ------------     ------------     ------------     ------------     ------------
     Gross profit (loss)              342,655             37.2%        (230,670)           (13.5)%      3,936,689             14.4%
     Selling, general and
      administrative expenses         718,362             77.9%       4,505,798            263.0%       7,551,131             27.7%
                                 ------------     ------------     ------------     ------------     ------------     ------------
     Loss from operations            (375,707)           (40.7)%     (4,736,468)          (276.5)%     (3,614,442)           (13.3)%
                                 ------------     ------------     ------------     ------------     ------------     ------------
     Other (income) expenses
       Interest expense, net               --              0.0%         105,099              6.1%       1,704,459              6.3%
       Write off of
         unamortized debt discount         --              0.0%              --              0.0%              --              0.0%
       Equity in loss of
         affiliate                         --              0.0%              --              0.0%          33,776              0.1%
       Foreign currency loss               --              0.0%              --              0.0%         126,575              0.5%
       Other                               --              0.0%          12,604              0.7%         (16,930)            (0.1)%
                                 ------------     ------------     ------------     ------------     ------------     ------------
                                           --              0.0%         117,703              6.8%       1,847,880              6.8%
                                 ------------     ------------     ------------     ------------     ------------     ------------
     Net loss                    $   (375,707)           (40.7)%   $ (4,854,171)          (283.3)%   $ (5,462,322)           (20.0)%
                                 ============     ============     ============     ============     ============     ============



                                                        SIX MONTHS ENDED DECEMBER 31,
                                      ---------------------------------------------------------------
                                                                 THE COMPANY
                                      ---------------------------------------------------------------
                                          1998               %              1999              %
                                      ------------     ------------     ------------     ------------
     Revenues                         $ 13,013,700            100.0%    $ 22,661,838            100.0%
     Direct costs                        9,745,604             74.9%      21,759,782             96.0%
                                      ------------     ------------     ------------     ------------
     Gross profit                        3,268,096             25.1%         902,056              4.0%
     Selling, general and
        administrative expenses          3,442,347             26.5%      10,354,808             45.7%
                                      ------------     ------------     ------------     ------------
     Loss from operations                 (174,251)            (1.3)%     (9,452,752)           (41.7)%
                                      ------------     ------------     ------------     ------------
     Other (income) expenses
       Interest expense, net               735,878              5.7%         598,062              2.6%
       Write off of
         unamortized debt discount              --              0.0%         917,615              4.0%
       Equity in loss of
         affiliate                              --              0.0%          31,819              0.1%
       Foreign currency (gain)
         loss                                8,631              0.1%          (2,032)            (0.0)%
       Other                               (17,851)            (0.1)%          1,074              0.0%
                                      ------------     ------------     ------------     ------------
                                           726,658              5.6%       1,546,538              6.8%
                                      ------------     ------------     ------------     ------------
     Net income (loss)                $   (900,909)            (6.9)%   $(10,999,290)           (48.5)%
                                      ============     ============     ============     ============



Six Months Ended December 31, 1999 Compared To Six Months Ended
December 31, 1998



    Revenues. Revenues increased to $22.7 million during the six months ended December 31, 1999 from $13.0 million during the six months ended December 31, 1998, an increase of 74.6% respectively. The increase during the six months ended December 31, 1999 primarily resulted from the acquisition of AxisTel in September 1999 which increased revenues by $5.6 million. In addition, an increase in traffic contributed the remainder of the increase in revenues, offset by a decrease in the average price per minute that we charged. During the six months ended December 31, 1999 we transmitted 171.0 million minutes, excluding the 47.3 million minutes transmitted by AxisTel during our second quarter, compared with 64.4 million minutes during the six months ended December 31, 1998, an increase of 165.5%. We transmitted 218.5 million minutes during the 12 months ended December 31, 1999, including minutes transmitted to AxisTel. The average price per minute we charged for these minutes decreased to $0.10 during the six months ended December 31, 1999 from $0.20 during the comparable period in 1998.



    Direct Costs. Direct costs increased to $21.8 million during the six months ended December 31, 1999 from $9.7 million during the six months ended December 31, 1998, an increase of 123.3%. The increase in direct costs during the six months ended December 31, 1999 resulted from a $5.2 million increase in direct costs attributable to the operations of AxisTel during our second quarter of 1999. In addition, direct costs increased during the six months ended December 31, 1999 by $6.8 million, as a result of the increased traffic volumes discussed above, offset by lower per minute termination costs. The average cost per minute to terminate calls decreased to $0.09 during the six months ended December 31, 1999, from $0.12 during the comparable periods in 1998. Direct costs also increased during the six months ended December 31, 1999 by approximately $300,000 as a result of fixed circuit cost increases to add capacity. As a percentage of revenues, direct costs during the six months ended December 31, 1999 increased to 96.0% from 74.9% during the six months ended December 31, 1998. The increase in direct costs as a percentage of revenues results primarily because the average price per minute decreased faster than our cost per minute for termination, offset by higher volumes of traffic over fixed cost circuits.



    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $10.4 million during the six months ended December 31, 1999 from $3.4 million during the six months ended December 31, 1998, an increase of 200.8%. These increases in selling, general and administrative expenses during the six months ended December 31, 1999 resulted primarily from expenses related to our termination of a marketing agreement ($1.7 million), the incurrence of severance costs ($325,000), an increase in goodwill expense related to the purchase of AxisTel and 33.3% of e.Volve ($700,000), an increase in professional and printing fees related to the auditing of our Company for three years and legal work related to the Reorganization and purchase of 33.3% of e.Volve ($780,000), an increase in depreciation expense of ($450,000), an increase in payroll or $200,000, the recording of a compensation charge of $1.2 million related to the issuance of options below the market value of our stock and $625,000 or charges related to consulting and professional fees in Mexico. In addition, the acquisition of AxisTel increased expenses by $1.4 million in our second quarter and corporate overhead added an additional $230,000. These increases in expenses were offset by a decrease of $365,000 in travel and other consulting expenses during the six months ended December 31, 1999.



    Interest Expense, Net. Interest expense, net decreased to $598,062 during the six months ended December 31, 1999 from $735,878 during the six months ended December 31, 1998. This decrease was a result of the elimination of $8.0 million of debentures as a result of our acquisition of e.Volve's outstanding debentures on September 22, 1999 and the resulting consolidation of accounts, and due to interest income on higher cash balances maintained out of proceeds of private placements completed during our second quarter, offset by higher charges related to capital leases for equipment leased after December 31, 1998.



    Write Off Of Unamortized Debt Discount. The $917,615 write off of unamortized debt discount during the six months ended December 31, 1999 resulted from our purchase of e.Volve's outstanding debentures and the subsequent elimination of these debentures in our consolidated balance sheet.



    Equity In Loss Of Affiliate. Equity in loss of affiliate was $31,819 during the six months ended December 31, 1999. These losses occurred at Innovative Calling Technologies, a joint venture formed e.Volve in April 1999.

    Foreign Currency Gain,. Foreign currency gain during the six months ended December 31, 1999 was a gain of $2,032 compared with a loss of $8,631 during the three and six months ended December 31, 1998.



    Other. Other expenses of $1,074 during the six months ended December 31, 1999 compares with other income of $17,851 during the six months ended December 31, 1998.



Fiscal Year Ended June 30, 1999 Compared To Fiscal Year Ended June 30, 1998



    Revenues. Revenues increased to $27.2 million during the year ended June 30, 1999 from $1.7 million during the year ended June 30, 1998, an increase of 1,490.3%. This primarily resulted from a successful launch in July 1998 of our enhanced communications services and an increase in the traffic transmitted, primarily to Mexico. During the year ended June 30, 1999, we transmitted over
165.0 million minutes, compared with approximately 8.5 million minutes during the year ended June 30, 1998.



    Direct Costs. Direct costs increased to $23.3 million during the year ended June 30, 1999 from $1.9 million during the year ended June 30, 1998, an increase of 1,099.1%. This increase in direct costs resulted from an increase in termination fees associated with the increase in traffic transmitted ($18.2 million) and an increase in the fees for the fiber optic connections between our points of presence ($3.1 million). As a percentage of revenues, direct costs during the year-ended June 30, 1999 decreased to 85.6% from 113.5% during the year-ended June 30, 1998.



    Selling, General And Administrative. Selling, general and administrative expenses increased to $7.6 million during the year ended June 30, 1999 from $4.5 million during the year ended June 30, 1998, an increase of 67.6%. This increase resulted primarily from an increase in the operating staff ($800,000), general operating activities ($1.1 million), travel expense ($400,000), professional and consulting fees ($1.4 million) and an increase in depreciation costs ($1.1 million).



    Interest Expense, Net. Interest expense, net increased to $1.7 million during the year ended June 30, 1999 from $105,099 during the year ended June 30, 1998, a increase of 1,521.8%. This increase was a result of higher charges related to new equipment capital leases and interest on the debentures.



    Equity In Loss Of Subsidiaries. Equity in loss of subsidiaries was $33,776 during the year ended June 30, 1999. These losses occurred at Innovative Calling Technologies.



    Foreign Currency Loss. Foreign currency loss during the year ended June 30, 1999 was a loss of $126,575.



    Other. Other income was $16,930 during the year ended June 30, 1999 compared with an expense of $12,604 during the year ended June 30, 1998.



Fiscal Year Ended June 30, 1998 Compared To Fiscal Year Ended June 30, 1997



    Revenues. Revenues increased to $1.7 million during the year ended June 30, 1998 from $921,599 during the year ended June 30, 1997, an increase of 85.9%. This primarily resulted from an increase in the minutes transmitted.



    Direct Costs. Direct costs increased to $1.9 million during the year ended June 30, 1998 from $578,944 during the year ended June 30, 1997, an increase of 235.8%. This increase in direct costs resulted from an increase in the total minutes transmitted. As a percentage of revenues, direct costs during the year-ended June 30, 1998 increased to 113.5% from 62.8% during the year-ended June 30, 1997.



    Selling, General And Administrative Expenses. Selling, general and administrative expenses increased to $4.5 million during the year ended June 30, 1998 from $718,362 during the year ended June 30, 1997, an increase of 527.2%. This increase resulted primarily from an increase in the operating staff and general operating activities, and an increase in depreciation costs.

    Interest Expense, Net. Interest expense, net was $105,099 during the year ended June 30, 1998. This expense was a result of charges related to capital leases of new equipment.



    Other. Other expense was $12,604 during the year ended June 30, 1998.


LIQUIDITY AND CAPITAL RESOURCES


General



    Our business plans will continue to require a substantial amount of capital to fund our expansion in existing and new markets, to continue our development of our network and to fund our operating losses and capital lease payments. Excluding our obligations under capital leases payments, we had capital expenditure commitments of $350,000 on March 7, 2000.



    We also continue to make strategic investments and to evaluate acquisitions in light of our long term plans. As of March 7, 2000, we had committed $3.5 million to fund advances to Callrewards pursuant to our investment agreements with Callrewards. We also intend to invest up to an additional $10 million to further our Econet strategy by investing in companies that we have identified but with whom we have not yet executed definitive agreements. Such strategic investments and acquisitions, if realized, could require expenditure of a material portion of our financial resources and would accelerate the need for raising additional capital. Sources of funding for our financing requirements may include vendor financing, bank loans and public offerings or private placements of equity and/or debt securities. We cannot be certain that additional financing will be available or, if available, that financing can be obtained on a timely basis and on acceptable terms. The failure to obtain such financing on acceptable terms could significantly reduce our ability to fund our expenses, development, investments and operations.



    Since July 1, 1999, we have funded our operations primarily through the proceeds from private placements of common stock, preferred stock and warrants to purchase common stock and from capital leases. During the six months ended December 31, 1999, we raised a total $12.9 million through private placements of common stock and preferred stock, $287,350 from the exercise of AxisTel share options by employees of AxisTel prior to the closing of the reorganization and $5.2 million through capital leases to finance operations and to fund capital expenditures.



    Our principal uses of cash are to fund working capital requirements, capital expenditures and operating losses. As of December 31, 1999, we had current assets of $10.4 million, including cash, cash equivalents and short-term investments of $6.2 million, and a working capital surplus of $609,223. Current assets included a tax refund receivable of $1.8 million. Our cash and short-term investments are expected to provide sufficient liquidity to meet our capital requirements for approximately the next twelve months.



Qwest IRU



    On September 30, 1999 e.Volve and Qwest Communications Corporation entered into an Indefeasible Right of Use ("IRU") agreement in which Qwest granted e.Volve an indefeasible right of use to a fiber optic circuit operated by Qwest between New York, New York and Los Angeles, California for a period of twenty years. In consideration for this indefeasible right of use, e.Volve agreed to pay Qwest a total of $15.0 million in four installments between October 1, 1999 and September 30, 2001. In addition, e.Volve has been required to pay Qwest a monthly operation and maintenance charge of $25,000 per month since January 1, 2000.



    Pursuant to the IRU agreement, e.Volve must separately arrange for a collocation space in the Qwest terminal facilities or obtain from a local telecommunications distributor the telecommunications transmission facilities required in order to extend each route from a cross-connect panel at Qwest's terminal facility to a location outside of the Qwest terminal facility. As of March 7, 2000, we have not utilized our right to use the fiber optic circuit. However, e.Volve has not entered into any collocation agreement with Qwest or any other local telecommunications distributor as required under the IRU agreement and has not obtained the telecommunications transmission necessary to extend each route to a location outside of the Qwest terminal facility.



    On December 23, 1999, Qwest made a demand for payment of the first installment of $3.75 million. Thereafter, Qwest has sent invoices to e.Volve requesting payment of the full $15.0 million. e.Volve has not made this payment and e.Volve, eVentures and Qwest have commenced negotiations for a restructuring of the terms of the IRU agreement. As of March 7, 2000, e.Volve and Qwest have not reached an agreement regarding this dispute. Our financial statements do not include any adjustment or provision related to the above transaction.



India Joint Venture



    On August 31, 1999, e.Volve entered into a an agreement with Uni-Tel, Inc., a Texas corporation that operates in the United States and India and provides international telecommunications services. The purpose of the agreement is to form a strategic alliance in which Uni-Tel would manage telecommunications equipment and software owned by e.Volve in the United States and India and deliver telecommunications traffic carried by e.Volve from the United States terminating in India.



    Under the terms of the agreement, e.Volve paid Uni-Tel $800,000 for the purchase of five systems of telecommunications equipment and software and has been invoiced for an additional $450,000, payable in shares of our common stock, to complete the payment for these systems. In addition, we agreed to pay $250,000 for the purchase of each of up to seven additional telecommunications termination systems. The $250,000 to be paid by e.Volve for each new termination system is to be paid in two installments. The first $100,000 of each installment is due upon seven days notice of the proposed installation of a new termination system, and the remaining $150,000 is payable in shares of our common stock and is due upon the completion of two weeks' testing and acceptance of the termination system by e.Volve.



    In addition to the purchase of the termination systems, within a month of commencing operations, e.Volve is to supply a minimum of 300,000 minutes of usage per location per month and within ninety days of commencing operations increase such usage to a monthly minimum of 450,000 minutes per location. In exchange for Uni-Tel's termination of the traffic supplied to India, e.Volve pays Uni-Tel a termination fee of $0.14 per minute to cover operating costs in India. In addition, Uni-Tel, at its sole expense, is responsible for the overall daily management of the system sites in Dallas and in India, whereas e.Volve pays Uni-Tel for managing systems located in sites other than Dallas and India. All adjusted gross profits of the business arrangements contemplated in the agreement are shared equally between e.Volve and Uni-Tel.



    e.Volve believes that Uni-Tel has breached its agreements by failing to adequately manage its network and pay its expenses related to operations in India, and has stopped making certain payments to Uni-Tel. e.Volve and Uni-Tel are negotiating a settlement agreement in order to resolve this dispute.



Cash Flows From Operating Activities



    Our operating activities generated cash of $26,000 during the period between inception and June 30, 1997 and used cash of $1.8 million during the year ended June 30, 1998, $1.4 million during the year ended June 30, 1999, and $2.5 million during the six months ended December 31, 1999. During the period between inception and June 30, 1997 cash flows from operating activities primarily resulted from a combination of increases in accounts payable, non-cash expenses, and increases in other accrued expenses, offset by net losses and increases in accounts receivable and other receivables. During the year ended June 30, 1998 cash used in operating activities primarily resulted from a net loss, offset by non-cash expenses, increases in accounts payable and customer deposits. During the year ended June 30, 1999 cash used in operating activities primarily resulted from a net loss, an increase in tax refund receivable and the securing of two letters of credit with restricted cash, offset by increases in accounts payable and customer deposits, and depreciation and amortization. During the six months ended December 31, 1999 cash flow used by operating activities primarily resulted from net losses, the reduction of customer deposits, and an increase in accounts receivable, offset by depreciation and amortization charges, a decrease in restricted cash, and a decrease in accounts payable (funded through the issuance of our common stock to vendors of $5.4 million) and an increase in other accrued liabilities.



Cash Flows From Investing Activities



    Our cash flow used by investing activities was $13,363 during the period between inception and June 30, 1997, $1.8 million during the year ended June 30, 1998, $1.3 million during the year ended June 30, 1999, and cash flow used by from investing activities totalled $2.8 million during the six months ended December 31, 1999. During the period between inception and June 30, 1997 cash used by investing activities primarily resulted from deposits. During the year ended June 30, 1998 cash used by investing activities primarily resulted from investments in affiliates, purchases of fixed assets and the purchase of securities. During the year ended June 30, 1999 cash used by investing activities primarily resulted from purchases of fixed assets and deposits, offset by proceeds from the sale of securities. During the six months ended December 31, 1999 cash used by investing activities primarily consisted of cash used to purchase equipment ($1.7 million), fund affiliates, and make other long term investments, off-set by net cash acquired in our reorganization.



Cash Flows From Financing Activities



    Our cash flow from financing activities was $100 between the period between inception and June 30, 1997, $6.0 million during the year ended June 30, 1998, $322,408 during the year ended June 30, 1999, and $11.6 million during the six months ended December 31, 1999. During the period between inception and June 30, 1997 cash provided by financing activities was immaterial. During the year ended June 30, 1998 cash provided by financing activities was generated primarily through the issuance of $6.0 million of debentures. During the year ended June 30, 1999 cash provided by financing activities was generated through the issuance of $2.0 million of debentures, offset by capital lease payments. During the six months ended December 31, 1999 cash provided by financing activities was attributable to the issuance of common stock and preferred stock ($13.2 million), offset by the repayment of a bridge loan and capital lease payments.



Private Placements.



    On September 28, 1999, we completed a private placement of 2,470,000 shares of common stock and 1,000 shares of Series A Convertible Preferred Stock with aggregate proceeds of approximately $5.9 million. Proceeds from these issuances were used for general corporate purposes and for use as capital for new investments and projects. All of the outstanding shares of Series A Convertible Preferred Stock were converted into an aggregate of 200,000 shares of our common stock on December 21, 1999.



    On November 19 and 26, 1999, we completed two private placements of 2,500 shares and 3,725 shares of our Series B Convertible Preferred Stock, respectively, with aggregate proceeds of approximately $6.2 million. Proceeds from these issuances are for general corporate purposes and for use as capital for new investments and projects. Shares of our Series B Convertible Preferred Stock is convertible into shares of our common stock under certain conditions. For a description of the terms of the Series B Convertible Preferred Stock, please see the discussion in Item 11 below under the caption "Authorized Capital Stock - Preferred Stock - Series B Convertible Preferred Stock."



    On December 15, 1999, we completed a private placement of 775 shares of our Series B Convertible Preferred Stock with aggregate proceeds of approximately $775,000. Proceeds from this issuance are for general corporate purposes and for use as capital for new investments and projects. The Shares of our Series B Convertible Preferred Stock are convertible into shares of our common stock under certain conditions. For a description of the terms of the Series B Convertible Preferred Stock, please see the discussion in Item 11 below under the caption "Authorized Capital Stock - Preferred Stock - Series B Convertible Preferred Stock."



    The Series B Convertible Preferred Stock was issued at a discount to the market value of our common stock on the date that investors committed to purchase shares of Series B Convertible Preferred Stocks. The market value of our common stock at the time of the commitment was $16.00 per share. We have recognized this discount by accounting for it as an imputed preferred stock dividend of $1.1 million in our second quarter.

    Since December 31, 1999, we have raised additional funds through subsequent private placements of preferred stock. In a series of transactions between January 6 and February 10, 2000, we completed a private placement of 15,570 shares of our Series C Convertible Preferred Stock to eight accredited investors, with aggregate proceeds of approximately $15.6 million. Proceeds from this issuance are for general corporate purposes and for use as capital for new investments and projects. The shares of Series C Convertible Preferred Stock are convertible into shares of our common stock at a price of $17.90 per share, subject to certain anti-dilution adjustments. The conversion price was determined using the average of the closing bid prices per share of our common stock for the 20 trading days ended December 10, 1999. Proceeds of the offering were used to fund operating losses and working capital, make investments and for general corporate purposes. The effect of the favorable conversion rate will be recorded as an imputed preferred stock dividend in our third fiscal quarter. For a description of the terms of the Series C Convertible Preferred Stock, please see the discussion in Item 11 below under the caption "Authorized Capital Stock
- Preferred Stock - Series C Convertible Preferred Stock."

    We have used, or plan to use the proceeds of $28.6 million from these offerings as follows:



        o   approximately $14.5 million for investments;



        o approximately $5 million to fund operating losses and working capital; and



        o the balance of proceeds for general corporate purposes and capital expenditures.



Equipment Leasing and Financing.



    We have leased equipment manufactured by various equipment manufacturers including Siemens A.G., Network Equipment Technologies, Inc. and Harris Corporation. As of December 31, 1999, we have entered into an aggregate of approximately $10.3 million of capital leases with (i) Telecommunications Finance Group, a subsidiary of Siemens A.G., (ii) BA Capital Corp., (iii) Ascend Credit Corporation, a subsidiary of Lucent Corporation and (iv) Arrendadora BankAmerica, S.A.



RECENT EVENTS:



    On January 28, 2000, we acquired 100,000 Series A Preferred Units of Launch Center 39, representing approximately 2.1% of the equity and voting interests of Launch Center 39, for $1.0 million.



    On January 31, 2000, pursuant to an option granted in connection with our initial investment in Fonbox, we purchased 1,000,000 newly issued shares of Series A preferred stock of Fonbox for $1.0 million cash. In addition, in connection with our exercise of this option, we acquired 350,000 shares of common stock of Fonbox from each of Spydre Zeta L.L.C. and NetProvide Ltd. in exchange for an aggregate of 27,860 shares of our common stock. As of February 29, 2000, the Company owns approximately 31% of the capital stock of Fonbox.



    On February 11, 2000, we acquired 750,000 shares of Series A-1 convertible preferred stock of Callrewards, for $750,000 which represents 30% of the outstanding capital stock of Callrewards on a fully-diluted basis. Under our agreement with Callrewards, we are obligated to purchase shares of Series A-2 convertible preferred stock of Callrewards, which on the date of purchase will be convertible into 20% of the ownership interest in Callrewards on a fully-diluted basis, for $1.0 million when Callrewards has at least 100,000 active users. We are obligated to purchase shares of Series A-3 convertible preferred stock of Callrewards, which on the date of purchase will be convertible into 20% of Callrewards on a fully-diluted basis, for $2.5 million when Callrewards has at least 250,000 active users.

    On March 3, 2000, we loaned $3.0 million to PhoneFree.com under a promissory note dated March 2, 2000. The promissory note is due on September 1, 2000 and bears interest at 7%. PhoneFree.com may repay this promissory note at any time, subject to our right to convert it into PhoneFree.com common stock. We can convert the promissory note into PhoneFree.com common stock:



         (i) if PhoneFree.com raises equity capital from other investors on or before August 31, 2000, in which case our conversion price will be equal to 95% of the per share subscription or conversion price in such equity capital raise; or



         (ii) if PhoneFree.com does not raise equity capital from other investors on or before August 31, 2000, we can convert the promissory note on or after September 1, 2000, at a per share conversion price that values all the common and preferred stock of PhoneFree.com at $50.0 million.



    In connection with the loans made under the promissory note, we also received a four-year warrant to purchase 240,000 shares of PhoneFree.com at a price equal to 110% of the conversion price of the promissory note. The warrant may not be called by PhoneFree. If we include this warrant, but not the promissory note, we would beneficially own approximately 18% of the outstanding shares of common stock of PhoneFree.com.



    On March 7, 2000, we entered into an agreement to acquire approximately 5,970,000 shares of Internet Global Services representing approximately 92.6% of the issued and outstanding equity interests of Internet Global Services in exchange for approximately 2,588,000 shares of our common stock. Under this agreement, following our purchase of the Internet Global Services shares, Internet Global Services will merge with and into our wholly-owned subsidiary IGS Acquisition Corporation with Internet Global Services being the surviving corporation. The per share consideration under the merger will be substantially the same as the consideration paid under the agreement. This transaction remains subject to customary closing conditions and we expect to close this transaction during our third quarter.


RECENTLY ADOPTED ACCOUNTING STANDARDS

See Note 3 to the Consolidated Financial Statements.


IMPACT OF THE YEAR 2000



    The "year 2000 issue" generally describes the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. If a computer program or other piece of equipment fails to properly process dates including and after the year 2000, date-sensitive calculations may be inaccurate as a result of those computers and software failing to distinguish dates in the 2000's from dates in the 1900's. The failure to process dates could result in system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



    State Of Readiness. We reviewed two areas: (i) internal issues, including our information technology ("IT") assets and non-IT systems; and (ii) external issues (including third-party manufactured products sold by us, and issues with customers, vendors and suppliers). We contacted manufacturers and suppliers of IT and non-IT assets used internally by us for services such as customer billing, customer service and financial reporting, including manufacturers and suppliers of computer equipment, software programs, telephone systems, data systems, systems comprising our enterprise networks and equipment used to provide services to customers. These contacts helped us to determine the extent to which these systems could cause a material adverse effect on our operations in the event that the systems failed to properly process date-sensitive calculations following the year 2000. We also tried to identify potential external issues that could have had an impact on our operations. These included issues with (i) significant customer systems, including customer-owned and operated systems and systems that are connected to our networks; (ii) vendors and suppliers such as credit facility providers, third-party service providers such as local and long distance wholesale providers and interconnection providers, and employee benefit plan providers such as 401(k) plan administrators.



    As of March 7, 2000, we have not had any material year 2000 issues. We may in the future identify a significant internal or external year 2000 issue which, if not remediated in a timely manner, could have a material adverse effect on our business, financial condition and results of operations.



    Costs. Other than time spent by our personnel which could be spent on other matters, we have not incurred any significant costs in identifying year 2000 issues. We do not anticipate any significant further costs. Because no material year 2000 issues have occurred or been identified, we cannot reasonably estimate further costs relating to remediation of any year 2000 issues at this time, or costs of contingency plans. There can be no assurance that as additional year 2000 issues are addressed, our costs to correct such issues will be consistent with historical costs.



    Risks Of Year 2000 Issues. Because no material year 2000 issues have occurred or been identified, we cannot reasonably ascertain the extent of the risks involved in the event that any one system fails to process date-sensitive calculations accurately. Potential risks include the inability to process customer billing accurately or in a timely manner, the inability to provide accurate financial reporting to management, auditors, investors and others, litigation costs associated with potential suits from customers and investors, delays in implementing other IT projects as a result of work by internal personnel on year 2000 issues, and delays in receiving payment or equipment from customers or suppliers as a result of their systems' failure. Any one of these risks, if they materialize, could individually have a material adverse effect on our business, financial condition or results of operations.


    As almost all of our IT and non-IT systems and products relating to our internal and external issues are manufactured or supplied by third parties which are outside of our control, there can be no assurance that all of those third parties' systems will continue to operate free of year 2000 problems. If some or all of our internal and external systems fail, or if any critical IT or non-IT systems are overlooked or are not year 2000 ready, there could be a material adverse effect on our business, financial condition or results of operations.



    Contingency Plans. Because no material year 2000 issues have occurred or been identified, we have not made any contingency plans.


EFFECTS OF INFLATION

    Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy. However, there can be no assurances that inflation will not have a material effect on the Company's operations in the future.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    We are exposed to the impact of political instability, foreign currency, and other risks.



    Political Instability Risks. We have relationships with foreign suppliers in Syria, Mexico, India, Sri Lanka and other countries. We have not experienced any negative economic consequences as a result of relationships with foreign suppliers in these countries, but may be negatively affected should political instability in any of these countries develop.



    Foreign Currency Risks. Since the agreements we have entered into with foreign suppliers in Syria, India, Sri Lanka and other countries are denominated in U.S. dollars, we are not exposed to risks associated with fluctuations in these foreign currencies. However, because our agreements with Mexican suppliers are denominated in Mexican pesos, we may be exposed to fluctuations in Mexican pesos, as well as to downturns in the Mexican economy, all of which may affect profitability. During the six months ended December 31, 1999, $13.7 million of our direct costs were denominated in Mexican pesos.



    Other Market Risks. We are also exposed to potential risks in dealing with foreign suppliers in foreign countries associated with potentially weaker protection of intellectual property rights, unexpected changes in regulations and tariffs, and varying tax consequences.



ITEM 3.  PROPERTIES



    Our headquarters are located at One Evertrust Plaza in Jersey City, NJ. We also utilize office space occupied by HW Partners for certain of our executive officers and maintain facilities as described in the following chart. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.



  LOCATION               SQUARE       MONTHLY        DESCRIPTION OF USE             LEASE EXPIRATION
                          FEET         RENT
----------------       ----------     -------   -----------------------------       ----------------
Jersey City,              10,800      $23,400   Switch and network operations       March 2009
New Jersey                                      center
                                                Executive and administrative
                                                offices


Mexico City,               2,324        4,949   Switch and network operations       November 2002
Mexico                                          center

Kansas City, Kansas        3,573        4,761   Switch and network operations       January 2005
                                                center

Miami, Florida             4,959        8,885   Switch and network operations       January 2013
                                                center

Item 4.  Security Ownership of Certain Beneficial Owners and Management


    The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of March 7, 2000 by:


    o each person who is the beneficial owner of more than 5% of our capital stock;

    o   each of our directors;

    o   each of our named executive officers; and

    o   all of our named executive officers and directors as a group.

    All of the shares indicated in the table are shares of common stock.


                                                                                              PERCENTAGE
                                                                          NUMBER OF SHARES   BENEFICIALLY
                                              HOLDERS                    BENEFICIALLY OWNED    OWNED(1)
                           -------------------------------------------   ------------------  ------------
                           IEO Investments, Limited (2)                      11,816,200          24.8%
                           Infinity Emerging Subsidiary Limited (3)           8,683,800          18.2
                           Infinity Investors Limited (4)                     8,500,000          17.9
                           Clark K. Hunt (5)                                  8,872,713          18.6
                           Barrett N. Wissman (6)                            19,062,713          40.1
                           Fred A. Vierra (7)                                   125,000            *
                           Mark Graham (8)                                      225,000            *
                           Stuart Subotnik (9)                                  300,000            *
                           David Leuschen(10)                                   250,000            *
                           Jan Robert Horsfall(11)                               50,000            *
                           Stuart Chasanoff(12)                                  57,500            *
                           John Stevens Robling, Jr.(13)                        120,000            *
                           Samuel Litwin(14)                                  2,000,000           4.2
                           Mitchell Arthur(15)                                2,000,000           4.2
                           Officers and Directors as a Group
                           (11 Persons)                                      34,591,413          72.7


*   Represents less than one percent.


(1) Percentage of beneficial ownership is based on 45,799,832 shares of common stock outstanding at March 7, 2000, 507,246 shares of common stock issuable upon conversion of 7,000 outstanding shares of our Series B Convertible Preferred Stock and 869,832 shares of common stock issuable upon conversion of 15,570 outstanding shares of our Series C Convertible Preferred Stock and 400,000 shares of common stock issuable upon stock options that have vested. If all of such shares had been issued, we would have had 47,576,910 shares of common stock outstanding. All percentage calculations include shares of common stock issuable upon the exercise of vested stock options and assume that all shares of our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock have been converted into shares of our common stock.



(2) The address of IEO Investments Limited is Hunkins Waterfront Plaza, Main Street P.O. Box 556, Charlestown, Nevis, West Indies.



(3) The address of Infinity Emerging Subsidiary Limited is Hunkins Waterfront Plaza, Main Street P.O. Box 556, Charlestown, Nevis, West Indies.



(4) The address of Infinity Investors Limited is Hunkins Waterfront Plaza, Main Street P.O. Box 556, Charlestown, Nevis, West Indies.

(5) Represents 8,683,800 shares of common stock owned by Infinity Emerging Subsidiary Limited, 103,913 shares of common stock owned by HW Capital and 35,000 shares of common stock owned by Mr. Hunt and options to purchase 50,000 shares of common stock that vested on September 22, 1999. Mr. Hunt disclaims beneficial ownership of the shares of common stock held by IEO Investments, Limited and Infinity Emerging Subsidiary Limited. Mr. Hunt's address is 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.



(6) Represents 8,683,800 shares of common stock owned by Infinity Emerging Subsidiary Limited, 8,500,000 shares of common stock owned by Infinity Investors Limited, 103,913 shares of common stock owned by HW Capital, 200,000 shares of common stock owned by the Sienna Trust, 1,500,000 shares of common stock issuable upon exercise of an option granted to Sienna Trust by IEO Investments Limited on September 22, 1999, 25,000 shares of common stock owned by Mr. Wissman and options to purchase 50,000 shares of common stock that vested on September 22, 1999. Mr. Wissman disclaims beneficial ownership of the shares of common stock held by Infinity Emerging Subsidiary Limited and Infinity Investors Limited. Mr. Wissman's address is 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.


(7) Represents 25,000 shares of common stock owned by Mr. Vierra and his wife as joint tenants and options to purchase 100,000 shares of common stock that vested on September 22, 1999. Mr. Vierra's address is 6400 W. Fiddler's Green Circle, Suite 710, Englewood, Colorado 80111.


(8) Represents 125,000 shares of common stock owned by Pinnacle Investments, Ltd., 50,000 shares of common stock owned by Mr. Graham and options to purchase 50,000 shares of common stock that vested on September 22, 1999. Mr. Graham's address is 700 S. Henderson Rd., Suite 300, King of Prussia, Pennsylvania 19406.



(9) Includes options to purchase 50,000 shares of common stock that vested on October 14, 1999. Mr. Subotnik's address is 215 East 67th Street, 7th Floor, New York, New York 10021.



(10) Includes options to purchase 50,000 shares of common stock that vested on February 4, 2000. Mr. Leuschen's address is 237 Park Avenue, Suite 2124, New York, NY 10017.



(11) Includes options to purchase 50,000 shares of common stock that vested on October 14, 1999. Mr. Horsfall's address is 200 Church Street, Suite 401, New York, NY 10013.



(12) Mr. Chasanoff's address is 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.



(13) Mr. Robling's address is 1 Evertrust Plaza, 8th Floor, Jersey City, NJ
     07302.



(14) Mr. Litwin's address is 1 Evertrust Plaza, 8th Floor, Jersey City, NJ
     07302.



(15) Mr. Arthur's address is 1 Evertrust Plaza, 8th Floor, Jersey City, NJ
     07302.



ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS


        The following persons are our directors and executive officers:


                                   NAME             AGE             POSITION
                         -----------------------   -----  -----------------------------------------------
                         Fred A. Vierra              68   Chairman of the Board
                         Barrett N. Wissman          37   President and Chief Executive Officer, Director
                         Clark K. Hunt               35   Director
                         Mark R. Graham              41   Director
                         Olaf Guerrand-Hermes        36   Director
                         Stuart Subotnick            58   Director
                         Jan Robert Horsfall         39   Chief Internet Strategist, Director
                         David Leuschen              48   Director
                         Stuart Chasanoff            34   Vice President of Business Development,
                                                          General Counsel and Secretary
                         John Stevens Robling, Jr.   49   Vice President, Chief Financial Officer,
                                                          Treasurer and
                                                          Assistant Secretary
                         Samuel Litwin               44   Managing Director of Communications Holdings
                         Mitchell Arthur             32   Managing Director of Communications Holdings


DIRECTORS


    Fred A. Vierra, 68, has been our Chairman of the Board and one of our directors since September 22, 1999. He was Chief Executive Officer of Tele-Communications International, Inc., the international arm of

Tele-Communications, Inc., from 1994 to 1997. He was also Vice Chairman of the Board of Directors until November 1998. Prior to joining Tele-Communications, Mr. Vierra was President and Chief Operating Officer of United Artists Entertainment Company, where he was in charge of all day-to-day operations and ongoing strategies for the corporation. In this position, Mr. Vierra also directed the activities of both United Artists' cable television and theater division presidents. He also served as President of United Cable Television Corporation, which was merged into United Artists in 1989. Mr. Vierra began his career in the cable industry as Executive Vice President, Investment Banking, for Daniels & Associates, the leading financial services company for the cable industry. Mr. Vierra has served on the Boards of Turner Broadcasting, Discovery Channel, Princes Holdings Ltd., Australas Media Ltd., Torneos y Competencias S.A., Tele-Communications International, Inc., and Telewest plc. Currently, Mr. Vierra is Chairman of the Board of VeloCom Inc., and a Board member of Flextech plc, Formus Communications, Inc., and Jones International Networks, Ltd.



    Barrett N. Wissman, 37, has been our President and Chief Executive Officer and one of our directors since September 22, 1999. He has been the sole manager of HW Partners, a Co-Manager of HW Capital and a manager of related investment advisory companies which he co-founded in 1993. From October, 1987 to September, 1993, Mr. Wissman served as Chief Executive Officer of Athena Products Corporation, a manufacturer and marketer of chemicals, fertilizers and household consumer products and its subsidiaries and affiliates. He oversaw all aspects of Athena's operations, including administration, finance, marketing and production. Mr. Wissman ultimately orchestrated the sale of Athena's assets, including the licensing of several of Athena's manufacturing processes and trademarks. From 1985 to 1987, Mr. Wissman was an analyst at Lazard Freres & Co., L.L.C. in the areas of international mergers and acquisitions and international project finance. Mr. Wissman holds Bachelor of Arts degrees, cum laude, in economics and political science from Yale University and a Master of Arts degree in music from Southern Methodist University.



    Clark K. Hunt, 35, has been one of our directors since September 22, 1999. He is President of Hunt Financial Group, L.L.C., a Dallas, Texas based financial service firm, and is a Co-Manager of HW Capital and related investment advisory companies which he co-founded in 1991. From June of 1987 to August of 1989
Mr. Hunt was an analyst at Goldman, Sachs & Co. in New York and Los Angeles. At Goldman Sachs, he participated in mergers, acquisitions, initial public offerings, cross-currency swaps and leveraged buy-outs. Mr. Hunt is also involved with several family controlled enterprises including venture capital investor Hunt Capital Group, real estate and mining conglomerate, Hunt Midwest Enterprises, and Hunt Sports Group. Hunt Sports Group is the management company responsible for overseeing the Hunt family's investments in the Kansas City Chiefs of the National Football League, the Chicago Bulls of the National Basketball Association and two franchises in the newly launched Major League Soccer. Mr. Hunt serves as a director of United Petroleum Corporation and Granite Golf Corporation. Mr. Hunt attended Southern Methodist University, where he graduated first in his class with a Bachelor of Business Administration and was a two-time recipient of the University's highest academic award, the Provost Award for Outstanding Scholar.



    Mark R. Graham, 41, has been one of our directors since September 22, 1999. Mr. Graham has been a principal of Catalyst Asset Management, since December of 1999. He was a private investor based in Philadelphia, Pennsylvania from 1997 until forming Catalyst. Mr. Graham co-founded Drake Goodwin & Graham, a private equity investment firm, in 1992 and served as a director until 1997. Prior to co-founding Drake Goodwin & Graham, Mr. Graham was employed with Morgan Stanley in its Mergers & Acquisitions department, serving as an associate and thereafter as a Vice President from 1987 to 1992. Mr. Graham served as an associate with E.F. Hutton LBO Inc., the leveraged buyout group of E.F. Hutton & Co. from 1984 to 1987. From 1983 to 1984, Mr. Graham was an associate attorney with Bracewell & Patterson, Houston, Texas. Mr. Graham received a Bachelor of Arts in History, cum laude, from the University of Michigan and a Juris Doctor degree from Georgetown University Law Center.



    Olaf Guerrand-Hermes, 36, has been one of our directors since September 22, 1999. He has been investing privately in Europe and in the United States since the early 1990s. He is a Managing Partner at Blue Growth Capital, LLC, an investment partnership. Prior to organizing Blue Growth Capital, Mr. Guerrand-Hermes was Managing Director of International Equities at The Athena Group, a private international investment management company. At The Athena Group, Mr. Guerrand-Hermes was primarily responsible for international projects as well as raising equity capital for proposed investments. Prior to joining The Athena Group, Mr. Guerrand-Hermes was Vice President at Nomura Securities International, Inc., specializing in structured finance products such as commercial mortgage backed securities. In addition to his experience in the field of finance, Mr. Guerrand-Hermes was an associate with Sullivan & Cromwell, a New York law firm, where he was involved in a variety of international transactions, including public offerings and private placements in the United States by European and other foreign companies and governments. Mr. Guerrand-Hermes is a member of the New York bar, a graduate of New York University School of Law and holds two masters from the University of Pantheon-Assas (Paris II) in Paris, France. Mr. Guerrand-Hermes is a member of the board of directors of Hermes-Sellier.



    Stuart Subotnik, 58, has been one of our directors since January 1, 2000. Mr. Subotnik has been retained as a consultant to eVentures for the period prior to his joining our board as of the special meeting held by the Board of Directors dated October 14, 1999. He is a general partner and an owner of Metromedia Company. He is also Chief Executive Officer of Metromedia International Group, Chairman of Big City Radio, Inc. and a director of Carnival Cruise Lines, Inc. and Metromedia Fiber Network, Inc., a provider of high bandwidth, fiber optic transmission capacity. Since 1981, Mr. Subotnick has operated investments in businesses such as long distance providers, motion picture companies, restaurant chains, hotels, a diesel pump manufacturer, medical equipment research groups, software developers, Internet providers, laser disc distributors and Major League Soccer.



    Jan Robert Horsfall, 39, has been one of our directors since January 1, 2000. Mr. Horsfall is also our Chief Internet Strategist as of the special meeting held by the Board of Directors dated October 14, 1999. Mr. Horsfall is Chief Executive Officer and President of PhoneFree.com. Prior to his position with PhoneFree.com and eVentures and between 1996 and 1999, Mr. Horsfall was Vice President of Marketing for Lycos Inc., where he was responsible for all marketing, public relations, database marketing, product management, advertising and promotion. Prior to joining Lycos, Mr. Horsfall was Vice President of Consumer Brands at The Valvoline Company, a division of Ashland, Inc. Mr. Horsfall has a Bachelor of Science degree from Colorado State University.



    David Leuschen, 48, has been one of our directors since February 4, 2000. From 1977 to the present, Mr. Leuschen has been employed by Goldman, Sachs & Co. in various capacities. From 1986 to 1999, he was a partner of Goldman, Sachs in charge of the firm's Energy and Power Department within Investment Banking, which is responsible for the firm's activities (both agency- and principal-based) related to oil and gas, pipeline and electric utility, and other power companies worldwide. He is also a member of the Energy Investment Committee, which oversees direct investment activity in the energy and power arenas. David joined the Goldman Sachs in 1977 and became head of the predecessor Oil and Gas Group in 1985. He has been a Director of Cambridge Energy Research Associates; a leading energy consulting firm headquartered in Cambridge, Massachusetts and the Cross Timbers Oil Company of Ft. Worth, Texas. He is also owner and President of Switchback Ranch Company of Cody, Wyoming and Roscoe, Montana. He is currently a Director of J. Aron Resources Company of Calgary, Alberta; a Director of Beartooth Energy Partners of Ft. Worth, Texas; and a Director of Keystone Energy Group, a national energy policy-making organization based in Washington, D.C. He received his M.B.A. and A.B. degrees from Dartmouth College in 1977 and 1974, respectively.


EXECUTIVE OFFICERS THAT ARE NOT DIRECTORS


    Stuart Chasanoff, 34, has been our Vice President of Business Development, General Counsel and Secretary as of September 22, 1999. Prior to joining eVentures, Mr. Chasanoff was Senior Vice President and General Counsel to HW Partners, a Texas limited partnership that manages pooled investment vehicles for high net worth and institutional investors. At HW Partners, Mr. Chasanoff assisted the principals of HW Partners in developing investments in a portfolio of publicly held microcap companies and privately held start up companies in a variety of fields, including telecommunications, high technology manufacturing, entertainment and retailing. Mr. Chasanoff also oversaw the development of various investment vehicles and was involved in HW Partners' day to day operations. Between 1990 and 1994, and again in 1996, Mr. Chasanoff was an associate corporate attorney with the New York office of White & Case, LLP specializing in mergers and acquisitions, capital markets, corporate reorganizations and financial services. Additionally, he served as in-house counsel at PepsiCo., Inc. from 1994 to 1995, practicing in the areas mergers and acquisitions, capital markets, international joint ventures and derivative transactions. Mr. Chasanoff has been a director of United Petroleum Corporation, a Florida based chain of convenience stores, since November 1999, a director of Granite Golf Group, Inc., a Scottsdale, Arizona based golf course management company, since November 1998 and a director of Tamboril Cigar Company, a Miami based manufacturer of cigars, since December 1998. Mr. Chasanoff is a member of the New York bar, a 1990 cum laude graduate of the Fordham University School of Law and a 1987 graduate of the University of Virginia with a Bachelor of Arts degree in Political and Social Thought.



    John Stevens Robling, Jr., 49 has been our Vice President, Chief Financial Officer and Assistant Secretary since September 22, 1999 and our Treasurer since September 22, 1999. Mr. Robling is also currently serving as Chief Financial Officer of PhoneFree.com. Prior to his appointment in these positions, Mr. Robling was Chief Financial Officer of Axistel, and he continues to hold this position. Before joining Axistel in 1998, Mr. Robling was an independent financial advisor and specialized in offering private equity investment services to various clients. From 1992 to 1997, Mr. Robling was a principal, board member, and member of the investment committee of Hamilton Lane Advisors, Inc. Hamilton Lane is a private equity consulting firm headquartered in Philadelphia, Pennsylvania. Prior to joining Hamilton Lane, Mr. Robling was a Vice President at Lazard Freres & Co. in its International and Mergers and Acquisitions departments. In these capacities, he assisted clients in 18 financial advisory or capital markets assignments which had an overall transaction value in excess of $3 billion dollars. He was also a member of the Country Advisory Group, an informal partnership among Lazard Freres & Co., S.G. Warburg and Lehman Brothers which advised the sovereign governments of developing countries. In connection with these engagements, Mr. Robling provided financial advisory services to national telecommunications authorities and multi-national telecommunications companies. Mr. Robling received an MBA from the University of Chicago and graduated with distinction from Georgetown University, where he majored in economics.



     Samuel Litwin, 44, has been our Managing Director of Communications Holdings since September 22, 1999. He is also Chief Executive Officer of AxisTel. Prior to his appointment, Mr. Litwin was a Senior Account Manager for multi-national accounts at LDDS Worldcom. He held various management positions from 1986 to 1993 at Bell Atlantic, including Senior Account Manager. Mr. Litwin received a BS in Business Administration from Brooklyn College.



     Mitchell Arthur, 32, has been our Managing Director of Communications Holdings since September 22, 1999. He is also President and Chief Operating Officer of AxisTel. From 1994 to 1998, Mr. Arthur was Global Account Manager for U.S. and international accounts at MFS Communications, where he was involved in the development of MFS's New York/New Jersey fiber-optic network. From 1991 to 1994, Mr. Arthur was a Major Account Manager at Worldcom, where he was responsible for large commercial accounts. Mr. Arthur received an BS in Business Administration and Marketing from Dominican College.



COMMITTEES OF THE BOARD OF DIRECTORS



    Our Board of Directors has established an audit committee consisting of Messrs. Vierra, Guerrand-Hermes and Subotnick, a compensation committee consisting of Messrs. Hunt, Wissman, Guerrand-Hermes, Leuschen and Graham, and an option subcommittee of the compensation committee consisting of Messrs. Leuschen and Graham.



ITEM 6.  EXECUTIVE COMPENSATION



COMPENSATION FOR FISCAL YEAR 1999 AND FISCAL YEAR 2000 UNTIL SEPTEMBER 22, 1999



      In connection with our reorganization, the end of our fiscal year was changed from April 30 to June 30 in order to align our fiscal year with the fiscal year of e.Volve, one of the wholly owned subsidiaries that was acquired in our reorganization. Consequently, the information presented below with respect to fiscal year 1999 is with respect to the fiscal year of eVentures ended April 30, 1999 and the information with respect to fiscal year 2000 is with respect to the fiscal year of eVentures ending June 30, 2000.



      During fiscal year 1999, the transition period between April 30, 1999, and prior to September 22, 1999 in fiscal year 2000, Daniel L. Wettriech served as our President, and we did not have any other employees or officers. During each of these periods, Daniel L. Wettriech did not receive any salary, bonuses, stock awards, options or other compensation from us. Daniel L. Wettriech resigned as our President on September 22, 1999.


Summary Compensation Table for Fiscal Year 2000


      The following table identifies the officers who we believe will be our most highly compensated executive officers during fiscal year 2000. All of the named executive officers listed below have served as executive officers of eVentures since September 22, 1999. In addition, all of the named executive officers listed below are being compensated by eVentures during fiscal 2000, except for Barrett N. Wissman who receives a salary of $120,000 from HW Partners. We are obligated to reimburse HW Partners for Mr. Wissman's salary pursuant to the Management Services Agreement, dated as of September 22, 1999, between eVentures and HW Partners. For a description of the other services provided to us by HW Partners under the management services agreement, see
Item 7. "Certain Relationships and Related Transactions."


                                                                                                 LONG TERM COMPENSATION
                                                                                                 ----------------------
                                                                                              Securities
                                            ANNUAL COMPENSATION                               Underlying     LTIP       All Other
                                  Fiscal    -------------------          Restricted Stock    Options/SARs   Payouts    Compensation
  Name and Principal Position      Year     Salary($)  Bonus($)          Award(s)($)                (#)       ($)        ($)
 -----------------------------    -------   --------------------        ------------------   ------------  -------     -------------
 Barrett N. Wissman                 2000     $120,000  None              None                   100,000    None       None
 President and Chief
 Executive Officer

 Stuart Chasanoff                   2000     $160,000  discretionary     None                   500,000    None       None
 Vice President of Business
 Development, General Counsel
 and Secretary

 John Stevens Robling Jr.           2000     $180,000  discretionary     None                   425,000    None       None
 Vice President, Chief
 Financial Officer, Treasurer
 and Assistant Secretary

 Samuel Litwin                      2000     $180,000  discretionary     None                   425,000    None       None
 Managing Director of
 Communications Holdings

 Mitchell Arthur                    2000     $180,000  discretionary     None                   425,000    None       None
  Managing Director of
 Communications Holdings


Option Grants During Fiscal Year 2000

      Prior to September 22, 1999, we did not grant any stock options. We have never granted any stock appreciation rights ("SARs"). The following table describes the options to acquire shares of our common stock granted to the individuals named above during fiscal year 2000 to date. All of the named executive officers listed below have served as our executive officers since September 22, 1999:



                                          NUMBER OF     % OF TOTAL                               POTENTIAL REALIZABLE
                                          SECURITIES    OPTIONS/SARS                               VALUE AT ASSUMED
                                          UNDERLYING     GRANTED TO                                 ANNUAL RATES OF
                                          eVENTURES      EMPLOYEES     EXERCISE OF                   STOCK PRICE
                                         OPTIONS/SARS  IN FISCAL YEAR  BASE PRICE  EXPIRATION      APPRECIATION FOR
                       NAME               GRANTED (#)     (%)(2)         ($/SH)       DATE          OPTION TERM (1)
            -------------------          ------------  --------------  ----------- -----------   -----------------------
                                                                                                  5% ($)         10% ($)
            Barrett N. Wissman             100,000          3.36%      $    10     9/22/2009   $         0    $   136,000

            President and Chief
            Executive Officer

            Stuart Chasanoff               500,000         16.80%      $  2.50     9/22/2009   $ 1,067,000   $  3,180,000
            Vice President of                                          $  5.00
            Business Development                                       $  7.50
            General Counsel and
            Secretary

            John Stevens Robling Jr.       425,000         14.28%      $    10     9/22/2009   $         0   $    578,000
            Vice President, Chief
            Financial Officer,
            Treasurer and Assistant
            Secretary

            Samuel Litwin                  425,000         14.28%      $    10     9/22/2009   $         0   $    578,000
            Managing Director of
            Communications Holdings

            Mitchell Arthur                425,000         14.28%      $    10     9/22/2009   $         0   $    578,000
            Managing Director of
            Communications Holdings



      (1) Assumes that the fair market value of our common stock on the date of each grant was $4.38 per share, which was the average of the closing bid and asked price of the common stock on that date.


      (2) Percentage of total options granted to employees in fiscal year 2000 is based on 2,976,000 options:

          o    800,000 granted to our directors;



          o 150,000 options received by Jan Robert Horsfall as part of the consideration for his employment as our Chief Internet Strategist and 100,000 options as consideration for his agreement to serve as one of our directors;



          o 1,350,000 granted to certain of our employees in accordance with employment agreements entered into in connection with our reorganization;



          o 425,000 granted to our Chief Financial Officer in connection with our reorganization;



          o 75,000 granted to certain employees of AxisTel in connection with our reorganization in replacement of outstanding options of AxisTel; and



          o    76,000 granted to certain of our non-executive employees.


Aggregated Option Exercises and Year-End Option Values in Fiscal Year 2000


      During fiscal year 2000, we granted options to each of the executive officers named in the Summary Compensation Table above. The following table describes the value of our options exercised by our executive officers during fiscal year 2000 and the value of unexercised options held by our officers at March 7, 2000. The table covers the period between September 22, 1999 and
March 7, 2000, which is the period during which these persons were officers. None of the individuals named in the Summary Compensation Table for fiscal year 2000 were granted options to purchase our shares prior to September 22, 1999.



                                 NUMBER OF SHARES                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   ACQUIRED ON          VALUE           UNDERLYING UNEXERCISED OPTION   IN-THE-MONEY OPTIONS AT
            NAME                   EXERCISE (#)       REALIZED ($)          AT MARCH 7, 2000 (#)              MARCH 7, 2000
-----------------------          ----------------     ------------      -----------------------------   --------------------------
                                                                         EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                                                                        -----------------------------   --------------------------
Barrett N. Wissman                 _ _                   _ _                  50,000/50,000                $1,125,000/$1,125,000
President and Chief
Executive Officer

Stuart Chasanoff                   _ _                   _ _                  0/500,000                    0/$13,750,000
Vice President of Business
Development General Counsel
and Secretary

John Stevens Robling Jr.           _ _                   _ _                  0/425,000                    0/$9,562,500
Vice President, Chief
Financial Officer, Treasurer
and Assistant Secretary

Samuel Litwin                      _ _                   _ _                  0/425,000                    0/$9,562,500
Managing Director of
Communications Holdings

Mitchell Arthur                    _ _                   _ _                  0/425,000                    0/$9,562,500
Managing Director of
Communications Holdings



COMPENSATION OF DIRECTORS



         On September 22, 1999, pursuant to our 1999 Omnibus Securities Plan described below, we granted a total of 600,000 options to purchase shares of our common stock to our newly appointed directors. On October 14, 1999, we granted 100,000 options to purchase shares of our common stock to each of Jan Robert Horsfall and Stuart Subotnik, respectively, in connection with their agreements to serve as our directors. On February 4, 2000, we granted 100,000 options to purchase shares of our common stock to David Leuschen in connection with his agreement to serve as our director. Other than as provided by our 1999 Omnibus Securities Plan described below and the reimbursement of reasonable expenses incurred with attending board and committee meetings, we have not yet adopted specific policies on directors' compensation and benefits as of the date of this filing.

EMPLOYMENT AGREEMENTS



      Barrett N. Wissman provides services and receives compensation as our President and Chief Executive Officer from HW Partners pursuant to a Management Services Agreement between eVentures and HW Partners. We are obligated to reimburse HW Partners for Mr. Wissman's salary of $120,000. For a description of the other services provided to us by HW Partners under the management services agreement, see Item 7 - "Item 7. Certain Relationships and Related Transactions."



      Stuart Chasanoff, our Vice President of Business Development, General Counsel and Secretary, is employed pursuant to an employment agreement that was entered into on September 22, 1999. The agreement commenced on September 22, 1999 and will expire on September 21, 2002, and will automatically be extended for additional terms of successive one year periods unless either we or Mr. Chasanoff notifies the other in writing at least sixty days prior to the expiration of the then current term that the extension will not take effect. Mr. Chasanoff will receive the following annual base salary:



      o    $160,000 for the period October 1, 1999 through September 21, 2000;



      o    $172,800 for the period September 22, 2000 through September 21,
           2001; and



      o    $186,624 for the period September 22, 2001 through September 21,
           2002.


      Mr. Chasanoff's employment agreement provides him with the eligibility to receive discretionary bonuses payable by us on such terms and conditions as determined by the board of directors or the compensation committee of such board. In addition, Mr. Chasanoff's employment agreement also grants him an option to purchase 500,000 shares of our common stock, pursuant to our 1999 Omnibus Securities Plan described below. These options have an exercise price and shall vest as follows:


      o $2.50 per share for 166,666 shares which shall vest on September 21, 2000;



      o $5.00 per share for $166,667 shares which shall vest on September 21, 2001; and



      o $7.50 per share for 166,667 shares which shall vest on September 21, 2002.



      In addition, these options will vest immediately if we terminate Mr. Chasanoff's employment without cause, if Mr. Chasanoff terminates his employment for good reason or the options are accelerated upon a change of control of our company. Mr. Chasanoff's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If at least thirty days prior to the expiration of the employment term we have failed to offer to extend the term for a period of at least one year on substantially identical terms as set forth in the agreement, then Mr. Chasanoff shall be entitled to receive payments of an amount equal to his then monthly rate of base salary for a period of six months following the date of termination.



         Mitchell Arthur, one of our Managing Directors of Communications Holdings and President and Chief Operating Officer of AxisTel, is employed by AxisTel pursuant to an employment agreement that was entered into on October 28, 1998 and amended and restated on September 22, 1999. The amended and restated employment agreement commenced on September 22, 1999 and shall continue for twenty-four months, expiring on September 21, 2001. Upon the end of this initial term, AxisTel has agreed to offer to extend the term of employment for one additional year ending September 21, 2002 on substantially identical terms and base salary applicable at the time of expiration of the initial term of employment, but without the requirement for the issuance of any additional stock options. In addition, the employment agreement may be renewed by mutual agreement of the parties at the end of each term for additional one year periods. Under the amended and restated employment agreement, Mr. Arthur will receive an annual base salary of $180,000 during each fiscal year of the term of employment. This compensation shall be reviewed at least annually by our board of directors, and any appropriate increases to this base salary may be made at the sole discretion of our board. Mr. Arthur's employment agreement provides him with the eligibility to receive discretionary bonuses payable by us on such terms and conditions as determined by our board of directors or the compensation committee of such board. In addition, Mr. Arthur's employment agreement also grants him an option to purchase 425,000 shares of our common stock, pursuant to our 1999 Omnibus Securities Plan described below. These options have an exercise price of $10 per share and shall vest as follows:


         o    141,166 shares (1/3) shall vest on September 21, 2000;



         o    141,167 shares (1/3) shall vest on September 21, 2001; and



         o    141,167 shares (1/3) which shall vest on September 21, 2002.



         These options will vest immediately if we terminate Mr. Arthur's employment without cause, if we fail to extend, as agreed, Mr. Arthur's term of employment for an additional year after the expiration of the initial term or if the options are accelerated upon a change of control of our company. Mr. Arthur's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If AxisTel terminates Mr. Arthur's employment during the term of the agreement without cause, then Mr. Arthur shall be entitled to receive his base salary then in effect for the remainder of the term and the contractual restriction on Mr. Arthur's ability to sell any shares of our common stock set forth in the registration rights agreement executed on September 22, 1999 shall terminate and cease to apply to Mr. Arthur .



         Mr. Samuel Litwin, one of our Managing Directors of Communications Holdings and Chief Executive Officer of AxisTel, is employed by AxisTel pursuant to an employment agreement that was entered into on October 28, 1998 and amended and restated on September 22, 1999. The amended and restated employment agreement commenced on September 22, 1999 and shall continue for twenty-four months, expiring on September 21, 2001. Upon the end of this initial term, AxisTel has agreed to offer to extend the term of employment for one additional year ending September 21, 2002 on substantially identical terms and base salary applicable at the time of expiration of the initial term of employment, but without the requirement for the issuance of any additional stock options. In addition, the employment agreement may be renewed by mutual agreement of the parties at the end of each term for additional one year periods. Under the amended and restated employment agreement, Mr. Litwin will receive an annual base salary of $180,000 during each fiscal year of the term of employment. This compensation shall be reviewed at least annually by our board of directors, and any appropriate increases to this base salary may be made at the sole discretion of our board. Mr. Litwin's employment agreement provides him with the eligibility to receive discretionary bonuses payable by us on such terms and conditions as determined by our board of directors or the compensation committee of such board. In addition, Mr. Litwin's employment agreement also grants him a stock option to purchase 425,000 shares of our common stock, pursuant to our 1999 Omnibus Securities Plan described below. These options have an exercise price of $10 per share and shall vest as follows:



         o    141,166 shares (1/3) shall vest on September 21, 2000;



         o    141,167 shares (1/3) shall vest on September 21, 2001; and



         o    141,167 shares (1/3) which shall vest on September 21, 2002.



These options will vest immediately if we terminate Mr. Litwin's employment without cause, if we fail to extend, as agreed, Mr. Litwin's term of employment for an additional year after the expiration of the initial term or if the options are accelerated upon a change of control of our company. Mr. Litwin's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If AxisTel terminates Mr. Litwin's employment during the term of the agreement without cause, then Mr. Litwin shall be entitled to receive his base salary then in effect for the remainder of the term and the contractual restriction on Mr. Litwin's ability to sell any shares of our common stock set forth in the registration rights agreement executed on September 22, 1999 shall terminate and cease to apply to Mr. Litwin.


      At present, none of the other named executive officers or key employees is party to an employment agreement with us.

1999 OMNIBUS SECURITIES PLAN


      The Board of Directors and our stockholders adopted and approved our 1999 Omnibus Securities Plan (the "Omnibus Plan") as of September 22, 1999. Under the Omnibus Plan, our officers, directors, key employees and consultants, together with those of our subsidiaries, are eligible to receive stock options, restricted and unrestricted stock awards, dividend equivalent rights, interest equivalents, stock appreciation rights, and performance stock awards. No person can be granted in any calendar year awards under the Omnibus Plan covering more than 500,000 shares of our common stock.

      We have authorized and reserved 15 percent of our issued and outstanding shares of common stock, at any time, for delivery upon the exercise of stock options, or under other awards, granted pursuant to the Omnibus Plan, as that number of shares is determined in calculating our fully diluted earnings per share for our fiscal year immediately preceding such time; however, we may not deliver more than a total of 4,000,000 shares of our common stock upon the exercise of "incentive stock options." The shares of our common stock that may be issued under the Omnibus Plan may be either authorized and unissued shares or previously issued shares held as treasury shares.


      Options to purchase 2,450,000 shares of our common stock were granted on September 22, 1999 in connection with our reorganization, and options to purchase 425,000, 1,000 and 100,000 shares were granted to eligible individuals on October 14, 1999, January 24, 2000 and February 4, 2000, respectively. All options granted in connection with our reorganization, except for the options granted to Annette Dickson and William Carroll, were granted to eligible individuals who were appointed as either executive officers or directors of our Company. Annette Dickson and William Carroll are AxisTel employees who held AxisTel options prior to our reorganization and who, in connection with our reorganization, received eVentures options in exchange for the AxisTel options they held. See Item 1 - "The Reorganization Transaction."



      As of March 7, 2000, no options granted under the Omnibus Plan have been exercised, and no types of awards other than options have been granted under the Omnibus Plan. These options granted under the Omnibus Plan have a weighted average exercise price of $9.56 per share. The following table summarizes, for each option granted and outstanding under the Omnibus Plan as of March 7, 2000, the date of grant, recipient, vesting schedule, exercise price and total number of shares covered by such option.




                                                                                       VESTING SCHEDULE
                                                                     ----------------------------------------------------------
              GRANT DATE               NAME         TOTAL NUMBER OF  NUMBER OF SHARES
                                                    SHARES GRANTED       VESTING              VESTING DATE       EXERCISE PRICE
                                                    ---------------  --------------         ------------------   --------------
           September 22, 1999    Stuart Chasanoff     500,000               166,666         September 22, 2000   $         2.50
                                                                            166,667         September 22, 2001   $         5.00
                                                                            166,667         September 22, 2002   $         7.50
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    Samuel L. Litwin     425,000               141,166         September 22, 2000   $        10.00
                                                                            141,167         September 22, 2001   $        10.00
                                                                            141,167         September 22, 2002   $        10.00
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    Mitchell Arthur      425,000               141,166         September 22, 2000   $        10.00
                                                                            141,167         September 22, 2001   $        10.00
                                                                            141,167         September 22, 2002   $        10.00
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    John Stevens         425,000               141,166         September 22, 2000   $        10.00
                                 Robling, Jr.                               141,167         September 22, 2001   $        10.00
                                                                            141,167         September 22, 2002   $        10.00
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    Annette Dickson       15,000                 5,000         September 22, 2000   $         2.50
                                                                              5,000         September 22, 2001   $         2.50
                                                                              5,000         September 22, 2002   $         2.50
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    William Carroll       60,000                20,000         September 22, 2000   $         2.50
                                                                             20,000         September 22, 2001   $         2.50
                                                                             20,000         September 22, 2002   $         2.50
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    Fred Vierra          200,000               100,000         September 22, 1999   $        10.00
                                                                            100,000         September 22, 2000   $        10.00
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    Clark Hunt           100,000                50,000         September 22, 1999   $        10.00
                                                                             50,000         September 22, 2000   $        10.00
                                                      -------        --------------         ------------------   --------------
           September 22, 1999    Barrett N.           100,000                50,000         September 22, 1999   $        10.00
                                 Wissman                                     50,000         September 22, 2000   $        10.00
                                                      -------        --------------         ------------------   --------------



           September 22, 1999    Mark Graham          100,000                50,000  September 22, 1999   $        10.00
                                                                             50,000  September 22, 2000   $        10.00
                                                      -------        --------------  ------------------   --------------
           September 22, 1999    Olaf Guerrand-       100,000                50,000  September 22, 1999   $        10.00
                                 Hermes                                      50,000  September 22, 2000   $        10.00
                                                      -------        --------------  ------------------   --------------
           October 14, 1999      Jan Robert           100,000                50,000  October 14, 1999     $        10.00
                                 Horsfall                                    50,000  October 14, 2000     $        10.00
                                                      -------        --------------  ------------------   --------------
                                                      150,000                50,000  October 14, 2000     $        10.00
                                                                             50,000  October 14, 2001     $        10.00
                                                                             50,000  October 14, 2002     $        10.00
                                                                     --------------  ------------------   --------------
           October 14, 1999      Stuart Subotnik      100,000                50,000  October 14, 1999     $        10.00
                                                                             50,000  October 14, 2000     $        10.00
                                                                     --------------  ------------------   --------------
           October 14, 1999      John Logan            60,000                20,000  October 14, 2000     $        15.00
                                                                             20,000  October 14, 2001     $        15.00
                                                                             20,000  October 14, 2002     $        15.00
                                                                     --------------  ------------------   --------------
           October 14, 1999      John Reyes            10,000                 3,333  October 14, 2000     $        15.00
                                                                              3,333  October 14, 2001     $        15.00
                                                                              3,334  October 14, 2002     $        15.00
                                                                     --------------  ------------------   --------------
           October 14, 1999      Jorge Sesma            5,000                 1,666  October 14, 2000     $        15.00
                                                                              1,667  October 14, 2001     $        15.00
                                                                              1,667  October 14, 2002     $        15.00
                                                                     --------------  ------------------   --------------
           January 24, 2000      Leanne Redding         1,000                   333  January 24, 2001     $        25.00
                                                                                333  January 24, 2002     $        25.00
                                                                                334  January 24, 2003     $        25.00
                                                                     --------------  ------------------   --------------
           February 4, 2000      David Leuschen        100,000               50,000  February 4, 2000     $        23.50
                                                                             50,000  February 4, 2001     $        23.50
                                                                     --------------  ------------------   --------------




      The Omnibus Plan is administered by the Board of Directors. Subject to the provisions of the Omnibus Plan, the Board of Directors has the authority to determine the type of award, when and to whom awards will be granted, the number of shares covered by each award and the terms and conditions of each such award. The Board of Directors interprets the Omnibus Plan and may at any time adopt the rules and regulations for the Omnibus Plan as it deems advisable. The Board of Directors may accelerate the vesting or right to exercise a previously granted award, in accordance with the terms of the Omnibus Plan. The Omnibus Plan grants the Board of Directors the authority to appoint a stock plan committee, comprised of at least two members of the Board of Directors, and delegate to such committee the administration of the Omnibus Plan, subject to the right of the Board of Directors to exercise duties and responsibilities delegated to the stock plan committee under the Omnibus Plan. At the discretion of the Board of Directors, this stock plan committee may be the same as the compensation committee of the Board of Directors.


      Stock Options. Stock options may be granted and will become exercisable under the terms and conditions determined by the Board of Directors in accordance with the Omnibus Plan. Options granted under the Omnibus Plan may be "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, or "non-qualified stock options," which are not intended to receive the special income tax treatment accorded incentive stock options under the Internal Revenue Code. The Board of Directors may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an option as it deems appropriate. Options granted under the Omnibus Plan have an exercise price per share at least equal to the fair market value of a share of our common stock on the date of grant. However, the Board of Directors may, subject to certain limitations in the Omnibus Plan, amend the exercise price of an outstanding option to be not less than the fair market value of our common stock on the date of such amendment. Once vested, options granted under the Omnibus Plan may be exercised for a period of up to ten years from the date of grant. Options (and other awards requiring payment by the holder) under the Omnibus Plan may be paid by the recipient in cash or any other consideration permitted by law and authorized by the Board of Directors (including, without limitation, using shares of our capital stock previously purchased by the recipient or a broker-assisted or similar exercise procedure). Furthermore, the Board of Directors may authorize loans to individuals to finance their exercise of vested options.

      Restricted Stock Awards. The Board of Directors has the authority to grant restricted stock awards entitling the recipient to acquire shares of our common stock at par value or such other purchase price, and subject to such restrictions and conditions, as the Board of Directors may determine at the time of grant. Upon delivery of the shares of restricted stock, a recipient shall have all the rights of a stockholder with respect to such shares, subject to the restrictions established by the Board of Directors at the time of grant, as described below. All shares of restricted stock shall be subject to such restrictions as the Board of Directors shall provide and may include restrictions concerning voting rights and transferability and restrictions based on duration of employment or engagement with us or our affiliates. The Board of Directors may also impose such restrictions and conditions on shares of restricted stock granted under the Omnibus Plan as it deems appropriate, which may be based on continuing employment or other business relationships with us or one of our affiliates or the achievement of pre-established, objective performance goals that are determined over a measurement period established by the Board of Directors and relate to one or more performance criteria described in the Omnibus Plan. Restricted stock awarded under the Omnibus Plan may not be sold, transferred, assigned or encumbered and may not be disposed of, except by will or the laws of descent and distribution, for a period of time determined by the Board of Directors until all restrictions lapse. If the recipient of a restricted stock award under the Omnibus Plan fails to satisfy applicable conditions established by the Board of Directors in the award, the restricted stock may be forfeited and revert back to us or we may repurchase such shares of restricted stock at a cash price per share equal to the price paid by the recipient for such shares. Restricted stock shall vest and become free of restrictions on the date, and/or by satisfaction of conditions, specified by the Board of Directors on the date of grant.

      Unrestricted Stock Awards. The Board of Directors also has the authority to grant or sell an unrestricted stock award to any eligible person, pursuant to which such person may receive shares of our common stock free of any vesting restrictions under the Omnibus Plan. Unrestricted stock awards may be granted or sold as a bonus in respect to past services or other valid consideration or in lieu of any cash compensation to such an eligible person.

      Performance Stock Awards. The Board of Directors may grant performance stock awards to eligible individuals under the Omnibus Plan. Performance stock awards entitle the recipient to acquire shares of our common stock upon the attainment of objective performance goals, established in advance by the Board of Directors, based on performance criteria set forth in the Omnibus Plan.

      Dividend Equivalent Rights and Interest Equivalents. The Board of Directors may grant to eligible individuals dividend equivalent rights with other awards under the Omnibus Plan or independent of any other awards. Dividend equivalent rights entitle the recipient to receive cash or additional shares of our common stock based on cash dividends that would be paid on a specified number of shares of our common stock. Settlement of certain awards may, if permitted by the Board of Directors, be deferred under the Omnibus Plan, and, during the period of such deferral, such awards may be credited with interest equivalents as specified in the award agreement.

      Stock Appreciation Rights. The Omnibus Plan also permits the Board of Directors to grant stock appreciation rights with respect to all or any portion of the shares of common stock covered by options granted under the Omnibus Plan, or, independent of options, with respect to a specified number of shares of common stock. A stock appreciation right may be exercised only when the related option is exercisable (or, in the case of an independent stock appreciation right, as specified in the applicable award agreement). Upon exercise of a stock appreciation right, the recipient will receive for each share for which such stock appreciation right is exercised, an amount, in cash or common stock, as determined by the Board of Directors, equal to the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the exercise price per share of the option to which the stock appreciation right relates (or, in the case of an independent stock appreciation right, the exercise price stated in the applicable award agreement).


      Other Provisions of the Plan. Except in the event of his or her death, the recipient of an award under the Omnibus Plan may not transfer such award until shares of our common stock have been issued to such recipient and all restrictions applicable to such shares have lapsed, unless such transfer is approved by the

Board of Directors in accordance with the terms of the Omnibus Plan. Incentive stock options granted under the Omnibus Plan may not be transferred if such transfer would disqualify the option from "incentive stock option" treatment under the Internal Revenue Code.

      The Board of Directors will make appropriate adjustments in the maximum number and kind of shares available for issuance under the Omnibus Plan, the maximum number of shares that can be covered by awards granted to an individual in any one year under the Omnibus Plan, and the number and kind of shares, and price per share, subject to awards outstanding under the Omnibus Plan in the event of certain changes in our capital, such as a stock dividend, merger, recapitalization, spin-off, or extraordinary dividend.

      The Omnibus Plan and awards granted, whether or not vested, will automatically terminate in the event that there is a reorganization or a transaction involving a "change in control" of our company (as defined in the Omnibus Plan), unless a provision is made in writing for the continuance of the Omnibus Plan and for the assumption or substitution of such awards in connection with such transaction, or the Board of Directors provides for the acceleration of vesting or exercisability of outstanding awards and/or conversion of such awards into a right to receive cash or other consideration that could be received in such change in control with respect to the shares of common stock underlying such award (net of any exercise price). If the Omnibus Plan and any outstanding awards granted thereunder shall terminate by reason of such a change in control without provision for assumption or substitution, or acceleration, or conversion of outstanding awards, then any holder of an outstanding award shall have the immediate right, as the Board of Directors may designate, to exercise, claim or convert his or her award to the full extent not theretofore exercised, claimed or converted. In the event we consummate any merger, consolidation or other reorganization not involving such a "change in control," outstanding awards under the Omnibus Plan may thereafter be exercised or claimed only for the kind and amount of securities, cash and/or other consideration that could have been received in such transaction by a holder of the number of shares of common stock covered by such award.

      The Board of Directors may amend or terminate the Omnibus Plan and may amend any award previously granted under the Omnibus Plan. However, if required by any law, regulation or stock exchange rule, no such change in the Omnibus Plan shall be effective without the approval of our stockholders. In addition, no such change may materially impair an award previously granted, except with the written consent of the recipient of such award.

      No awards may be granted under the Omnibus Plan after September 22, 2009; however, awards granted prior to such date will remain in effect thereafter, until they are exercised or terminate or expire in accordance with their terms.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    We did not have a compensation committee during the fiscal year ended June 30, 1999.



    On December 15, 1999, our Board of Directors created a compensation committee composed of Messrs. Hunt, Wissman and Graham. On February 4, 2000, Mr. Guerrand-Hermes and Mr. Leuschen were appointed members of the compensation committee. The compensation committee reviews, recommends and approves compensation arrangements for executive officers, key employees and other senior personnel, and administers certain and compensation plans and arrangements. As of March 7, 2000, our compensation committee has not adopted formal guidelines to consider when making these determinations.

    Prior to December 15, 1999, compensation decisions relating to our executive officers, key employees and other senior personnel were primarily made by our Board of Directors.



ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



TRANSACTIONS WITH e.VOLVE.



Investment by Infinity Entities

    On June 11, 1998, e.Volve entered into a securities purchase agreement with Infinity Investors Limited pursuant to which:



    o e.Volve agreed to issue debentures to Infinity Investors Limited in an amount up to $6.0 million. Approximately $2.7 million aggregate principal amount of the e.Volve debentures were issued in exchange for debentures that Infinity Investors had purchased from Touch Tone America, Inc. Touch Tone had agreed to merge with e.Volve in August of 1997, but the merger agreement had been terminated in May of 1998. Infinity Investors Limited agreed to allow e.Volve to assume the Touch Tone debentures because Touch Tone had previously advanced funds to e.Volve and Infinity decided to provide funding to e.Volve to construct its network and operations. The balance of the debentures were purchased by Infinity Investors Limited for cash.



    o e.Volve pledged all of its assets to Infinity Investors Limited to secure the e.Volve debentures.



    o e.Volve issued and sold 2,400 shares of its common stock, representing two-thirds of the outstanding capital stock of e.Volve, to Infinity Investors Limited for $0.01 per share.



    o Infinity Investors Limited sold a 12.1% interest in the debentures and shares of e.Volve common stock to IEO Holdings Limited for approximately $750,000.



      As a result of these transactions, Infinity Investors Limited acquired control of e.Volve. Prior to those transactions, Kerry Rogers was the Chief Executive Officer of e.Volve. Following this transaction, Steven Loglisci was appointed President of e.Volve, and Kerry Rogers was appointed Chief Technology Officer, which was not an executive officer position at e.Volve.



      Interest on the e.Volve debentures was payable monthly and e.Volve was required to make monthly installments of principal, beginning on January 31, 1999 in an amount equal to $50,000 plus any available cash flow of e.Volve. Any amounts of principal not paid were to be due on June 11, 2000. No payments of principal were paid on the e.Volve debentures. The proceeds of this financing were used to purchase equipment and for making capital and general corporate expenses. e.Volve decided to issue debt and equity as a result of arms-length negotiations with representatives of Infinity Investors.



      On August 19, 1998, pursuant to the terms of a letter agreement between e.Volve and Infinity Investors Limited, e.Volve issued debentures in the principal amount of $850,000 to Infinity Investors Limited and amended the June 11 securities purchase agreement and the related security documents to provide the benefits of those agreements to Infinity Investors Limited with respect to the August 19 debentures.



      Interest on the August 19 debentures was 8% per annum, payable monthly, and e.Volve was required to make monthly installments of principal, beginning on August 31, 1998 in an amount equal to $50,000 plus any available cash flow of e.Volve. Any amounts of principal not paid were to be due on June 11, 2000. No payments of principal were paid on the August 19 debenture. The proceeds of the August 19 debentures were used to fund a cash deposit securing a letter of credit supporting contractual arrangements between e.Volve and Avantel, S.A. Under the letter agreement, the August 19 debentures became convertible into 340 shares of e.Volve common stock because the principal of the August 19 debentures was not repaid in full on or prior to November 19, 1998. e.Volve decided to issue debt and equity as a result of arms-length negotiations with representatives of Infinity Investors and because other financing alternatives would have created an undue strain on its cash flow.



      On December 9, 1998, IEO Holdings Limited purchased 909 shares of e.Volve common stock from Infinity Investors Limited. After the sale, Infinity Investors Limited and IEO Holdings Limited each owned 33.3% of the outstanding common stock of e.Volve.



      On February 9, 1999, pursuant to the terms of a letter agreement between e.Volve and Infinity Investors Limited, e.Volve issued debentures in the principal amount of $390,000 to Infinity Investors Limited and amended the June 11 securities purchase agreement and the related security documents to provide the benefits of those agreements to Infinity Investors Limited with respect to the February 9 debentures.



      Interest at 8% per annum and principal on the February 9 debentures was due on February 17, 1999. No payment of principal has been paid on the February 9 debenture. The proceeds of the February 9 debentures were used to fund working capital needs of e.Volve. e.Volve decided to issue debt and equity as a result of arms-length negotiations with representatives of Infinity Investors and because other financing alternatives would have created an undue strain on its cash flow.



      On April 15, 1999, pursuant to the terms of a letter agreement between e.Volve, Infinity Investors Limited and IEO Holdings Limited:



      o e.Volve issued amended and restated debentures in the principal amount of $7,050,000 to Infinity Investors Limited in exchange for the June 11 debentures, the August 19 debentures and the April 15 debentures;



      o e.Volve and Infinity Investors Limited amended the February 9 debentures:



         o to extend its maturity date to the earlier to occur of an event of default and June 30, 1999,



         o to provide that interest on the February 9 debentures would be payable at the same time as interest on the amended and restated debentures, and



         o to provide that the February 9 debentures would be convertible into shares of e.Volve common stock, at a conversion price of $2,778 per share, if the principal of the amended and restated debentures was not repaid in full on or prior to maturity date of the February 9 debenture;



      o e.Volve agreed to pay all outstanding interest on the amended and restated debentures and the February 9 debentures on April 30, 1999;

      o e.Volve issued warrants expiring on April 15, 2004 to purchase 170 shares of e.Volve common stock at a purchase price of $2,778 per share to each of Infinity Investors Limited and IEO Holdings Limited; and



      o amended the June 11 securities purchase agreement and the related security documents to provide the benefits of those agreements to Infinity Investors Limited with respect to the amended and restated debentures.







    Interest on the amended and restated debentures was 8% per annum, payable monthly, and e.Volve was required to make monthly installments of principal, beginning on April 30, 1999 in escalating amounts beginning at $50,000 on April 30, 1999 and increasing to $250,000 on December 31, 1999 and thereafter until repaid in full, plus any available cash flow of e.Volve. No payments of principal have been paid on the amended and restated debentures. Any amounts of principal not paid were to be due on June 30, 2000. The debenture was not converted. e.Volve decided to issue debt and equity as a result of arms-length negotiations with representatives of Infinity Investors and because other financing alternatives would have created an undue strain on its cash flow.



    On April 29, 1999, pursuant to the terms of a letter agreement between e.Volve, Infinity Investors Limited and IEO Holdings Limited, e.Volve issued debentures in the aggregate principal amount of $500,000 to Infinity Investors Limited and amended the June 11 securities purchase agreement and the related security documents to provide the benefits of those agreements to Infinity Investors Limited with respect to the April 29 debentures. IEO Holdings Limited participated in the April 29 debentures pursuant to the terms of the participation agreement.



    Interest on the April 29 debentures was payable monthly beginning on May 31, 1999 and e.Volve was required to make monthly installments of principal, beginning on May 31, 1999, in an amount equal to any available cash flow of e.Volve plus any amounts received by e.Volve or its subsidiaries with respect to any tax refunds, including an anticipated refund on previously paid Mexican value added taxes. No payments of principal have been paid on the April 29 debentures. Any amounts of principal not paid were to be due on August 27, 1999. The proceeds of this loan were used to fund working capital. e.Volve decided to issue debt and equity as a result of arms-length negotiations with representatives of Infinity Investors and because other financing alternatives would have created an undue strain on its cash flow.



    On April 30, 1999, pursuant to the terms of a letter agreement between e.Volve, Infinity Investors Limited and IEO Holdings Limited, e.Volve issued debentures in the aggregate principal amount of $100,000 to Infinity Investors Limited and amended the June 11 securities purchase agreement and the related security documents to provide the benefits of those agreements to Infinity Investors Limited with respect to the April 30 debentures. IEO Holdings Limited participated in the April 30 debentures pursuant to the terms of the participation agreement.



    Interest on the April 30, debentures was payable monthly beginning on May 31, 1999 and e.Volve was required to make monthly installments of principal, beginning on May 31, 1999, in an amount equal to any available cash flow of e.Volve plus any amounts received by e.Volve or its subsidiaries with respect to any tax refunds, including an anticipated refund on previously paid Mexican value added taxes. No payments of principal have been paid on the April 30 debentures Any amounts of principal not paid were to be due on August 28, 1999. The proceeds of this loan were used to fund working capital. e.Volve decided to issue debt and equity as a result of arms-length negotiations with representatives of Infinity Investors and because other financing alternatives would have created an undue strain on its cash flow.



      On May 1, 1999, Infinity Investors Limited and IEO Holdings Limited executed an assignment agreement. Pursuant to the assignment agreement, IEO Holdings Limited acquired a 50% interest in the amended and restated debentures and the warrants. The warrants were subsequently canceled in connection with our reorganization.



    Because the principal amount of the February 9 debenture was not paid on or prior to June 30, 1999, the

February 9 debenture became convertible into shares of e.Volve common stock at the option of the holders, at a conversion price of $2,778 per share, which was the deemed fair value of shares at the issue date.



    Infinity Investors Limited and IEO Holdings Limited have never taken action to enforce their rights under these debentures. On September 22, 1999, in connection with our reorganization, eVentures acquired the e.Volve common stock and e.Volve debentures held by Infinity Investors Limited in exchange for 5,682,807 shares of eVentures common stock and acquired IEO Holdings Limited, the holder of, among other assets, the 1,200 shares of e.Volve common stock and the remaining debentures, for 14,562,193 shares of eVentures common stock.



    Following our reorganization the debentures were restructured into a single debenture with a maturity date of December 31, 1999. On December 31, 1999, the debentures were restructured as an intercompany loan.



Transactions with Mr. Rogers



    Prior to and during fiscal year 1999, e.Volve made advances to Mr. Rogers, the former majority shareholder of e.Volve. The advances were non-interest bearing and were due on demand. As of June 30, 1998 and 1999, advances due from Mr. Rogers totaled $60,920 and $0, respectively.



    During fiscal years 1998 and 1999, e.Volve shared office space, payroll and certain other administrative expenses with Orix Systems, which during those periods was controlled by Mr. Rogers, the former majority shareholder of e.Volve. During such periods, e.Volve paid Orix Systems $676,227 and $156,597, respectively, with respect to such expenses.



    On April 15, 1999, e.Volve entered into a consulting agreement with Mr. Rogers that replaced all previous employment agreements made between them. The term of the consulting agreement commenced on April 15, 1999 and was to terminate on June 11, 2000. Under the terms of the consulting agreement, e.Volve engaged Mr. Rogers to perform such general consulting and related duties and services associated with e.Volve's ongoing and future business operations as would be determined by the president or chief executive officer of e.Volve. In consideration for these duties and services, e.Volve was obligated to pay Mr. Rogers an honorarium of $140,000 for his services in each fiscal year of the term and an additional fee of $10,000 for each fiscal year of the term for performing his obligations under the covenant not to compete, the non-solicitation clause, and the confidentiality provision found in the consulting agreement. In addition to the honorarium and additional fee, Mr. Rogers was also entitled to earn a bonus payment which depended on the gross revenue generated by e.Volve and its subsidiaries on a consolidated basis. In addition to the compensation and benefits received by Kerry Rogers under the consulting agreement, Kerry Rogers was entitled to severance payments in the case that the consulting agreement was terminated without "cause."



    On February 24, 2000, e.Volve terminated the consulting agreement pursuant to a letter agreement with Mr. Rogers. Under this letter agreement, e.Volve paid Kerry Rogers a lump sum of $105,000, and agreed to pay $31,000 to Nextlink, Inc. in settlement of a disputed amount among e.Volve, Mr. Rogers and Nextlink. Kerry Rogers is no longer a consultant of e.Volve and has no link to us other than as a shareholder of eVentures.



TRANSACTIONS WITH AXISTEL



Infinity Entities Investments



    On October 28, 1998, AxisTel issued notes to IEO Holdings Limited in an aggregate principal amount of $2.0 million pursuant to a note agreement. The note bears interest at 8% per annum, payable monthly. The notes were due on October 28, 2000. The notes were secured by all assets and equity interests of AxisTel.



    In connection with the note agreement, AxisTel issued one share of Class B common stock of AxisTel to IEO Holdings Limited at a purchase price of $1.00. Such share of Class B common stock carries voting rights entitling IEO Holdings Limited to vote 50% of all issued and outstanding shares of the common stock of AxisTel.



    In connection with the note agreement, AxisTel issued warrants to purchase 1,499 shares of Class B common stock, par value $.01 per share, of AxisTel at an exercise price of $2,333.33 per share to IEO Holdings Limited. The warrants were valued at approximately $274,000 using the Black-Scholes model and AxisTel recorded the amount as a debt discount, with a related credit to additional paid-in capital. The debt discount is being amortized over the life of the loan.



    We calculated the value of the warrants utilizing publicly available software capable of performing the Black-Scholes model. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options and warrants, which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the AxisTel warrants have characteristics significantly different from those of traded options and warrants, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of these warrants.



    Pursuant to the note agreement, AxisTel issued additional notes to IEO Holdings Limited in the amounts of $500,000 and $1.0 million on March 10, 1999 and April 19, 1999, respectively. As of December 31, 1998, AxisTel had not met, but was subsequently granted waivers with respect to, certain reporting requirements under such notes.



    On September 22, 1999, IEO Holdings Limited exercised its warrants to purchase 1,499 Class B shares of AxisTel. The notes were surrendered as payment of the purchase price for such shares. Such shares, in addition the share of Class B common stock owned by IEO Holdings Limited, represent 50% of the outstanding shares of AxisTel. IEO Holdings Limited exchanged its shares in AxisTel for 6,000,000 shares of eVentures.



    On August 20,1999, Infinity Energing Holdings Subsidiary Limited issued a note in the aggregate principal amount of $750,000 to AxisTel. The note bears interest at the rate of 10% per annum, payable monthly. The note matured on December 30, 1999. AxisTel repaid this note with part of the proceeds of our private placement of preferred and common stock on September 28, 1999.



Transactions with Other Stockholders


    AxisTel had notes payable to one of its stockholders aggregating $10,000 at December 31, 1997 and two of its stockholders aggregating $25,000 at December 31, 1998. Interest is calculated at 5% per annum. The outstanding principal balance and any unpaid interest was due and payable on October 28, 1999, and the notes were therefore classified as short term.


    Revenues for AxisTel included revenues for the year ended December 31, 1998 from Debit Card Technologies, Inc. totaling approximately $264,000. Debit Card Technologies is wholly owned by an employee's spouse. All revenues for the period August 28, 1997 (inception) to December 31, 1997 were received from Debit Card.



TRANSACTIONS WITH eVENTURES



Transactions with Affiliates of Infinity Entities



    On September 27, 1999, we entered into a Management Services Agreement with HW Partners. Barrett Wissman, our President and Chief Executive Officer, is sole manager of HW Partners, which has investment discretion over Infinity Investors Limited, one of the Infinity Entities.



    Under the management services agreement, HW Partners has agreed to perform various management, operational and administrative services for eVentures. Whenever eVentures wishes to engage HW Partners to perform services with respect to a particular project, eVentures and HW Partners negotiate the terms and conditions of a work order with respect to that particular project, specifying, among other things, the management services to be rendered and the fee arrangements for that specific project. Each work order must be approved by a majority of the directors of eVentures who are not employees, directors or affiliates of HW Partners. As of March 7, 2000, the board of directors of eVentures had approved work orders in the aggregate monthly amount of approximately $19,500 for services to be performed by employees of HW Partners under the management services agreement.



    On September 22, 1999, we entered into a space sharing agreement with Unity Hunt, Inc., an affiliate of Clark Hunt. Under this agreement, Unity Hunt has agreed to allow us to use office space located at 1600 Elm Street, Suite 4000, Dallas, Texas. In addition to the use of these premises, we may request Unity Hunt to provide various services that are incidental to the use of the office space, such as accounting and/or administrative services. However, Unity Hunt does not provide services related to employees or employee costs. The fees paid to Unity Hunt pursuant to this agreement must be approved by a majority of the directors of eVentures who are not employees, directors or affiliates of Unity Hunt, and the fees do not, and will not, exceed $60,000 per year.

Transactions with Employees



    During the six month period ended December 31, 1999 we granted options to Stuart Chasanoff, Jan Robert Horsfall and Stuart Subotnick that caused us to record deferred compensation of $3.3 million. The amount of the deferred compensation was based upon the intrinsic value of options granted to those directors and employees and which had an exercise price lower than the market price of the underlying stock on the date of the grant. The deferred compensation will be amortized over the vesting period of the related options and recorded as compensation expense in the statement of operations.



Transactions with Portfolio Companies



    On March 3, 2000, we loaned $3.0 million to PhoneFree.com under a promissory note dated March 2, 2000. The promissory note is due on September 1, 2000 and bears interest at 7%. PhoneFree.com may repay this promissory note at any time, subject to our right to convert it into PhoneFree.com common stock. We can convert the promissory note into PhoneFree.com common stock:



         (i) if PhoneFree.com raises equity capital from other investors on or before August 31, 2000, in which case our conversion price will be equal to 95% of the per share subscription or conversion price in such equity capital raise; or



         (ii) if PhoneFree.com does not raise equity capital from other investors on or before August 31, 2000, we can convert the promissory note on or after September 1, 2000, at a per share conversion price that values all the common and preferred stock of PhoneFree.com at $50.0 million.



    In connection with the loans made under the promissory note, we also received a four-year warrant to purchase 240,000 shares of PhoneFree.com at a price equal to 110% of the conversion price of the promissory note. The warrant may not be called by PhoneFree. If we include this warrant, but not the promissory note, we would beneficially own approximately 18% of the outstanding shares of common stock of PhoneFree.com.



ITEM 8.  LEGAL PROCEEDINGS



    In March 1998, e.Volve filed a lawsuit against Eltrax, Inc. ("Eltrax") in Clark County District Court for the State of Nevada for breach of contract and other related claims, alleging that Eltrax failed to deliver equipment and services pursuant to an agreement between the parties. Eltrax counterclaimed for breach of contract and damages of $381,802. The matter is currently before the United States District Court for the District of Nevada for pre-trial motions.



    In November 1999, IXC Communications, Inc. ("IXC") threatened to filed a lawsuit against e.Volve alleging a breach of contract and damages in the amount of $330,153.50 if payment or payment arrangements for said amount are not made within thirty (30) days. No lawsuit has yet been filed.



    In November 1998, representatives of Mexico's Federal Telecommunications Commission ("COFETEL") entered the premises of the Company's wholly owned subsidiary, e.Volve Technology Group de Mexico, and attempted to confiscate e.Volve Technology Group de Mexico's equipment pursuant to a visitation order under a verification administrative proceeding (procedimiento administrativo de verificacion). e.Volve Technology Group de Mexico filed a Federal constitutional court action known as juicio de amparo against COFETEL in a Mexican Federal district court (juzgado de distrito), principally alleging that the visitation order failed to comply with Mexican constitutional requirements and that the search and seizure were illegal under Mexican law. A juicio de amparo has two stages: the suspension of the acts of authority complained of and a constitutional review. The former stage has two phases: temporary restraining order (suspension provisional) and a final restraining order (suspension definitiva). The purpose of the constitutional review is to determine whether the acts of authority complained of are constitutional. Should the court determine that the acts of authority complained of are unconstitutional, a final judgment (sentencia final) is rendered, the principal effect of which is the granting of the protection of the Federal courts against such acts. On November 24, 1998, e.Volve Technology Group de Mexico obtained a temporary restraining order which preserved the status quo of the e.Volve Technology Group de Mexico equipment and suspended the administrative proceeding, therefore prohibiting COFETEL from re-entering e.Volve Technology Group de Mexico's premises. On December 21, 1998, e.Volve Technology Group de Mexico obtained a final restraining order (suspension definitiva). On May 24, 1999, a final judgment was rendered by the district court in favor of e.Volve Technology Group de Mexico, which judgment declared COFETEL's acts unconstitutional and, as a consequence, granted e.Volve Technology Group de Mexico the protection of the Federal courts. On July 7, 1999, COFETEL appealed, through a recurso de revision, to a higher court (tribunal colegiado de circuito) seeking the review of the district court judgment. It is anticipated that a ruling with respect to such appeal would be rendered sometime in late January 2000. As of February 29, 2000, no ruling had been issued. It may not be possible to ascertain the definitive outcome of this matter but e.Volve Technology Group de Mexico continues to defend itself in Mexican courts. The loss of e.Volve Technology Group de Mexico's equipment might have an adverse effect on the Company's financial condition. The cost of litigation, regardless of the outcome, may have an adverse effect on the Company's financial condition.



    In September 1999, Yurie Systems Inc. filed a lawsuit in the United States District Court of Maryland against e.Volve, claiming e.Volve owed Yurie Systems approximately $283,497 arising from a previous sale of telecommunications equipment from Yurie Systems to e.Volve in June and July of 1997. e.Volve denies the claim because it never agreed to accept the equipment. The equipment has failed field testing and did not meet either e.Volve's or Yurie Systems' standards. e.Volve filed a counterclaim for lost business opportunities and lost profits in an amount to be determined at trial. On February 3, 2000, we reached an agreement with Yurie Systems to settle this litigation in exchange for a payment by us of $140,000.



     On February 7, 2000, Star Telecommunications, Inc. filed a lawsuit against AxisTel International, Inc., a subsidiary of AxisTel. Star's complaint alleges that AxisTel International failed to pay for amounts allegedly owed by AxisTel International to Star as a result of Star's acquisition of PT-1 Communications, and under an August 9, 1999 carrier services agreement between Star and AxisTel International. Star is alleging damages in the amount of $416,590.36, plus late fees and interests. AxisTel International has not responded to this complaint, but believes that it has valid defenses to a portion of Star's claims. AxisTel has established a reserve of approximately $330,000 against the claim.



ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



    Our common stock is traded on the NASDAQ OTC Bulletin Board under the symbol EVNT. Prior to August 25, 1999, our common stock traded on the OTC Bulletin Board under the symbol ADII and our former name, Adina, Inc. Until recently, the market for the stock has been relatively inactive. The range of high and low bid quotations for the quarters since April, 1997 are taken from the "pink sheets" of the National




--------------

Quotation Bureau. They reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                                      BID PRICE
                                            --------------------------
          QUARTER ENDING                       LOW              HIGH
          --------------                    --------          --------
         December 31, 1999                     12.00             32.75
         September 30, 1999                     1.38             12.50
         June 30, 1999(1)                       1.50              1.50
         April 30, 1999                      0.02734             0.625
         January 31, 1999                    0.02734           0.02734
         October 31, 1998                    0.02734           0.02734
         July 31, 1998                       0.02734           0.02734
         April 30, 1998                     0.015625              0.25
         January 31, 1998                   0.015625              0.25
         October 31, 1997                   0.015625              0.25
         July 31, 1997                      0.015625              0.25


(1) Represents the transition period between April 30, 1999 and June 30, 1999.


    The last sale price reported for the common stock on the OTCBB on March 7, 2000 was $32.50. As of March 7, 2000, there were approximately 890 shareholders of record of our common stock.



DIVIDEND POLICY


    The holders of our common stock are entitled to receive dividends at such time and in such amounts as may be determined by our Board of Directors. However, we have not paid any dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings for use in the operation and expansion of our business.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES



    In the past three years, eVentures has issued and sold unregistered securities in the transactions described below.



    On May 15, 1997, we issued 42,450,000 shares of common stock to Daniel L. Wettreich, then the President of eVentures, in exchange for a majority of the outstanding common shares of Alexander Mark Investments (USA), Inc. in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. Pursuant to a series of subsequent transactions, we no longer own the common shares of Alexander Mark Investments.



    On September 22, 1999, in connection with our reorganization, we issued and sold:



    (i) an aggregate of 14,562,193 shares of common stock to IEO Investments, Limited and Infinity Emerging Subsidiary Limited as merger consideration for all of the equity interests in IEO Holdings Limited;



    (ii) an aggregate of 6,381,000 shares of common stock to certain shareholders of AxisTel in exchange for the outstanding shares of capital stock of AxisTel not owned by IEO Holdings Limited; and



    (iii) 5,682,807 shares of common stock to Infinity Investors Limited in exchange for shares of capital stock of e.Volve representing approximately one-third of the outstanding capital stock of e.Volve.



    The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction, and three accredited, eight non-accredited and three foreign investors participated in this transaction. All non-accredited investors were represented in connection with this transaction by purchaser representatives.



    On September 28, 1999, we issued and sold 1,000 shares of Series A Convertible Preferred stock to an accredited investor for $1.0 million in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.



    On September 28, 1999, we issued and sold an aggregate of 2,470,000 shares of common stock to 25 investors for $4.9 million in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction, and only accredited investors participated in this transaction.



    On October 14, 1999, we issued 239,229 shares of our common stock to Avantel S.A. to settle accounts payable due to Avantel in the amount of $3.2 million in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. These shares were issued for consideration of $13.125 per share, which was 75% of the closing price of our common stock on the date of issuance, and which represented the fair market value of our common stock. The price per share was determined following negotiations with Avantel.



    On October 19, 1999, in connection with our reorganization, we issued and sold an aggregate of 5,831,253 shares to 27 shareholders of e.Volve in exchange for the outstanding shares of capital stock of e.Volve not owned by eVentures in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D under the Securities Act. No general solicitations were made in connection with this transaction, and 22 accredited and 5 non-accredited investors participated in this transaction. All non-accredited investors were represented in connection with this transaction by purchaser representatives.



    On November 19, 1999, we issued and sold 2,500 shares of our Series B preferred stock to an accredited investor for $2.5 million in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D under the Securities Act. No general solicitations were made in connection with this transaction.



    On November 26, 1999, we issued and sold 3,725 shares of our Series B preferred stock to an accredited investor for $3.7 million in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D under the Securities Act. No general solicitations were made in connection with this transaction.



    On November 30, 1999, we issued 137,500 shares of our common stock to Corpovision, S.A. to settle a note payable due to Corpovision in the amount of $1.1 million in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. These shares were issued for consideration of $8.00 per share, which was below the market price of our common stock on the date of issuance. We took a charge of $1.1 million during our second fiscal quarter in connection with this transaction. The price per share was determined following negotiations with Corpovision.



    On December 15, 1999, we issued and sold 775 shares of our Series B preferred stock to an aggregate of 14 accredited investors for $775,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.



    On December 21, 1999, we issued 200,000 shares of our common stock upon conversion of 1,000 shares of our Series A preferred stock in a transaction exempt from the registration requirements of the Securities Act pursuant to
Section 3(a)(9) of the Securities Act.




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


    In a series of transactions closed between January 6 and February 10, 2000, we issued 15,570 shares of our Series C Convertible Preferred Stock, par value $0.00002 per share, to eight accredited investors, at a price of $1,000 per share in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D under the Securities Act. No general solicitations were made in connection with this transaction.



    On January 31, 2000, we issued and sold an aggregate of 27,860 shares to two shareholders of Fonbox in exchange for 700,000 shares of Fonbox common stock in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.



ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED



AUTHORIZED CAPITAL STOCK


    The Certificate of Incorporation authorizes 80,000,000 shares of capital stock consisting of:

    75,000,000 shares of common stock, $0.00002 par value; and

    5,000,000 shares of preferred stock, $0.00002 par value, of which:


    o   1,200 shares have been designated as Series A Convertible Preferred
        Stock;



    o 25,000 shares have been designated as Series B Convertible Preferred Stock; and



    o   30,000 shares have been designated Series C Convertible Preferred
        Stock.


Common Stock


    General. As of March 7, 2000, there were 45,799,863 shares of common stock outstanding. An additional 507,246 and 869,832 shares of common stock are issuable upon conversion of our outstanding Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, respectively.



    Voting Rights. The holders of common stock are entitled to one vote per share. Stockholders are not entitled to vote cumulatively for the election of directors, and no other class of outstanding capital stock is entitled to vote in any election of directors. The Infinity Entities hold 61.4% of our common stock and have effective control of us through the voting power of their shares of our outstanding capital stock. Therefore, the Infinity Entities have the ability to elect all of our directors and to effect or prevent certain corporate transactions which require majority approval of the common stock, including mergers and other business combinations.



    Dividends and Liquidation. Holders of common stock have an equal right to receive dividends when and if declared by the board of directors out of legally available funds after payment of all preferential dividends on our preferred stock. In the event of a liquidation, dissolution or winding up, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.


    Other Provisions. Holders of common stock have no preemptive rights to subscribe to any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us. The rights, preferences, and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of any series of preferred stock.

Preferred Stock


    General. The Certificate of Incorporation provides that eVentures may issue up to 5,000,000 shares of preferred stock in one or more series as may be determined by the board of directors of eVentures who may establish the number of shares to be included in each such series, fix the designation, powers, preferences and relative rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and increase or decrease the number of shares of any such series without any further vote or action by the stockholders. The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could be issued quickly with terms designated to delay or prevent a change in control of eVentures or to make the removal of management more difficult. This could have the effect of decreasing the market price of the common stock.



    Series A Convertible Preferred Stock. The holders of our Series A Convertible Preferred Stock are not entitled to vote, except as provided by law. Holders of our Series A Convertible Preferred Stock are not entitled to receive any dividends. In the event that we liquidate, dissolve or wind up, holders of the shares of our Series A Convertible Preferred Stock are entitled to receive $1,000 per share out of the assets available for distribution to our stockholders.



    The shares of our Series A Convertible Preferred Stock are redeemable at any time at a redemption price equal to $1,000 per share. Each share of our Series A Convertible Preferred Stock is convertible into 200 shares of our common stock by us at any time that the price of our common stock has exceeded $10 per share for five consecutive trading days. In addition, each outstanding share of our Series A Convertible Preferred Stock will mandatorily convert into 200 shares of our common stock on June 30, 2001 and is convertible into 200 shares of our common stock by its holder at any time prior to the date on which such share is redeemed or converted into common stock by us or according to its terms. None of the shares of Series A Convertible Preferred Stock that are redeemed or converted may be reissued.



    Holders of our Series A Convertible Preferred Stock have no preemptive rights to subscribe to any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to our Series A Convertible Preferred Stock, nor is our Series A Convertible Preferred Stock subject to calls or assessments by us. The rights, preferences, and privileges of the holders of our Series A Convertible Preferred Stock are subject to and may be adversely affected by, the rights of the holders of other series of preferred stock that we issue, including, our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock. We issued 1,000 shares of our Series A Convertible Preferred Stock on September 28, 1999 all of which were converted into shares of our common stock on December 21, 1999.



    Series B Convertible Preferred Stock. The holders of our Series B Convertible Preferred Stock are not entitled to vote, except as provided by law. Holders of our Series B Convertible Preferred Stock are not entitled to receive any dividends. In the event that we liquidate, dissolve or wind up, holders of the shares of our Series B Convertible Preferred Stock are entitled to receive $1,000 per share out of the assets available for distribution to our stockholders pari passu with the holders of any outstanding shares of Series A Convertible Preferred Stock.



    The shares of our Series B Convertible Preferred Stock are redeemable at any time at a redemption price equal to $1,000 per share. Each share of our Series B Convertible Preferred Stock is convertible into 72.46377 shares of our common stock by us at any time that the trading volume of our common stock has equaled or exceeded 700,000 shares per month for three consecutive calendar months and the price of our common stock has equaled or exceeded $34.50 for five consecutive trading days. In addition, each outstanding share of our Series B Convertible Preferred Stock will mandatorily convert into 72.46377 shares of our common stock upon completion by us of an underwritten offering with proceeds of no less than $50 million at a price per share of no less than $27.60 and the trading volume of our common stock has equaled or exceeded 700,000 shares per month for three consecutive calendar months. Each outstanding share of our Series B Convertible Preferred Stock is also convertible into 72.46377 shares of our common stock by its holder at any time prior to the date




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


on which such share is redeemed or converted into common stock by us or according to its terms. None of the shares of Series B Convertible Preferred Stock that are redeemed or converted may be reissued.



    Holders of our Series B Convertible Preferred Stock have no preemptive rights to subscribe to any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to our Series B Convertible Preferred Stock, nor is our Series B Convertible Preferred Stock subject to calls or assessments by us. The rights, preferences, and privileges of the holders of our Series B Convertible Preferred Stock are subject to and may be adversely affected by, the rights of the holders of other series of preferred stock that we issue, including, our Series C Convertible Preferred Stock. We issued a total of 7,000 shares of our Series B Convertible Preferred Stock in a series of private placements on November 19, 1999, November 26, 1999 and December 15, 1999, all of which remain outstanding as of February 29, 1999.



    Series C Convertible Preferred Stock. The holders of our Series C Convertible Preferred Stock are not entitled to vote, except as provided by law. Holders of our Series C Convertible Preferred Stock are not entitled to receive any dividends. In the event of that we liquidate, dissolve or wind up, holders of the shares of our Series C Convertible Preferred Stock are entitled to receive $1,000 per share out of the assets available for distribution to our stockholders pari passu with the holders of any outstanding shares of Series B Convertible Preferred Stock.



    The shares of our Series C Convertible Preferred Stock are redeemable at any time at a redemption price equal to $1,000 per share. Each share of our Series C Convertible Preferred Stock is convertible into 55.865922 shares of our common stock by us at any time that the trading volume of our common stock has equaled or exceeded 700,000 shares per month for three consecutive calendar months and the price of our common stock has equaled or exceeded $44.75 for 10 consecutive trading days. In addition, each outstanding share of our Series C Convertible Preferred Stock will mandatorily convert into 55.865922 shares of our common stock upon completion by us of an underwritten offering with proceeds of no less than $50 million at a price per share of no less than $35.80 and the trading volume of our common stock has equaled or exceeded 700,000 shares per month for three consecutive calendar months. Each outstanding share of our Series B Convertible Preferred Stock is also convertible into 55.865922 shares of our common stock by its holder at any time prior to the date on which such share is redeemed or converted into common stock by us or according to its terms. None of the shares of Series C Convertible Preferred Stock that are redeemed or converted may be reissued.



    Holders of our Series C Convertible Preferred Stock have no preemptive rights to subscribe to any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to our Series C Convertible Preferred Stock, nor is our Series C Convertible Preferred Stock subject to calls or assessments by us. The rights, preferences, and privileges of the holders of our Series C Convertible Preferred Stock are subject to and may be adversely affected by, the rights of the holders of other series of preferred stock that we issue. We issued 15,750 shares of our Series C Convertible Preferred Stock in a series of private placements between January 6 and February 10, 2000, all of which remain outstanding as of March 7, 2000.



FUTURE ISSUANCES OF PREFERRED STOCK


    We believe that the ability of the board to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

    Although the board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. The board could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.


REGISTRATION RIGHTS


General


    As of March 7, 2000, the holders of approximately 44.1 million shares of common stock will have the right, subject to certain conditions, to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in certain registration statements we file. In addition, the holders of the 7,000 shares of Series B Preferred Convertible Stock and the 15,750 shares of Series C Preferred Convertible Stock will have the right, subject to certain conditions, to require us to include their shares in certain registration statements we file. We granted such rights under the terms of the agreements outlined below to the investors that participated in the transactions set forth below:


     o Registration Rights Agreement, dated as of September 22, 1999, to the stockholders of AxisTel and e.Volve who participated in and acquired shares of common stock of eVentures Group under the Agreement and Plan of Reorganization, dated September 22, 1999.

     o Addendum, dated October 19, 1999, to the Registration Rights Agreement dated September 22, 1999, to investors that participated in the first private placement of our common stock and to the stockholders of e.Volve who participated in and acquired shares of our common stock under the Plan of Exchange, dated October 19, 1999.

     o Registration Rights Agreement, dated November 24, 1999, to investors that participated in the private placement of our Series B Convertible Preferred Stock.

     o Letter Agreement, dated December 15, 1999, to investors that acquired shares of our common stock from various of our stockholders.

     o Registration Rights Agreement, dated December 31, 1999, to investors that participated in our private placement of Series C Convertible Preferred Stock.

Common Stock

    Under the Registration Rights Agreement, dated September 22, 1999, the Addendum, dated October 19, 1999, to the Registration Rights Agreement dated September 22, 1999, and the Letter Agreement, dated December 15, 1999, the signatories to each of these agreements received the following rights with respect to the shares of our common stock held by them.

    Right to Demand Registration. At any time three months after the date of the Registration Rights Agreement, these stockholders, subject to the thresholds described below, can request that we file a registration statement under the Securities Act of 1933, as amended, so they can publicly sell their shares. However, we have the right to limit the number of shares to be included in that registration statement if the managing underwriter of any such public offering believes the number of securities to be included in such registration exceeds the number which can be sold in an orderly manner within a price range acceptable to the majority of the holders requesting registration.

    Who May Make a Demand. Holders owning at least thirty-five percent of the aggregate number of registrable shares may request a registration of their shares in an offering having an anticipated net aggregate price of at least $5 million. In addition, holders owning at least fifty percent of the aggregate number of registrable shares may request a registration of their shares in an offering having an anticipated net aggregate price that is less than $5 million. However, if the reasonably anticipated net aggregate price of the offering is at least $1.5 million, holders of at least 35% of the aggregate number of registrable shares can require that we file a registration statement on a Form S-3.

    Number of Times Holders Can Make Demands. We can be required to effect up to three registration statements. In addition, we can be required to effect up to two registration statements on Form S-3.

    Postponement. We are not obligated to effect any registration within ninety days after the effective date of a previous registration statement in which the holders of the registrable shares participated or were given an opportunity to participate and declined to do so. In addition, we can postpone the filing or the effectiveness of a registration statement for up to 90 days on any two occasions in a twelve-month period if our board of directors determines that the filing might have an adverse effect on any of our proposals or plans, such as a plan or proposal to engage in any acquisition, merger, consolidation, tender offer, or similar transaction, or if any other material, nonpublic development or transaction is pending and the filing of such registration would require disclosure of such development or transaction at a time when we would not otherwise have a duty to disclose.

    Piggyback Registration Rights. If we register any securities for public sale (other than pursuant to a demand registration, a registration solely in connection with an employee benefit or stock ownership plan on a Form S-8, a registration solely in connection with an acquisition consummated in a manner which would permit registration of such securities to the public on Form S-4, or a "shelf" or similar registration for use solely in connection with future acquisitions), any holder of shares of our common stock with the registration rights described above will have the right to include all or any portion of their shares in the registration statement. However, we have the right to limit the number of shares to be included in that registration statement if the managing underwriter of any such public offering believes the number of securities to be included in such registration exceeds the number which can be sold in an orderly manner within a price range acceptable, in the case of a primary registration, to us, or in the case of a secondary registration, to the majority of the holders requesting registration.

    Expenses of Registration. We will pay for the expenses relating to any demand registration, any and all registrations on Form S-3, and any and all piggyback registrations.

    Expiration of Registration Rights. The registration rights described above will expire on September 22, 2003, the fourth anniversary of the date of the Registration Rights Agreement.

Preferred Stock

    Under the Registration Rights Agreements, dated November 24, 1999 and December 31, 1999, the signatories to each of these agreements received the following rights with respect to the shares of our Series B or our Series C Convertible Preferred Stock held by them.

    Piggyback Registration Rights. If we register any securities for public sale (other than pursuant to a demand registration, a registration solely in connection with an employee benefit or stock ownership plan on a Form S-8, a registration solely in connection with an acquisition consummated in a manner which would permit registration of such securities to the public on Form S-4, or a "shelf" or similar registration for use solely in connection with future acquisitions), any holder of shares of our Series B or our Series C Convertible Preferred Stock who are signatories to the registration rights agreements described directly above will have the right to include all or any portion of their shares in the registration statement. However, we have the right to limit the number of shares to be included in that registration statement if the managing underwriter of any such public offering believes the number of securities to be included in such registration exceeds the number which can be sold in an orderly manner within a price range acceptable, in the case of a primary registration, to us, or in the case of a secondary registration, to the majority of the holders requesting registration.


    Expenses of Registration. We will pay for the expenses relating to any and all piggyback registrations.

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CERTAIN ANTI-TAKEOVER EFFECTS


    Certain provisions of the certificate of incorporation and bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt that might result in payment of a premium over the market price for shares held by stockholders.

    The Amended and Restated Bylaws provide that a special meeting of stockholders may be called by the Chief Executive Officer or the Board of Directors. In addition, a special meeting of stockholders must be called by the Chief Executive Officer or Secretary at the written request of the stockholders owning ten percent (10%) of our capital stock issued and outstanding and entitled to vote.


    Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combinations, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:


    prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

    on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

    Except as otherwise specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include (x) any person that owns (or, within the prior three years, did own) 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person.

    Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under
Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may encourage persons interested in acquiring us to negotiate in advance with the board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.


TRANSFER AGENT AND REGISTRAR



    The Stock Transfer Company of America, Inc., an affiliate of Daniel L. Wettreich, is the transfer agent and registrar for our common stock. The address of The Stock Transfer Company of America, Inc. is 6959 Arapaho Road, Suite 122, Dallas, Texas 75248.



    On February 15, 2000, we notified our stock transfer agent and registrar that its services were being terminated as of the close of business on March 31, 2000. Following that date, our stock transfer agent and registrar will be American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 40 Wall Street, New York, New York 10005.



ITEM 12.   LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.



    The Certificate of Incorporation contains a provision that is designed to limit directors' liability to the extent permitted by the Delaware General Corporation Law. Specifically, directors will not be held liable to eVentures or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability as a result of:


    any breach of the duty of loyalty to eVentures or eVentures stockholders;

    actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    payment of an improper dividend or improper repurchase of eVentures stock under Section 174 of the Delaware General Corporation Law; or

    actions or omissions pursuant to which the director received an improper personal benefit.


    Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.


    The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of eVentures unless the stockholder can demonstrate one of the specified bases for liability. The provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Certificate of Incorporation does not eliminate a director's duty of care. The inclusion of this provision in the Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited eVentures and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.


    Also, Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    In addition, the Certificate of Incorporation and the Amended and Restated By-Laws also provide that eVentures will indemnify its directors and officers, and may indemnify any of its employees and agents, to the fullest extent permitted by Delaware law. eVentures is generally required to indemnify its directors and officers for all judgments, fines, penalties, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director's or officer's position with eVentures or another entity that the director or officer serves at eVentures's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings.


    Section 145 of the Delaware General Corporation Law after payment of all preferential dividends on our preferred stock provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties of the Company, unless the court believes that in light of all the circumstances indemnification should apply.


    At present, there is no pending or threatened litigation or proceeding involving any director or officer, employee or agent of eVentures where such indemnification will be required or permitted.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


    See pages F-1 to F-44 and P-1 to P-3 of this Form 10.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


    None.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS


    (a) Financial Statements.


    The following financial statements are Exhibits to Amendment No. 1 to the Form 10:



    (i) Consolidated Financial Statements of eVentures Group, Inc. as of June 30, 1998 and 1999 and as of December 31, 1999 and for the years ended June 30, 1997, 1998 and 1999 and for the six months ended December 31, 1998 and 1999;



    (ii) Audited Financial Statements of AxisTel Communications, Inc. as of December 31, 1997 and 1998 and for the period from August 28, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, and unaudited Financial Statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999; and



    (iii) Unaudited Pro Forma Consolidated Statement of Operations of eVentures Group, Inc. for the year ended June 30, 1999 and for the six months ended December 31, 1999.

    (b)    Exhibits

    2.1 Agreement and Plan of Reorganization, dated as of September 22, 1999, among the Registrant, eVentures Holdings, L.L.C., IEO Holdings Limited, Infinity Investors Limited, Mick Y. Wettreich, the purchasers listed on Schedule 1-A thereto and the Contributing Persons listed on Schedule 1-B thereto (incorporated by reference to Exhibit 2.1 to the report filed on Form 8-K on October 7, 1999).

    2.2 Agreement and Plan of Exchange, dated as of October 19, 1999, among eVentures Group, Inc., and the persons set forth on Schedule 1 thereto (incorporated by reference to Exhibit 2.1 to the report filed on Form 8-K on November 3, 1999).


    2.3 Share Exchange Agreement, dated as of February 22, 2000, among eVentures Group, Inc., IGS Acquisition Corporation and the stockholders of Internet Global Services, Inc. parties thereto.



    3.1    Certificate of Incorporation of eVentures, dated November 19, 1987.*



    3.2 Certificate of Amendment, dated April 27, 1994, to the Certificate of Incorporation.*



    3.3 Certificate of Amendment, dated as of October 20, 1997, to the Certificate of Incorporation.*



    3.4    Certificate of Renewal dated August 19, 1999 for eVentures
           Group, Inc.*


    3.5 Certificate of Amendment, dated September 17, 1999, to the Certificate of Incorporation (incorporated by reference to Exhibit
           3.2 to the report filed on Form 8-K on October 7, 1999).


    3.6 Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Convertible Preferred Stock, dated October 14, 1999.*



    3.7 Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock, dated as of November 10, 1999.*



    3.8 Certificate of Amendment, dated as of December 15, 1999, to the Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock.*



    3.9 Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock, dated as of February 22, 2000.



    3.10   Amended and Restated By-Laws of eVentures Group, Inc.
           (incorporated by reference to Exhibit 3.1 to the report filed on Form 8-K on October 7, 1999).


    4.1 Registration Rights Agreement, dated as of September 22, 1999, among the Registrant and the persons and entities set forth on Schedule 1 thereto (the "First Registration Rights Agreement") (incorporated by reference to Exhibit 4.1 to the report filed on Form 8-K on October 7, 1999).

    4.2 Addendum to the First Registration Rights Agreement, dated as of October 19, 1999, among eVentures Group, Inc., the persons set forth on Schedule 1 thereto and the other parties to the First Registration Rights Agreement.


    4.3 Registration Rights Agreement, dated as of November 24, 1999, between eVentures Group, Inc. and the person and entities signatories thereto, as holders of shares of Series B Convertible Preferred Stock.



    4.4 Letter Agreement, dated December 15, 1999, to the parties to the Registration Rights Agreement dated as of September 27, 1999.



    4.5 Registration Rights Agreement, dated as of December 31, 1999, between eVentures Group, Inc. and the persons and entities signatories thereto, as holders of shares of Series C Convertible Preferred Stock.

    10.1 Securities Purchase Agreement, dated as of June 11, 1998, among Orix Global Communications, Inc., certain of its shareholders and the purchasers named thereunder and Exhibits thereto.



    10.2   Debenture, dated as of June 11, 1998.*



    10.3 Letter Agreement, dated as of August 19, 1998 between Orix Global Communications and Infinity Investors Limited.*



    10.4   Debenture, dated as of August 19, 1998.*



    10.5 Letter Agreement, dated as of February 9, 1999 between Orix Global Communications and Infinity Investors Limited.*



    10.6   Debenture, dated as of February 9, 1999.*



    10.7 Letter Agreement, dated as of April 15, 1999 among Orix Global Communications, Inc., Infinity Investors Limited and the Founders (as defined therein).*



    10.8   Amended and Restated Debenture, dated as of April 15, 1999.*



    10.9 Letter Agreement, dated as of April 29, 1999 between Orix Global Communications and Infinity Investors Limited.*



    10.10  Debenture, dated as of April 29, 1999.*



    10.11 Letter Agreement, dated as of April 30, 1999, between Orix Global Communications, Inc. and Infinity Investors Limited.*



    10.12  Debenture, dated as of April 30, 1999.*



    10.13  Note, dated as of August 20, 1999.



    10.14  Promissory Note, dated as of March 2, 2000.



    10.15 Warrant Agreement, dated as of March 2, 2000, between i2v2.com Inc. and eVentures Group, Inc.



    10.16  Lease Agreement, dated December, 1998, between AxisTel
           International, Inc. and Evergreen America Corporation.*



    10.17 Lease Agreement, dated November 24, 1997, between Orix Global Communications, Inc. and Trust F/3959 of Banco del Atlantico.*



    10.18 Assignment Agreement, dated April 1, 1998, among Orix Global Communications, Inc., Latin Gate de Mexico S.A. de C.V. and Trust F/3959 of Banco del Atlantico.*



    10.19 Office Lease, dated January 23, 1998, between Orix Global Communications, Inc. and 2526 Investment Co.*



    10.20 Sublease Agreement, dated January 31, 2000, between Totaltel Florida, Inc. and AxisTel Global Network Services, Inc.



    10.21 Guaranty Agreement by eVentures Group, Inc. as inducement to Telecommunications Finance Group to provide a lease to AxisTel Communications, Inc., dated as of October 13, 1999.*



    10.22 Management Services Agreement, dated as of September 22, 1999, between eVentures Group, Inc. and HW Partners, L.P.*



    10.23 Amended and Restated 1999 Omnibus Securities Plan, dated as of September 22, 1999.

    10.24 Employment Agreement, dated as of September 22, 1999, between eVentures Group, Inc. and Stuart J. Chasanoff.*



    10.25 Amended and Restated Employment and Noncompetition Agreement, dated as of September 21, 1999, between AxisTel Communications, Inc. and Samuel L. Litwin.*



    10.26 Amended and Restated Employment and Noncompetition Agreement, dated as of September 22, 1999, between AxisTel Communications, Inc. and Mitchell Arthur.*


    21.1   Subsidiaries of eVentures Group, Inc.

    27.1   Financial Data Schedule.


    ---------------
    * Filed previously.

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement on Form 10/A to be signed on its behalf by the undersigned, thereunto duly authorized.


eVentures Group, Inc.


March 8, 2000



By  /s/  JOHN STEVENS ROBLING, JR.
   --------------------------------
   Name:  John Stevens Robling, Jr.
   Title: Chief Financial Officer

DEFINITIONS
ADSL................................     Asymmetrical Digital Subscriber Line. Bellcore's term for one-way line to the home over the conventional, single twisted pair wiring already going to homes.
                                         ADSL is designed to carry video to the home.  ADSL is a one-way video transmission medium with control signals returning from the home to the source of the signal. ADSL uses adaptive digital filtering, which is a way of adjusting itself to overcome noise and other problems on the line. Initial ADSL field trials and business cases have focused on ADSL's potential for Video on
                                         Demand service, in competition with cable pay-per-view and neighborhood video rental stores. But ADSL offers a wide range of other applications such as work-at-home access to corporate LANs and interactive services. Multimedia retrieval will also become possible, enabling the home user to browse through libraries of text, audio, and image data or simply subscribe to CD-quality music services. ADSL can also be used for Internet Access.


ANSI................................     American National Standards Institute.  A standards setting, non-government organization founded in 1918, which develops and publishes standards for transmission codes, protocols and high-level languages for "voluntary" use in the United States.  In a press release, ANSI described itself as "a private non-profit membership organization that coordinates the U.S. voluntary standards system, bringing together interests from the private and the public sectors to develop voluntary standards for a wide array of U.S. industries.

Asynchronous Transfer Mode or ATM...     ATM is a high bandwidth, low delay connection oriented switching technique which offers exceptional capabilities to compress a number of voice and data signals over a single communication line in comparison to other digital technologies. All forms of digital communications transmit data in binary form in groups of data called cells or packets. The usable capacity of an ATM cell is segmented into fixed size cells consisting of a header and information fields, allocated to services on demand. The term "asynchronous " applies, as each cell is presented to the network on a "start-stop" or asynchronous basis.  The key difference between ATM and earlier technologies is the varying size of data packets that characterized earlier technologies. Engineers realized that as transmission speed was dramatically increased to be able to carry "real time" voice and video, the varied length of packets would become unmanageable.  During the 1980's, the ITU, now the ITU-T
                                         (International Telecommunications Union-Telecommunications Services Sector), adopted ATM as the transport technology of the future. The ITU-T determined that each ATM packet would have standard length.  ATM represents the first worldwide standard to be embraced by the computer, communications and entertainment industries. ATM is positioned as the ultimate service offering in support of data, voice data, video data, image data, and multimedia data.  The ATM concept which has been developed for digital networks and optical fiber based systems is supported by both ITU and ANSI standards. Common standards definitions are provided for both private and public networks so that ATM systems can be interfaced to either or both.


ATM Backbone Switch.................     A specialized ATM switch which sits in the carrier backbone network.  The ATM
                                         Backbone Switch is well suited  for backbone networks supporting multiple services in corporations, the PSTNs, cellular and Internet public service providers.  Network operators can aggregate all of their traffic over a single backbone of ATM.

Backbone............................     An element of the network infrastructure that provides high-speed, high-capacity connections among the network's physical points of presence,
                                         i.e., connection points and Network Operations Centers.  The backbone is used to transport subscriber traffic across the metropolitan area and across the
                                         United States.

Bandwidth...........................     Refers to the maximum amount of data that can be transferred through a computer's backbone or communication channel in a given time.  It is usually measured in Hertz, cycles per second, for analog communications and bits per second for digital communications.

Co-location.........................     A location where a competitive carrier network interconnects with the network of an incumbent carrier inside an incumbent carrier's central office.

Convergence.........................     Describes a trend, now that most media can be represented digitally, for the traditional distinctions between communications industries to blur and for companies from consumer electronics, computer and telecommunications industries to form alliances, partnerships and other relationships.  In the May 17, 1998 issue of The New York Times, Richard C.
                                         Notebaert, chairman and chief executive of the

                                         Ameritech Corporation, wrote, "Conventional wisdom holds that convergence - the gradual blurring of telecommunications, computers and the Internet - is primarily about technology and the inevitable clash of voice and data networks.  But that narrow viewpoint misses the bigger picture . . .
                                         Convergence is about fundamental changes in the way we work - even behave."
                                         Now the latest concept in convergence is that all communications - the Internet and the PSTN (the public switched telephone network) - shall run over one network.

Digital.............................     Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1.  Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal.  The precise digital numbers preclude distortion, such as graininess or "snow", in the case of video transmission, or static or other background distortion in the case of audio transmission.

Interconnection Agreement...........     A contract between a competitive carrier and an incumbent carrier pursuant to which the networks of the two carriers are connected for transmission of signals. The term is often used to describe a connection between a competitive carrier and an incumbent carrier which has access to the public switched telephone network and its underlying copper transmission wires. The agreement sets out the financial and operational aspects of such interconnection and access.

Internet............................     An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links; now operated by a consortium of telecommunications service providers and others.


Internet Protocol or IP............      Part of the TCP/IP family of protocols describing software that tracks the
                                         Internet address of nodes, routes of outgoing messages, and recognizes incoming messages.


Internet Service Provider or ISP.....    A vendor who provides access for customers (companies and private individuals)
                                         to the Internet and the World Wide Web.  The ISP also typically provides a core group of Internet utilities and services like e-mail.  The user typically reaches an ISP by either dialing-up on a personal computer, modem and phone line, or over a dedicated line installed by a telephone company.  An ISP may also play the roles of a TSP,  Telecommunications Service Provider, and a ITSP,
                                         for Internet telephony Service Provider.


IP Telephony........ ...............     IP telephony is an emerging set of technologies that enables voice, data, and video transmission collaborating over existing IP-based LANs, WANs, and the
                                         Internet. Specifically, IP telephony uses open ITU-T standards to move multimedia traffic over any network that uses IP (the Internet Protocol).  This offers users both flexibility in physical media and flexibility of physical location.  As a result, the same ubiquitous networks that carry Web, e-mail and data traffic can be used to connect to individuals, businesses, schools and governments worldwide.

                                         IP telephony allows organizations and individuals to lower the costs of existing services, such as voice and broadcast video, while at the same time broadening their means of communication to include modern video conferencing, application sharing, and white boarding tools.  In the past, organizations have deployed separate networks to handle traditional voice, data, and video traffic.  Each with different transport requirements, these networks were expensive to install, maintain, and reconfigure.  Furthermore, since these networks were physically distinct, integration was difficult if not impossible, limiting their potential usefulness.  IP telephony blends voice and data by specifying a common transport, IP, for each, effectively collapsing three networks into one.  The result is increased manageability, lower support costs, and new opportunities for collaborating tools, and increased productivity.

ITU-T..............................      One of the most important standards organizations developing international data and telecommunications standards is the International Telecommunication Union -
                                         Telecommunication Standardization Sector (ITU-TSS), that is usually simply identified as ITU-T.

                                         The ITU-T issues standards, called recommendations (called thus because the ITU-T recommends that its constituent groups adopt the standard), in many areas of data and telecommunications. The general topic of a recommendation is identified by the letter preceding the recommendation number. Recommendation series of particular importance for data communications are:

                                         o   E-series:  Network addressing

                                         o   G-series:  Digital telephony

                                         o   I-series:  ISDN

                                         o   Q-series:  Network signaling

                                         o   V-series:  Data communication on analog networks (modems and DTE-DCE interfaces)

                                         o   X-series:  Data communications networks

                                         The U.S. State Department is the official U.S. representative to the ITU-T, although many organizations in the U.S. participate in working group meetings.

LOCAL AREA NETWORK or LAN...........     A short distance data communications network (typically within a building or campus) used to link together computers and peripheral devices (such as printers) under some form of standard control.

Long Distance Carrier.................       A long distance carrier providing services between local access transport areas on an intrastate or interstate basis, also referred to in the industry as an
                                             "interexchange carrier".  A long distance carrier may also be a long distance resale company.

Network...............................       An integrated system composed of switching equipment and transmission facilities designed to provide for the direction, transport and accounting of telecommunications traffic.

Packets...............................       Information represented as bytes grouped together through a communication node with a common destination address and other attribute information.

Packet Switching......................       Switches that send data in packets through a network to some remote location.  The data to be sent is assembled by the PAD (Packer Assembler/Disassembler) into individual packets of data, involving a process of segmentation or subdivision of larger sets of data as specified by the native protocol of the transmitting device. Each packet has a unique identification and each packet carries its own destination address.  Thereby, each packet is an independent, with multiple packets in a stream of packets often traversing network routes.

Packetized Video......................       First, read the definition of "Packet Switching." Then read the definition of
                                             "Packetized Voice" just below. The concept of packetized video is basically the same as that of packetized voice. A video camera feeds the signal into a codec, which converts the native analog signal into a digital format, and segments the data into data packets.

Packetized Voice......................       First read the definition of "Packet Switching" just above. The idea is to digitize voice and then slice it up into packets and sent those packets from the sender by various routes and assemble them as they get to the receiver.

Plain Old Telephone Service or POTS...       The basic service supplying standard single line telephones, telephone lines and access to the public switched network.

Point of Presence or POP'S............       A point of presence refers to a physical junction between one network and another.

Public Switched Telephone Network
or "PSTN".............................       The aggregate network comprised of private telecommunications carriers and national telecommunications authorities which provide conventional telephone service or POTS.

Router................................       A device that accepts the Internet protocol from a local area network or another wide area network device and switches/routes Internet Protocol packets across a network backbone.  Routers also provide protocol conversion services to transfer Internet Protocol packets over frame relay, Asynchronous Transfer
                                             Mode, and other network services.

Wide Area Network or WAN..............       Uses common carrier-provided lines that cover an extended geographical area. Contrast with LAN. This network uses links provided by local telephone companies and usually connects disperse sites.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                                     PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
================================================================================



Report of Independent Certified Public Accountants                                                        F-2

Consolidated Balance Sheets as of June 30, 1998 and 1999 and December 31, 1999
(Unaudited)                                                                                               F-3

Consolidated Statements of Operations for the years ended June 30, 1997,
    1998 and 1999 and for the six months ended December 31, 1998 and 1999
    (Unaudited)                                                                                           F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
    June 30, 1997, 1998 and 1999 and for the six months ended December 31,
    1998 and 1999 (Unaudited)                                                                             F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1997, 1998 and
    1999 and for the six months ended December 31, 1998 and 1999 (Unaudited)                              F-6

Notes to Consolidated Financial Statements                                                               F-10

Report of Independent Certified Public Accountants (AxisTel)                                             F-32

AxisTel Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
(Unaudited)                                                                                              F-33

AxisTel Statements of Operations for the period from August 28, 1997 (inception)
    to December 31, 1997 ("the 1997 Period"), the year ended December 31, 1998
    and for the six months ended June 30, 1998 and 1999 (Unaudited)                                      F-34

AxisTel Statements of Stockholders' equity (deficit) for the 1997 Period, the year
    ended December 31, 1998 and the six months ended June 30, 1999 (Unaudited)                           F-35

AxisTel Statements of Cash Flows for the 1997 Period, the year ended December 31,
    1998 and for the six months ended June 30, 1998 and 1999 (Unaudited)                                 F-36

AxisTel Notes to Financial Statements                                                                    F-37

Unaudited Pro Forma Consolidated Financial Information                                                    P-1

Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended June
    30, 1999                                                                                              P-2

Unaudited Pro Forma Statements of Operations for the six months ended December
    31, 1999                                                                                              P-3

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders
eVentures Group, Inc.
Jersey City, NJ


We have audited the accompanying balance sheet of eVentures Group, Inc. (the "Company") as of June 30, 1999 and the related statements of operations, shareholders' equity (deficit) and cash flows for the year then ended ("Company Period"). We have also audited the balance sheet as of June 30, 1998 and the statements of operations, shareholders' equity (deficit) and cash flows of Old Company (see Note 1) for each of the years in the two-year period ended June 30, 1998 ("Old Company Periods"). These financial statements are the responsibility of the Company's and Old Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Old Company business was acquired in a transaction accounted for as a purchase. As a result of this transaction, the financial information for the period after the sale is presented on a different cost basis than that for the period before the sale and, therefore, is not comparable.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 1999, and the results of its operations and its cash flows for the Company Period in conformity with generally accepted accounting principles. Further, in our opinion, the Old Company financial statements referred to above present fairly, in all material respects, the financial position at June 30, 1998 and the results of its operations and its cash flows for the Old Company Periods in conformity with generally accepted accounting principles.


BDO Seidman, LLP
New York, New York
November 30, 1999
                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS
================================================================================




                                                    OLD COMPANY               THE COMPANY
                                                  --------------     --------------------------------
                                                                                            AS OF
                                                                                         DECEMBER 31,
                                                  AS OF JUNE 30,     AS OF JUNE 30,         1999
                                                       1998               1999           (UNAUDITED)
                                                  --------------     --------------     -------------

ASSETS
CURRENT ASSETS
      Cash and cash equivalents                   $   2,417,216      $      39,379      $   6,269,893
      Accounts receivable                               104,422              6,129          1,574,165
      Other receivables                                   5,821             11,164             63,124
      Prepaid expenses and other                             --             13,250            136,814
      Deposits                                           35,141            242,310            603,752
      VAT tax receivable                                     --          2,757,368          1,781,354
      Available-for-sale securities                     250,556                 --                 --
                                                  -------------      -------------      -------------
                                                      2,813,156          3,069,600         10,429,102
                                                  -------------      -------------      -------------

LONG-TERM ASSETS
      Restricted cash                                        --          1,107,437            750,000
      Property and equipment, net                     1,447,244          6,219,874         12,880,498
      VAT receivable                                     44,775                 --                 --
      Investments                                            --          2,191,498          2,758,531
      Goodwill, net                                          --          3,072,908         30,695,787
      Other                                                  --                 --            521,800
                                                  -------------      -------------      -------------
                                                      1,492,019         12,591,717         47,606,616
                                                  -------------      -------------      -------------
                                                  $   4,305,175      $  15,661,317      $  58,035,718
                                                  =============      =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
      Accounts payable                            $   1,831,863      $   4,609,806      $   4,228,708
      Accrued other                                     525,297          1,477,757          1,423,101
      Accrued interest payable                           13,412            383,163            569,042
      Advances from shareholder                          60,920                 --                 --
      Customer deposits and deferred revenues           200,000          1,272,682            634,532
      Notes payable                                          --                 --             26,875
      Debentures, current portion                       590,000                 --                 --
      Capital leases, current portion                   307,496          1,916,761          2,937,621
                                                  -------------      -------------      -------------
                                                      3,528,988          9,660,169          9,819,879
                                                  -------------      -------------      -------------

LONG-TERM LIABILITIES
      Debentures, net of current portion              5,410,000          6,828,948                 --
      Capital leases, net of current portion            487,665          2,031,513          5,250,370
                                                  -------------      -------------      -------------
                                                      5,897,665          8,860,461          5,250,370
                                                  -------------      -------------      -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
      Common stock                                       25,100                 36                917
      Preferred stock                                        --                 --                 --
      Additional paid-in capital                         83,300          4,310,144         64,339,007
      Accumulated deficit                            (5,229,878)        (7,169,493)       (19,284,726)
      Deferred compensation                                  --                 --         (2,089,729)
                                                  -------------      -------------      -------------
                                                     (5,121,478)        (2,859,313)        42,965,469
                                                  -------------      -------------      -------------
                                                  $   4,305,175      $  15,661,317      $  58,035,718
                                                  =============      =============      =============


See accompanying notes to the consolidated financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================



                                                             OLD COMPANY                            THE COMPANY
                                                      ----------------------------   ---------------------------------------------
                                                                                                       SIX               SIX
                                                                                                      MONTHS            MONTHS
                                                                                                      ENDED             ENDED
                                                                                                     DECEMBER          DECEMBER
                                                       YEAR ENDED      YEAR ENDED     YEAR ENDED     31, 1998          31, 1999
                                                      JUNE 30, 1997   JUNE 30, 1998  JUNE 30, 1999  (UNAUDITED)       (UNAUDITED)
                                                      -------------   -------------  ------------- -------------     -------------

Revenues                                              $    921,599    $  1,713,403   $ 27,248,273   $ 13,013,700      $ 22,661,838
Direct costs                                               578,944       1,944,073     23,311,584      9,745,604        21,759,782
                                                      ------------    ------------   ------------   ------------      ------------
Gross profit (loss)                                        342,655        (230,670)     3,936,689      3,268,096           902,056

Selling, general, and administrative expenses              718,362       4,505,798      7,551,131      3,442,347        10,354,808
                                                      ------------    ------------   ------------   ------------      ------------

Loss from operations, before other (income) expense       (375,707)     (4,736,468)    (3,614,442)      (174,251)       (9,452,752)
                                                      ------------    ------------   ------------   ------------      ------------

Other (income) expense
      Interest expense, net                                     --         105,099      1,704,459        735,878           598,062
      Write off of unamortized debt discount                    --              --             --             --           917,615
      Equity in loss of affiliate                               --              --         33,776             --            31,819
      Foreign currency (gain) loss                              --              --        126,575          8,631            (2,032)
      Other                                                     --          12,604        (16,930)       (17,851)            1,074
                                                      ------------    ------------   ------------   ------------      ------------
                                                                --         117,703      1,847,880        726,658         1,546,538
                                                      ------------    ------------   ------------   ------------      ------------

Net loss                                              $   (375,707)   $ (4,854,171)    (5,462,322)      (900,909)      (10,999,290)
                                                      ============    ============
Imputed preferred dividend                                                                     --            --         (1,115,943)
                                                                                     ------------   ------------      ------------
Net loss available to common shareholders                                            $ (5,462,322)  $   (900,909)     $(12,115,233)
                                                                                     ============   ============      ============

Net loss per share (basic and diluted)                                               $      (0.48)  $      (0.08)     $      (0.40)
                                                                                     ============   ============      ============

Weighted average number of shares outstanding                                          11,365,614     11,365,614        30,428,396
                                                                                     ============   ============      ============



        See accompanying notes to the consolidated financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
================================================================================


                                                       PREFERRED STOCK                     COMMON STOCK               ADDITIONAL
                                                 -----------------------------     -----------------------------       PAID-IN
                                                   SHARES            AMOUNT           SHARES          AMOUNT           CAPITAL
                                                 ------------     ------------     ------------     ------------     ------------

OLD COMPANY

Balance July 1, 1996                                       --     $         --            1,000     $        100     $         --

Issuance of shares for fixed assets,
  at book value                                            --               --              200           25,000               --

Net loss                                                   --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, June 30, 1997                                     --               --            1,200           25,100               --

Gift of stock to employees                                 --               --               --               --           83,300

Net loss                                                   --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, June 30, 1998                                     --     $         --            1,200     $     25,100     $     83,300
                                                 ============     ============     ============     ============     ============

THE COMPANY

Issuance of common stock, July 1, 1998                     --     $         --            3,600     $         36     $         --

Fair value of shares issued in connection
with debentures                                            --               --               --               --        2,000,000
Fair value of warrants granted in connection
with debentures                                            --               --               --               --          210,000

Minority interest in losses                                --               --               --               --               --

Cost investment in i2v2                                    --               --               --               --        2,100,144

Net loss                                                   --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, June 30, 1999                                     --               --            3,600               36        4,310,144

Period ended December 31, 1999 is Unaudited:

Net effect of acquisitions
(Note 1)                                                   --               --       39,623,010              756       31,588,059

Intrinsic value of stock options                           --               --               --               --        3,265,500

Amortization of deferred compensation
                                                           --               --               --               --               --

Net effect of the purchase of remaining
1/3 of e.Volve                                             --               --        5,831,253              117       11,662,389

Issuance of preferred stock                             7,000               --               --               --        6,997,500

Imputed preferred dividend                                 --               --               --               --        1,115,943

Issuance of common stock as payment
for accounts payable                                       --               --          376,799                8        5,399,472

Net loss                                                   --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, December 31, 1999 (Unaudited)                  7,000     $         --       45,834,662     $        917     $ 64,339,007
                                                 ============     ============     ============     ============     ============

                                                                                          TOTAL
                                                  ACCUMULATED       DEFERRED          STOCKHOLDERS'
                                                    DEFICIT       COMPENSATION      EQUITY/(DEFICIT)
                                                  ------------    ------------      ----------------

OLD COMPANY

Balance July 1, 1996                              $         --     $         --       $        100

Issuance of shares for fixed assets,
   at book value                                            --               --             25,000

Net loss                                              (375,707)              --           (375,707)
                                                  ------------     ------------       ------------

Balance, June 30, 1997                                (375,707)              --           (350,607)

Gift of stock to employees                                  --               --             83,300

Net loss                                            (4,854,171)              --         (4,854,171)
                                                  ------------     ------------       ------------

Balance, June 30, 1998                            $ (5,229,878)    $         --       $ (5,121,478)
                                                  ============     ============       ============

THE COMPANY

Issuance of common stock, July 1, 1998            $         --     $         --       $         36

Fair value of shares issued in connection
with debentures                                             --               --          2,000,000
Fair value of warrants granted in connection
with debentures                                             --               --            210,000

Minority interest in losses                         (1,707,171)              --         (1,707,171)

Cost investment in i2v2                                     --               --          2,100,144

Net loss                                            (5,462,322)              --         (5,462,322)
                                                  ------------     ------------       ------------

Balance, June 30, 1999                              (7,169,493)              --         (2,859,313)

Period ended December 31, 1999 is Unaudited:

Net effect of acquisitions
(Note 1)                                                    --               --         31,588,815

Intrinsic value of stock options                            --       (3,265,500)                --

Amortization of deferred compensation
                                                            --        1,175,771          1,175,771

Net effect of the purchase of remaining
1/3 of e.Volve                                              --               --         11,662,506

Issuance of preferred stock                                 --               --          6,997,500

Imputed preferred dividend                          (1,115,943)              --                 --

Issuance of common stock as payment
for accounts payable                                        --               --          5,399,480

Net loss                                           (10,999,290)              --        (10,999,290)
                                                  ------------     ------------       ------------

Balance, December 31, 1999 (Unaudited)            $(19,284,726)    $ (2,089,729)      $ 42,965,469
                                                  ============     ============       ============



        See accompanying notes to the consolidated financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================



                                                                         OLD COMPANY              THE COMPANY
                                                               ------------------------------    -------------




                                                                YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                               JUNE 30, 1997    JUNE 30, 1998    JUNE 30, 1999
                                                               -------------    -------------    -------------

CASH FLOW FROM OPERATING ACTIVITIES:
      Net loss                                                  $  (375,707)     $(4,854,171)     $(5,462,322)
      Adjustments to reconcile net income to net cash
            (used in) provided by net operating activities:
            Depreciation and amortization                                --          105,544        2,283,505
            Other expenses                                          148,381          171,259          932,509
            Write-off accounts receivable - Touchtone                    --          615,232               --
            Write-off certain intangible assets                          --          420,000               --
            Bad debt                                                     --               --               --
            Foreign currency (gain) loss                                 --               --          126,575
            Equity in loss of unconsolidated affiliate                   --               --           33,776
            Change in operating assets and liabilities:
                  Accounts receivable                               (73,587)         (30,835)          98,293
                  Other receivables                                 (47,200)          41,379           (5,343)
                  Prepaid expenses and other                             --               --          (13,250)
                  VAT receivable                                         --          (44,775)      (2,611,318)
                  Restricted cash                                        --               --       (1,107,437)
                  Accounts payable                                  306,113        1,525,750        2,550,093
                  Accrued other                                      68,000           75,495          301,695
                  Accrued interest payable                               --           13,412          369,751

                                                                         THE COMPANY
                                                               -------------------------------
                                                                   SIX              SIX
                                                                  MONTHS           MONTHS
                                                                  ENDED            ENDED
                                                                 DECEMBER         DECEMBER
                                                                 31, 1998         31, 1999
                                                                (UNAUDITED)      (UNAUDITED)
                                                               -------------    -------------

CASH FLOW FROM OPERATING ACTIVITIES:
      Net loss                                                 $   (900,909)    $(10,999,289)
      Adjustments to reconcile net income to net cash
            used in net operating activities:
            Depreciation and amortization                           882,882        3,187,038
            Other expenses                                          370,689          852,204
            Write-off accounts receivable - Touchtone                    --               --
            Write-off certain intangible assets                          --               --
            Bad debt                                                     --           23,895
            Foreign currency (gain) loss                             11,162           (2,032)
            Equity in loss of unconsolidated affiliate                   --           31,819
            Change in operating assets and liabilities:
                  Accounts receivable                              (488,189)        (582,920)
                  Other receivables                                 (89,318)         (51,960)
                  Prepaid expenses and other                        (26,315)         (30,257)
                  VAT receivable                                 (1,347,608)         976,014
                  Restricted cash                                (1,080,806)       1,107,437
                  Accounts payable                                1,124,102        3,760,810
                  Accrued other                                        (450)         220,647
                  Accrued interest payable                           33,063          185,879



            See accompanying notes to financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

================================================================================




                                                                     OLD COMPANY             THE COMPANY
                                                             ----------------------------   -------------




                                                              YEAR ENDED     YEAR ENDED      YEAR ENDED
                                                             JUNE 30, 1997  JUNE 30, 1998   JUNE 30, 1999
                                                             -------------  -------------   -------------


                  Customer deposits                                   --         200,000       1,072,682
                                                              ----------      ----------      ----------
Net cash (used in) provided by operating activities               26,000      (1,761,710)     (1,430,791)
                                                              ----------      ----------      ----------


CASH FLOWS USED IN INVESTING ACTIVITIES:
      Deposits                                                   (13,000)        (22,141)       (207,169)
      Proceeds from sale of available-for-sale securities             --          26,000         246,580
      Purchase of available-for-sale securities                       --        (277,057)             --
      Purchases of property and equipment                           (363)       (518,944)     (1,183,735)
      Net cash acquired in acquisitions                               --              --              --
      Long term investments                                           --              --              --
      Investment in affiliates                                        --      (1,035,232)       (125,130)
                                                              ----------      ----------      ----------
Net cash used in investing activities                            (13,363)     (1,827,374)     (1,269,454)
                                                              ----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Advances - shareholders                                         --          60,920         (60,920)
      Issuance of common stock and preferred stock                   100              --              --
      Proceeds from issuance of debenture                             --       6,000,000       2,040,000
      Repayment of loan                                               --              --              --
      Payments on capital leases                                      --         (67,357)     (1,656,672)
                                                              ----------      ----------      ----------
Net cash provided by financing activities                            100       5,993,563         322,408
                                                              ----------      ----------      ----------


                                                                    THE COMPANY
                                                            -----------------------------
                                                               SIX             SIX
                                                               MONTHS          MONTHS
                                                               ENDED           ENDED
                                                              DECEMBER        DECEMBER
                                                              31, 1998        31, 1999
                                                             (UNAUDITED)     (UNAUDITED)
                                                            -------------   -------------

      Customer deposits                                         (200,000)     (1,214,650)
                                                              ----------      ----------
Net cash used in operating activities                         (1,711,697)     (2,535,365)
                                                              ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Deposits                                                     4,728        (361,442)
      Proceeds from sale of available-for-sale securities        246,580              --
      Purchase of available-for-sale securities                       --              --
      Purchases of property and equipment                       (993,394)     (1,667,894)
      Net cash acquired in acquisitions                               --         299,687
      Long term investments                                           --        (475,000)
      Investment in affiliates                                   (25,000)       (598,852)
                                                              ----------      ----------
Net cash (used in) provided by investing activities             (767,086)     (2,803,501)
                                                              ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Advances - shareholders                                    (60,920)       (246,560)
      Issuance of common stock and preferred stock                    --      13,224,850
      Proceeds from issuance of debenture                        850,000              --
      Repayment of loan                                               --        (823,278)
      Payments on capital leases                                (240,993)       (585,632)
                                                              ----------      ----------
Net cash provided by financing activities                        548,087      11,569,380
                                                              ----------      ----------



                See accompanying notes to financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

================================================================================



                                                             OLD COMPANY                              THE COMPANY
                                                    -----------------------------   -----------------------------------------------
                                                                                                        SIX              SIX
                                                                                                        MONTHS           MONTHS
                                                                                                        ENDED            ENDED
                                                                                                       DECEMBER         DECEMBER
                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED        31, 1998         31, 1999
                                                    JUNE 30, 1997   JUNE 30, 1998   JUNE 30, 1999     (UNAUDITED)      (UNAUDITED)
                                                    -------------   -------------   -------------    -------------    -------------

NET CHANGE IN CASH                                        12,737       2,404,479      (2,377,837)      (1,930,696)     $ 6,230,514

CASH AND CASH EQUIVALENTS, beginning of year                  --          12,737       2,417,216        2,417,216           39,379
                                                     -----------     -----------     -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, end of year               $    12,737     $ 2,417,216     $    39,379      $   486,520      $ 6,269,893
                                                     ===========     ===========     ===========      ===========      ===========

Supplemental disclosure of cash flows information:

Cash paid for:

  Interest                                           $        --     $    98,000     $   376,000      $   192,000      $   258,000
                                                     ===========     ===========     ===========      ===========      ===========

  Taxes                                              $        --     $        --     $        --      $        --      $        --
                                                     ===========     ===========     ===========      ===========      ===========



                See accompanying notes to financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

================================================================================


                                                                            OLD COMPANY                       THE COMPANY
                                                                -----------------------------------         ---------------




                                                                 YEAR ENDED            YEAR ENDED            YEAR ENDED
                                                                JUNE 30, 1997         JUNE 30, 1998         JUNE 30, 1999
                                                                -------------         -------------         -------------

Supplemental schedule of non-cash investing and financing activities

  Issuance of common stock for property and equipment         $          25,000     $              --     $              --
                                                              =================     =================     =================

  Non cash purchases of equipment                             $         170,462     $              --     $              --
                                                              =================     =================     =================

  Purchases of equipment under capital leases                 $              --     $         862,518     $       4,809,785
                                                              =================     =================     =================

  Fair value of original issue discount on warrants
   granted pursuant to certain of the debentures              $              --     $              --     $         210,000
                                                              =================     =================     =================

  Fair value of original issue discount on revaluation of
  Company at July 1, 1998, arising from change in
  ownership                                                   $              --     $              --     $       2,000,000
                                                              =================     =================     =================

  Goodwill arising from change in ownership
   and acquisitions settled through the issuance of stock     $              --     $              --     $       3,414,343
                                                              =================     =================     =================

  Net assets of subsidiaries acquired through an issue
   of stock                                                   $              --     $              --     $              --
                                                              =================     =================     =================

  Stock issued for settlement of accounts payable             $              --     $              --     $              --
                                                              =================     =================     =================


                                                                           THE COMPANY
                                                             --------------------------------------
                                                                    SIX                   SIX
                                                                   MONTHS                MONTHS
                                                                   ENDED                 ENDED
                                                                  DECEMBER              DECEMBER
                                                                  31, 1998              31, 1999
                                                                 (UNAUDITED)           (UNAUDITED)
                                                                -------------         -------------
Supplemental schedule of non-cash investing and
  financing activities

  Issuance of common stock for property and equipment         $              --     $              --
                                                              =================     =================

  Purchases of equipment under litigation                     $              --     $              --
                                                              =================     =================

  Purchases of equipment under capital leases                 $       1,808,683     $       5,206,790
                                                              =================     =================

  Fair value of original issue discount on warrants
   granted pursuant to certain of the debentures              $              --     $              --
                                                              =================     =================

  Fair value of original issue discount on revaluation of
  Company at July 1, 1998, arising from change in
  ownership                                                   $       2,000,000     $              --
                                                              =================     =================

  Goodwill arising from change in ownership
    and acquisitions settled through the issuance of stock    $       3,414,343     $      28,824,974
                                                              =================     =================

  Net assets of subsidiaries acquired through an issue
   of stock                                                   $              --     $         196,169
                                                              =================     =================

  Stock issued for settlement of accounts payable             $              --     $       5,399,480
                                                              =================     =================




                See accompanying notes to financial statements.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




1.      ORGANIZATION,              ORGANIZATION
        BUSINESS AND
        BASIS OF PRESENTATION      eVentures Group, Inc., ("eVentures" or the
                                   "Company") was incorporated in the state of Delaware on June 24, 1987 and was a public
                                   Company with no material operations prior to the transactions consummated on September 22, 1999, which are described below. The Company was formerly known as Adina, Inc.


                                   On September 22, 1999, the Company acquired all of the outstanding shares of AxisTel Communications, Inc., ("AxisTel"), approximately 66.67% of the outstanding shares of e.Volve Technology Group, Inc., ("e.Volve"), and approximately 17% of the outstanding shares of i2v2.com, Inc. ("i2v2.com"), (collectively the "Acquired Entities") and $8,540,159 Notes Receivable including accrued interest ("Notes") from e.Volve held by Major Shareholders as defined below. All the acquisitions and the purchase of the Notes were settled through issuance of stock of eVentures. (the "Transaction"). As a result of the Transaction, approximately 77% of the Common Stock of the Company was owned by three shareholders that are affiliated with each other (the "Major Shareholders").


                                   Prior to the Transaction, the Major
                                   Shareholders had directly and indirectly held interests in the Acquired Entities, as follows: 66.67% of e.Volve, 21% of i2v2.com, and 0.7% of AxisTel plus options to purchase a further 49.3% of AxisTel. In August of 1999, the interest in i2v2.com held by the Major Shareholders was diluted to 17%. Immediately after exercising the options in AxisTel, these interests, along with the Major Shareholders' Notes receivable from e.Volve, were directly and indirectly transferred to eVentures in exchange for the Company's stock. The remaining 50% of the common shares of AxisTel were then purchased from AxisTel's founding shareholders.


                                   On October 19, 1999, eVentures acquired the remaining 33.3% of e.Volve, through an extension of its original offer at the time of the Transaction. This purchase was settled through an issuance of 5,831,253 shares of eVentures' Common Stock.



                                   BASIS OF PRESENTATION



                                   The financial statements presented through
                                   June 30, 1999 represent the interests of the Major Shareholders in each of the Acquired Entities prior to the Transaction. The Major Shareholders' interest in the Acquired Entities is deemed to be the "Accounting Acquirer". The financial statements as of and for the six months ended December 31, 1999 reflect the consummation of the Transaction, and therefore are consolidated financial statements of eVentures and Subsidiaries as of December 31, 1999 and for the period
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




1.      ORGANIZATION,              from September 22, 1999 through December 31,
        BUSINESS AND               1999.
        BASIS OF PRESENTATION
        (CONTINUED)                Since eVentures was a shell company with no
                                   operations prior to the Transaction, the acquisitions by eVentures of the Major
                                   Shareholders' interests were accounted for as a recapitalization of eVentures.



                                   The acquisitions of the remaining 50% of AxisTel and 33% of e.Volve were treated as purchases for accounting purposes.



                                   On June 11, 1998, the Major Shareholders or predecessors in interest acquired their 66.67% interest in e.Volve. This transaction was accounted for by e.Volve as a purchase. The operations of e.Volve between June 11, 1998 and June 30, 1998 were immaterial, and, therefore the date used for the effective date of the purchase was July 1, 1998. The financial statements through June 30, 1998 are described as "Old Company", and those subsequent to June 30, 1998 are described as "The Company". The cost basis of The Company was assigned to the assets acquired based on their estimated fair values at the acquisition date. As a result, the financial statements for the period subsequent to the change of control are presented on a different cost basis than those for prior periods and, therefore, are not comparable.


                                   BUSINESS


                                   The Company operates a private convergence network which consists of digital switching, routing and signal management equipment, as well as digital fiber optic cable lines. The network incorporates software, programming and switching technology which was originally developed for or in relation to the Internet.



                                   During the three years ended June 30, 1999, the Company's operations were primarily those of e.Volve and its wholly owned subsidiary, e.Volve Technology Group de Mexico, S.A. de C.V. (f/k/a Latin Gate de Mexico, S.A. de C.V.). e.Volve was incorporated on June 26, 1996 as Orix Global Communications, Inc. Through June 30, 1999, its services included the provision of international voice and data applications over its fiber optic network, primarily to Mexico. The network is scalable, built around digital packet switching equipment and incorporates Asynchronous Transfer Mode ("ATM") and Internet Protocol ("IP") technologies. As part of the Transaction, the Company acquired AxisTel. AxisTel is developing international and domestic voice and data applications similar to those of e.Volve. AxisTel has the additional business of retail communications services, including prepaid telephony.



                                   During the year ended June 30, 1999, the Company acquired a minority interest in i2v2.com (doing business as PhoneFree.com). The Company also entered into a joint venture to form Innovative Calling Technologies, LLC ("ICT") -- See Note 3. The degree of involvement of the Company in management varies for each strategic investment. During the six months ended December 31, 1999, the Company acquired a minority interest in Fonbox, Inc ("Fonbox").

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




2.      RISKS AND                  CONCENTRATIONS OF CREDIT RISKS
        UNCERTAINTIES
                                   The Company has concentrations of credit risk related to cash, customers and vendors, as follows:


                                   CASH CONCENTRATIONS

                                   The Company places its cash with high credit quality institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. From time to time, the Company maintains cash balances in excess of the FDIC limit.

                                   CUSTOMER CONCENTRATIONS

                                   During the year ended June 30, 1997, e.Volve received a significant portion of its business from Star Communication, Inc. ("Star") and Total Communications, Inc. ("Total"). During the year ended June 30, 1997, sales to these customers totaled 87% and 10% of e.Volve's revenues, respectively.

                                   During Fiscal 1998, e.Volve received a
                                   significant portion of its business from Star and Total. During Fiscal 1998, sales to these customers totaled 65% and 25% of e.Volve's revenues, respectively. As of June 30, 1998, amounts due from Star and Total totaled 96% and 0% of e.Volve's accounts receivables, respectively.

                                   During Fiscal 1999, e.Volve received a
                                   significant portion of its business from Qwest Communications, Inc. ("Qwest"), RSL Communications, Inc. ("RSL") and Star. During Fiscal 1999, sales to these customers totaled 65%, 18% and 16% of e.Volve's revenues, respectively. As of June 30, 1999, there were no significant amounts due from these customers. As of June 30, 1999, deposits from Qwest totaled 100% of e.Volve's customer deposits.

                                   If the relationship between the Company and these customers were altered, the future results of operations and financial condition could be adversely affected.

                                   VENDOR CONCENTRATIONS

                                   During the year ended June 30, 1997, e.Volve purchased a significant portion of its carrier and termination costs ("Direct Costs") from four major vendors. During the year ended June 30, 1997, purchases from these four vendors totaled 45%, 22%, 12% and 10% of e.Volve's Direct Costs, respectively.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------


2.      RISKS AND                  During Fiscal 1998 and 1999, e.Volve
        UNCERTAINTIES              purchased a significant portion of its
        (CONTINUED)                Direct Costs from one vendor. During Fiscal
                                   1998 and 1999, purchases from this vendor totaled 75% and 92% of Direct Costs, respectively. As of June 30, 1998 and 1999, amounts due to this vendor totaled 54% and 62% of e.Volve's accounts payable, respectively.

                                   If the relationship between the Company and these vendors was altered, the future results of operations and financial condition could be adversely affected.

                                   GEOGRAPHIC CONCENTRATION

                                   The Company provides data transport and
                                   conversion services from the United States to Mexico over the e.Volve Network. Although the Company plans to further expand data transport and conversion services to other destination countries, the Company's operations may remain concentrated between the United States and Mexico. The data transport and conversion market for Mexico is highly competitive and is occupied by industry participants which are much larger than the Company and have greater financial resources and may have lower costs than the Company. There can be no assurance that the Company will be able to compete effectively against such larger and better-capitalized industry participants or that the Company will be successful in pursuing other destination countries with existing and potential customers.


                                   REGULATORY ENVIRONMENT


                                   The Company provides "enhanced" or
                                   "value-added" services to its international customers and therefore is not subject to regulation by the FCC or other international telecommunication regulatory bodies within its target markets. However, the use of the Internet protocols to provide telephone services is a recent market development. Currently, the FCC is considering whether or not to impose surcharges or additional regulations upon certain providers of
                                   IP telephony. On April 10, 1998, the
                                   FCC issued its Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act.



                                   In the Report, the FCC indicated that it would examine the question of whether certain forms of "phone-to-phone" Internet telephony are information services or telecommunications services. It noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements, but that the record before it suggested that certain forms of phone-to-phone IP telephony appear to have the same functionality as non-IP telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, the FCC noted that it may find it reasonable
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------


2.      RISKS AND                  to require ISPs to make universal service
        UNCERTAINTIES              contributions, pay access charges or to be
        (CONTINUED)                subject to traditional common carrier
                                   regulation.


                                   To the Company's knowledge, there are
                                   currently no domestic and few foreign laws or regulations that prohibit voice communications over the Internet. Several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate
                                   IP telephony services, and could
                                   initiate proceedings to do so. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate IP telephony. If Congress, the FCC, state regulatory agencies or foreign governments begin to regulate
                                   IP telephony, there can be no
                                   assurances that any such regulations will not materially adversely affect the Company's business, financial conditions or results of operations.


                                   TELECOMMUNICATIONS MARKET AND INDUSTRY
                                   COMPETITION

                                   Currently, the Company competes with (a) long distance resellers and providers, including large carriers such as AT&T, MCI/WorldCom, Qwest, and Sprint; (b) foreign PTTs (Post Telephone and Telegraph administrations); (c) other providers of international long distance services such as STAR Telecommunications, Inc., Pacific Gateway Exchange, Inc., RSL Communications Ltd. and Telegroup, Inc.; (d) alliances that provide wholesale carrier services, such as "Global One" (Sprint, Deutsche Telekom AG, and France Telecom S.A.) and Uniworld (AT&T, Unisource-Telecom Netherlands, Telia AB, Swiss Telecom PTT and Telefonica de Espana S.A.); (e) new entrants to the domestic long distance market such as RBOCs (Regional Bell Operating Companies) in the U.S., who have entered or have announced plans to enter the U.S. interstate long distance market pursuant to recent legislation authorizing such entry, and utilities such as RWE Aktiengesellschaft in Germany; and (f) small long distance resellers.

                                   Many of the Company's competitors are
                                   significantly larger and have substantially greater market presence, as well as greater financial, technical, operational, marketing, and other resources and experience than the Company. The Company competes for customers in the telecommunications markets primarily based on price and, to a lesser extent, the type and quality of service offered. Increased competition could force the Company to reduce its prices and profit margins if its competitors are able to procure rates or enter into service agreements that are comparable to or better than those the Company obtains, or are able to offer
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------


2.      RISKS AND                  other incentives to existing and potential
        UNCERTAINTIES              customers. Similarly, the Company has no
        (CONTINUED)                control over the prices set by its
                                   competitors in the long distance resale
                                   carrier-to-carrier market.

                                   The Company could also face significant
                                   pricing pressure if it experiences a
                                   decrease in the volume of minutes that it carries on its network, as the Company's ability to obtain favorable rates and tariffs from its carrier suppliers depends, to a significant extent, on the Company's total volume of international long distance call traffic. There is no guarantee that the Company will be able to maintain the volume of international and domestic long distance traffic necessary to obtain favorable rates and tariffs. Although the Company has no reason to believe that its competitors will adopt aggressive pricing policies that could adversely affect the Company, there can be no assurance that such price competition will not occur or that the Company will be able to compete successfully in the future. In addition, the Company is aware that its ability to market its long distance resale services depends upon the existence of spreads between the rates offered by the Company and those offered by the IXC's with which it competes, as well as those from which it obtains service. A decrease in such spreads could have a material adverse effect on the Company's business, financial condition or results of operations.

                                   FOREIGN CURRENCY

                                   The Company currently provides data
                                   transport and conversion services to certain foreign countries and regions, primarily to Mexico and India. The direct costs, profit margins and competitive position of the Company are consequently affected by the strength of the currencies in countries where it provides services relative to the strength of the currencies in the countries where its services are performed. The Company's results of operations and financial condition may be adversely affected by fluctuations in foreign currencies and by translations of the financial statement of the Latin Gate from local currencies into U. S. dollars. Further, the Company's international operations are generally subject to various risks that are not present in domestic operations, including restrictions on dividends and repatriation of funds.

                                   ACCOUNTS RECEIVABLE

                                   The Company sells its data transport and conversion services to customers throughout the United States and in some foreign countries. The Company performs periodic credit evaluations of its customers and does not obtain collateral with which to secure its accounts receivables. The Company maintains reserves for potential credit losses based upon the Company's
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                 31, 1998 AND 1999 IS UNAUDITED)
--------------------------------------------------------------------------------


2.      RISKS AND                  historical experience related to credit
        UNCERTAINTIES              losses. Although the Company expects to
        (CONTINUED)                collect amounts due, actual collections may
                                   differ. As of June 30, 1998 and 1999, the
                                   Company has not recorded a reserve for
                                   potential credit losses, since accounts
                                   receivable for such periods were
                                   insignificant.



3.      SUMMARY OF                 PRINCIPLES OF CONSOLIDATION
        SIGNIFICANT
        ACCOUNTING                 The consolidated financial statements
        POLICIES                   include the accounts of the Company and all
                                   wholly owned and majority-owned
                                   subsidiaries. Investments in companies in which (i) ownership interests range from 20 to 50 percent and (ii) the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Other investments are accounted for using the cost method. All significant intercompany accounts and transactions have been eliminated.

                                   UNAUDITED INTERIM CONSOLIDATED FINANCIAL
                                   STATEMENTS

                                   The consolidated financial statements as of December 31, 1999 and for the six months ended December 31, 1998 and 1999 are unaudited, and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the information set forth therein. Results for interim periods are not necessarily indicative of results to be expected for an entire year.



                                   DEPOSITS

                                   Deposits represent security deposits for facility leases, advance payments to vendors for the purchases of property and equipment and Direct Costs.

                                   AVAILABLE-FOR-SALE SECURITIES

                                   The Company accounts for its
                                   available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities.



                                   The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and are reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' deficit.
                                   As of June 30, 1998, available-for-sale
                                   securities consisted of a 5% Treasury Bill,
                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                 31, 1998 AND 1999 IS UNAUDITED)
--------------------------------------------------------------------------------



3.      SUMMARY OF                 in the amount of $250,556. During Fiscal
        SIGNIFICANT                1999, the Company sold the Treasury Bill and
        ACCOUNTING                 recognized a loss of $3,420. There
        POLICIES                   were no unrealized gains or loss on
        (CONTINUED)                available-for-sale securities during
                                   any period presented.

                                   PROPERTY AND EQUIPMENT

                                   Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. As of the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

                                   The Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of property and equipment over its remaining life can be recovered through projected undiscounted future cash flows. The amount of property and equipment impairment, if any, is measured based on fair value and is charged to operations in the period in which property and equipment impairment is determined by management. During the years ended June 30, 1997 and 1998, the Company recorded impairment losses on certain property and equipment totaling $25,000 and $278,324, respectively. The amount of the impairment was the book value of assets which were taken out of use during the related periods. The impairment is recorded as a component of selling, general and administrative expenses.

                                   GOODWILL


                                   Goodwill arising from a change in ownership on July 1, 1998 and certain elements of the Transaction (see Note 1) is amortized on a straight-line basis over a ten-year life.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------



3.      SUMMARY OF                 The Company assesses the recoverability of
        SIGNIFICANT                goodwill by determining whether the
        ACCOUNTING                 amortization over its remaining life can be
        POLICIES                   recovered through projected undiscounted
        (CONTINUED)                future cash flows. The amount of impairment,
                                   if any, is measured based on fair value and is charged to operations in the period in which impairment is determined by management. As of June 30, 1999 and December
                                   31, 1999, the Company's management has not identified any material impairment of goodwill.


                                   REVENUE RECOGNITION AND CUSTOMER DEPOSITS
                                   Revenues are recognized upon rendering of services to customers.

                                   Deposits received from customers are deferred as customer deposits and are recorded as current liabilities. The related revenue is recognized when the related services are rendered.


                                   Prepaid phone card revenues are earned
                                   when the cards are used. Revenues related to unused cards are recorded as deferred revenue.



                                   FOREIGN CURRENCY GAIN OR LOSS

                                   The financial statements of the Latin Gate are remeasured into the U.S. dollar functional currency for consolidation and reporting purposes. Current rates of exchange are used to remeasure monetary assets and liabilities and historical rate of exchange are used for nonmonetary assets and related elements of expense. Revenue and other expense elements are remeasured at rates which approximate the rates in effect on the transaction dates. Gains and losses resulting from this remeasurement process are recognized currently in the consolidated statement of operations. During fiscal 1998 and 1999, there were no significant gains or losses with respect to this remeasurement process.

                                   Mexican-based vendors invoice e.Volve in
                                   Mexican pesos. Certain of these transactions are remeasured at the time in which the services are rendered to the Company and are settled in US dollars at the time of payment for such services, which results in foreign currency gain or loss. During fiscal 1998 and 1999, foreign currency gains and losses totaled $0 and $126,575, respectively.

                                   INCOME TAXES

                                   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No.109 ("SFAS 109"), "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------


3.      SUMMARY OF                 expected to be recovered or settled. Under
        SIGNIFICANT                SFAS 109, the effect on the deferred tax
        ACCOUNTING                 assets and liabilities of a change in tax
        POLICIES                   rates is recognized in income in the period
        (CONTINUED)                that includes the enactment date. A
                                   valuation allowance is provided for
                                   significant deferred tax assets when it is more likely than not that such assets will not be recovered.


                                   STOCK BASED COMPENSATION

                                   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS#123"), "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS#123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB#25"), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting method of APB#25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS#123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB#25.



                                   EARNINGS PER SHARE


                                   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS#128"), Earnings Per Share ("EPS"). SFAS#128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible debentures. Diluted EPS has not been presented for the effects of stock options, warrants and convertible debentures as the effect would be antidilutive. Accordingly, basic and diluted EPS did not differ for any period presented. EPS is not presented for the Old Company. For purposes of computation of EPS, the shares issued for the acquisition of e.Volve (11,365,614 shares) are deemed to have been in existence for the entire period.


                                   COMPREHENSIVE INCOME(LOSS)

                                   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS#130"), "Reporting
                                   Comprehensive Income." This statement
                                   establishes standards for reporting the
                                   components of comprehensive income and
                                   requires that all items that are required to be recognized under accounting standards as components of comprehensive income(loss) be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------



3.      SUMMARY OF                 includes net income(loss) as well as certain
        SIGNIFICANT                items that are reported directly within a
        ACCOUNTING                 separate component of stockholders' deficit
        POLICIES                   and bypass net loss. The Company adopted the
        (CONTINUED)                provisions of this statement in Fiscal 1998.
                                   These disclosure requirements had no impact on the Company's financial statements.

                                   ACCOUNTING ESTIMATES

                                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

                                   FAIR VALUE OF FINANCIAL INSTRUMENTS

                                   The carrying value of financial instruments approximated fair value as of June 30, 1998 and 1999 due to either short maturity or terms similar to those available to similar companies in the open market.

                                   SEGMENT INFORMATION

                                   The Company adopted SFAS No. 131,
                                   "Disclosures about Segments of an Enterprise and Related Information" for fiscal 1999. The statement requires disclosure of certain financial information related to operating segments. The Company has determined that it operates in one reportable segment (see
                                   Note 1).

                                   EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS


                                   The American Institute of Certified Public
                                   Accountants has issued Statement of Position
                                   98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities.". This SOP defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers, initiating a new process in an existing facility, or commencing some new operation. SOP 98-5 requires that these start-up costs be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998, and therefore was adopted on July 1, 1999 for the Company. The adoption of SOP 98-5 has not materially impacted the results of operations, financial position, and financial statement disclosures, and is not expected to have a significant impact on future financial statements.


                                   In June 1998, the Financial Accounting
                                   Standards Board, issued Statement of
                                   Financial Accounting Standards No. 133
                                   ("SFAS#133"); "Accounting for Derivative
                                   Instruments and Hedging Activities,"
                                   SFAS#133 requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS#133 is effective for fiscal years beginning after June 15, 2000. The Company does not presently enter into any transactions involving derivative financial instruments and, accordingly, does not anticipate the new standard will have any effect on its financial statements for the foreseeable future.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------



4.      RESTRICTED CASH            As of June 30, 1999, restricted cash consists
                                   of two certificates of deposits (including accrued interest) that serve as collateral on a certain letter of credit totaling
                                   $1,061,000. As of June 30, 1999, no amounts
                                   were drawn down on such letter of credit. The full amount of the letter of credit was drawn down on October 5, 1999 and repaid by December 31, 1999.


                                   As of December 31, 1999, restricted cash consists of one certificate of deposit that serves as collateral on a certain letter of credit totaling $750,000. As of December 31, 1999, no amounts were drawn down on such letter of credit.



5.      INVESTMENTS                The Company has made investments in the
                                   following companies:



                                                                                                    Investment
                                                                                   Investment       Balance @
Accounting                                                                          Balance @      December 31,
Company Name                                      % Ownership      Method         June 30, 1999        1999
------------                                      -----------   ------------      -------------    ------------
Innovative Calling Technologies, LLC                 50.0%      equity basis       $   91,354      $   158,387
i2v2.com (d/b/a PhoneFree.com)                       16.0%      cost basis          2,100,144        2,100,144
FonBox, Inc.                                          8.0%      cost basis                 --          500,000



                                   On April 19, 1999, the Company entered into a joint venture with Dataten Technologies to form Innovative Calling Technologies, LLC ("ICT") with each party owning 50% of ICT. The Company does not exercise control of the joint venture and thus accounts for its investments pursuant to the equity method. During Fiscal 1999, the Company recorded an investment of $125,130, reduced by equity in loss of unconsolidated subsidiary of $33,776.



6.      PROPERTY AND EQUIPMENT     Property and equipment consist of the
                                   following as of:



                                                                                         June 30,             December 31,
                                                                              ----------------------------   --------------
                                                                                  1998             1999             1999
                                                                              ------------     -----------   --------------

                                   Leasehold Improvements                     $    182,308     $   257,217    $     334,559
                                   Network equipment under capital leases          862,518       5,985,121       11,146,106
                                   Other equipment                                 497,375         751,512        3,047,440
                                   Furniture and fixtures                           10,086          10,552           27,862
                                                                              ------------     -----------    -------------
                                                                                 1,552,287       7,004,402       14,555,967

                                   Accumulated depreciation and                   (105,043)       (784,528)      (1,675,469)
                                   amortization
                                                                              ------------    ------------    -------------

                                                                              $  1,447,244    $  6,219,874    $  12,880,498
                                                                              ============    ============    =============





                                   During the years ended June 30, 1997, 1998 and 1999, depreciation and amortization expense totaled $0, $105,043 and $957,966, respectively. During the six months ended
                                   December 31, 1998 and 1999, depreciation and amortization expense totaled
                                   $374,619 and $775,016, respectfully.


                                   Property and equipment included assets under capital leases at December 31, 1999, June 30, 1999 and 1998 with a cost of $11,146,106, $5,985,121 and $862,518, respectively, and accumulated amortization of $1,141,131, $664,905, and $35,642, respectively.



7.      VAT RECEIVABLE             VAT is a tax similar in nature to a sale
                                   and/or use tax. VAT is assessed by vendors operating in foreign countries, specifically
                                   Mexico. The tax is paid by e.Volve directly to the assessing vendor who remits the tax to the Mexican taxing authority ("MTA").
                                   Based on an injunction received from the MTA, e.Volve is exempt from incurring this tax. As of June 30, 1998 and 1999, VAT receivable consists of amounts due and payable to e.Volve by either the assessing vendor or MTA (as applicable). Subsequent to year-end, all such amounts due at year-end have been refunded to e.Volve.



8.      DEBENTURES                 During Fiscal 1998 and 1999, the Company
                                   issued debentures aggregating $8,040,000 to the Major Stockholders. The debentures bear interest at 8% per annum, and generally mature within a two year period. The debenture agreement was amended with each additional issue, in some instances resulting in extended maturity dates. The issues (as amended) were as follows:

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




8.      DEBENTURES
        (CONTINUED)



                                  ISSUANCE DATE          MATURITY DATE              AMOUNT
                             ----------------------  ----------------------   ------------------

                                  June 11, 1998            June 30, 2000        $    6,000,000
                                August 19, 1998            June 30, 2000               850,000
                                 April 15, 1999            June 30, 2000               200,000
                                                                                --------------
                                 April 15, 1999            June 30, 2000             7,050,000

                               February 9, 1999            June 30, 1999               390,000
                                 April 29, 1999          August 27, 1999               500,000
                                 April 30, 1999          August 28, 1999               100,000
                                                                                --------------

                                                                                $    8,040,000
                                                                                ==============

                                   In connection with the June 11, 1998
                                   debenture, the Company issued a total of 2400 common shares to one of the Major Stockholders or predecessors in interest, which gave such Major Stockholder a 66.7% interest in the common shares of the Company. (See Note 1). The value of the shares issued was recorded at estimated fair value, and a debt discount of $2,000,000 was recorded, with an offsetting credit to Additional Paid In Capital. The debt discount is amortized over the contractual period of the related debentures as a component of interest expense.

                                   The June 11, 1998, August 19, 1998 and April
                                   15, 1999 debentures are repayable monthly with accrued interest at various amounts, with all unpaid principal and interest due upon maturity. At June 30, 1999 the Company was in default of its payment obligations in connection with these debentures. The Major Stockholders or predecessors in interest that owned such debenture waived its right to demand immediate repayment of these debentures and subsequently sold its Notes Receivable (see below).

                                   The February 9, 1999 debenture is payable in full (including interest) on the maturity date. In the event the amount is not paid in full by that date, the balance is convertible into common stock of e.Volve at the option of the lender, at a conversion price of $2,778 per share, which was the deemed fair value of shares at the issue date.

                                   The April 29 and 30, 1999 debentures are repayable on the maturity date.



                                   On September 22, 1999, as part of the
                                   Transaction (see Note 1), the Major
                                   Stockholders or predecessors in interest that owned such debentures sold their related notes receivable from e.Volve to eVentures and, as a result, debentures are reflected as long term liabilities on the June 30, 1998 and 1999 balance sheets. At the time of the Transaction, the unamortized debt discount of $917,615 on June 11, 1998 debenture was written off. In addition, as part of this transaction, the debentures were restructured into a single debenture with a maturity date of December 31, 1999. At December 31, 1999,
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




8.      DEBENTURES                 e.Volve's debentures and eVentures' notes
        (CONTINUED)                receivable eliminate on consolidation.





9.      OBLIGATIONS UNDER          The Company is a lessee under certain
        CAPITAL LEASES             noncancelable capital leases, which are
                                   secured by certain property and equipment
                                   (see Note 5). Terms of the leases call for monthly payments ranging from $1,601 to $32,711, including implicit rates ranging from 10.0% to 13.6% per annum. Future minimum lease payments under these capital leases are as follows:



                                   For the year ended June 30,                      1999
                                                                             -----------------

                                   2000                                      $       2,140,641
                                   2001                                              1,313,304
                                   2002                                                937,570

                                                                             -----------------
                                                                                     4,391,515

                                   Amount representing interest                       (443,241)
                                                                             -----------------

                                   Present value                                     3,948,274

                                   Current portion                                  (1,916,761)
                                                                             -----------------

                                                                             $       2,031,513
                                                                             =================



                                   Subsequent to June 30, 1999, the Company had entered into two additional noncancelable capital leases for a total of $4,825,349, which are secured by certain property and equipment. Terms of these leases call for 39 and 60 monthly payments of $45,365 and $84,162, including implicit interest rates of 15.4% and 11.5%, respectively.



10.     STOCKHOLDERS' EQUITY       COMMON STOCK
        (DEFICIT)
                                   Common stock consisted of the following:
                                   December 31, 1999
                                   Common  Stock  ($.00002 par value,
                                   75,000,000  shares  authorized,  45,834,662
                                   issued and outstanding)

                                   June 30, 1999
                                   Common Stock ($.01 par value, 3,600 shares authorized, issued and outstanding)

                                   June 30, 1998
                                   Common Stock ($.1 par value, 3,600 shares authorized, issued and outstanding)


                                   PREFERRED STOCK

                                   Preferred Stock consisted of the following:

                                   December 31, 1999
                                   Series A Convertible Preferred Stock ($.00002 par value, 5,000 shares authorized, 0 shares issued and outstanding)






                                   Series B Convertible Preferred Stock ($.00002 par value, 25,000 shares authorized, 7,000 shares issued and outstanding)






                                   7,000 shares of Series B convertible
                                   Preferred Stock with a par value of $.00002 per share were issued on November 19, 1999, November 26, 1999 and December 15, 1999 at a price of $1,000 per share. The shares are convertible into common shares at a price of $13.80 per share, subject to certain anit-dilution adjustments. As a result of the beneficial conversion rates applied to the above securities, a preferred dividend of $1,115,943 has been recorded during the six months ended December 31, 1999.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------



10.     STOCKHOLDERS EQUITY        STOCK OPTIONS
        (DEFICIT)
        (CONTINUED)                e.Volve had a non-formalized stock option
                                   plan (the "Plan"), whereby incentive stock options could be granted to certain employees, directors, officers and others to purchase shares of e.Volve's common stock.
                                   Options granted pursuant to the Plan vested at various percentages within two years of the date of grant and expired within five years from the date of grant or upon termination of employment (as defined).


                                   During Fiscal 1999, the Company granted 90 stock options to an officer of the Company with an exercise price of $2,778, of which 45 options vested immediately and the remaining 45 options will become fully vested on December 31, 1999. During Fiscal 1999, pursuant to an employment agreement (see Note 12), the Company granted 90 stock options to an Officer of the Company with an exercise price of $7,077 (the deemed fair value of the stock), of which 45 options vested on March 8, 1999 and the remaining 45 options became fully vested on March 23, 1999. During Fiscal 1999, the Company granted 600 stock options to certain officers and employees of the Company with an exercise prices of $2,778, of which 301 options vested on April 30, 1999 and the remaining 299 options becoming fully vested on April 1, 2000. As of June 30, 1999, 436 of such options were exercisable.


                                   In accordance with APB#25, no compensation expense was recorded in relation to the above options. However, pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its 780 stock options granted during Fiscal 1999 under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: stock price of $2,778 per share; risk-free interest rates ranging from 5.1% to 5.4%(depending on the expected term of the option and the date of grant); dividend yield of 0.0%; volatility factor of the expected market price of the Company's common stock of 0.0% (due to no significant market for trading of the Company's common stock, volatility has been assessed at 0.0%; the result of excluding volatility in estimating an option's value is an amount commonly termed minimum value); and expected terms of 5 years.

                                   The Black-Scholes valuation model was
                                   developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




10.        STOCKHOLDERS EQUITY     characteristics significantly different from
          (DEFICIT)                those of traded options, and because changes
          (CONTINUED)              in the subjective input assumptions can
                                   materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


                                   For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information relative to e.Volve's option plan is as follows:

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                 31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------


9.      STOCKHOLDERS EQUITY
        (DEFICIT)
        (CONTINUED)


                                                                                     Fiscal
                                                                                      1999
                                                                                 --------------

                                   PRO FORMA NET LOSS:

                                   Net loss as reported                          $   (5,462,322)

                                   Additional compensation
                                     expense under SFAS#123
                                                                                       (453,000)
                                                                                 --------------
                                                                                 $   (5,915,322)
                                                                                 ==============



                                   During the years ended June 30, 1997 and 1998, no options were granted and therefore proforma information has only been presented for fiscal 1999.

                                   On September 22, 1999, the Company terminated the share option plans of e.Volve and AxisTel and adopted a new share option plan (the "Plan") for its employees, officers, directors and consultants (whether or not employees) as part of the Agreement and Plan of Reorganization entered into in connection with the Transaction (see Note 1). The Plan provides for the grant of incentive stock options and non-qualified stock options.
                                   The terms of the options are set by the
                                   Company's board of directors, with the
                                   ability to accelerate vesting at its
                                   discretion at any time. The options expire no later than ten years after the date the stock option is granted.


                                   On October 14, 1999, the Company granted an additional 425,000 options to directors and employees. These options vest over various periods, as noted in chart below.


                                   The number of shares authorized for grants under the Share Option Plan is 15% of outstanding, provided that no more than 4 million options can be "incentive" stock options. As of December 31, 1999, no options had been exercised.


                                   The following options were granted during the six months ended December 31, 1999:



                                                                                               Vesting Period
                                                                                Exercise         from Date
                                      Date of issue              Options          Price          of Issue
                                   ------------------           ---------       --------     ------------------
                                   September 22, 1999             300,000       $  10.00         At Issuance
                                   October 14, 1999               100,000       $  10.00
                                   September 22, 1999             191,666       $   2.50         One Year
                                   September 22, 1999             724,998       $  10.00
                                   October 14, 1999               150,000       $  10.00
                                   October 14, 1999                24,999       $  15.00
                                   September 22, 1999              25,000       $   2.50         Two Years
                                   September 22, 1999             166,667       $   5.00
                                   September 22, 1999             425,001       $  10.00
                                   October 14, 1999                50,000       $  10.00
                                   October 14, 1999                25,000       $  15.00
                                   September 22, 1999              25,000       $   2.50         Three Years
                                   September 22, 1999             166,667       $   7.50
                                   September 22, 1999             425,001       $  10.00
                                   October 14, 1999                50,000       $  10.00
                                   October 14, 1999                25,001       $  15.00
                                                                ---------
                                                                2,875,000
                                                                =========


                                   As a result of the above, the Company
                                   recorded deferred compensation of $453,000 on September 22, 1999 and $2,812,500 on October 14, 1999 with related credits to additional paid in capital. The amount of the deferred compensation was based upon the intrinsic value of options granted to employees which had an exercise price lower than the market price of the underlying stock on the day of the grant. The deferred compensation will be amortized over the related vesting periods and recorded as compensation expense in the statement of operations.

                                   WARRANTS

                                   In connection with the issuance of the
                                   Amended and Restated Debenture Agreement dated April 15, 1999 (see Note 7), the Company issued common stock purchase warrants (the "Warrants") to the Debenture Holder granting the right to acquire 340 shares of Common Stock. The Warrants have an exercise price of $2,778 per share and expire within five years of the date of grant (as defined). As of June 30, 1999, none of the Warrants have been exercised.

                                   The Company has accounted for its 340 common stock debenture warrants granted during Fiscal 1999 at fair value. The Company has estimated the fair value of the Warrants, original issue discount ("OID"), at $210,000. The OID has been reflected as an increase in additional paid-in capital and as a reduction of the February Debenture and is being amortized to interest expense utilizing the effective interest method over the term of the Note. During Fiscal 1999, amortization of OID on the February Debentures totaled $40,281. The fair value for these warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: stock price of $2,778 per share; risk-free interest rate of 5.0% (based on the expected term of the option and the date of grant); dividend yield of 0.0%; volatility factor of the expected market price of the Company's common stock of 0.0% (due to no significant market for trading of the Company's common stock, volatility has been assessed at 0.0%; the result of excluding volatility in estimating an option's value is an amount commonly termed minimum value); and expected terms of 5 years.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




11.     INCOME TAXES               There is no provision for income tax expense
                                   since the Company incurred net losses for all periods presented.



                                   Deferred tax assets of approximately
                                   $1,015,000 and $2,226,000 as at June 30,
                                   1998 and 1999 result primarily from Net
                                   Operating Losses ("NOL's") and have been fully offset by valuation allowances due to the lack of certainty as to the ultimate realization of any benefits resulting from such NOLs.

                                   As at June 30, 1999, e.Volve had NOLs of approximately $6,547,000. Due to restrictions on use of NOLs following a change in ownership, these NOLs may not be used by the Company prior to their expiration, which is in various years through 2018.



12.      RELATED PARTY             ADMINISTRATIVE EXPENSES
         TRANSACTIONS
                                   During the years ended June 30, 1997, 1998 and 1999, the Company shared office space, payroll and certain other administrative expenses with a related party ("Orix
                                   Systems"). The Company paid Orix Systems
                                   $408,734, $676,227 and $156,597, for the
                                   years ended June 30, 1997, 1998, and 1999 respectively, with respect to such expenses



                                   ADVANCES FROM SHAREHOLDER

                                   Advances due from shareholder relate to
                                   advances made by the majority shareholder of the Old Company. The advances are non-interest bearing and are due on demand. As of June 30, 1998 and 1999, advances due from shareholder totaled $60,920 and $0, respectively.

                                   SALES TO AFFILIATES


                                   Sales to PhoneFree.com and ICT totaled
                                   $44,100 and $37,500, respectively, for the six months ended December 31, 1999.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




13.     COMMITMENTS AND            OPERATING LEASES
        CONTINGENCIES
                                   The Company is a lessee under certain
                                   noncancelable operating leases. Terms of the leases call for monthly payments ranging from $400 to $168,000. Future minimum lease payments under these noncancelable operating leases are as follows:



                                   For the year ended June 30,                     1999
                                                                              ----------------

                                   2000                                       $        249,920
                                   2001                                                165,358
                                   2002                                                147,168
                                   2003                                                114,137
                                   2004                                                 66,101
                                   Thereafter                                           38,556
                                                                              ----------------

                                                                              $        781,240
                                                                              ================



                                   During the years ended June 30, 1997, 1998 and 1999, the Company incurred rent expense of $73,211, $1,346,968 and $4,555,513 respectively. (see Note 11)


                                   During the six months ended December 31, 1999, the Company entered into a three year noncancelable operating lease for a fiber optic cable calling for monthly payments of $94,972.



                                   LITIGATION

                                   The Company is a defendant in two lawsuits arising out of the ordinary course of business. In each case the plaintiff is seeking damages against the Company primarily for breach of contract. As of June 30, 1998 and 1999, the Company has expensed and accrued a total of $381,802 and $665,299, respectively, pursuant to these claims, which is expected to be the Company's total exposure. The related costs are included as a component of selling, general and administrative expenses.


                                   In November 1998, representatives of Mexico's Federal Telecommunications Commission
                                   ("COFETEL") entered the premises of the
                                   Company's wholly owned subsidiary, Latin
                                   Gate, and attempted to confiscate Latin
                                   Gate's equipment pursuant to a visitation order under a verification administrative proceeding (procedimiento administrativo de verificacion). Latin Gate filed a Federal constitutional court action known as juicio de amparo against COFETEL in a Mexican Federal district court (juzgado de distrito), principally alleging that the visitation order failed to comply with Mexican constitutional requirements and that the search and seizure were illegal under Mexican law. A juicio de amparo has two stages: the suspension of the acts of authority complained of and a constitutional review. The former stage has two phases: temporary restraining order (suspension provisional) and a final restraining order (suspension definitiva). The purpose of the constitutional review is to determine whether the acts of authority complained of are constitutional. Should the court determine that the acts of authority complained of are unconstitutional, a final judgment (sentencia final) is rendered, the principal effect of which is the granting of the protection of the Federal courts against such acts. On November 24, 1998, Latin Gate obtained a temporary restraining order which preserved the status quo of the Latin Gate equipment and suspended the administrative proceeding, therefore prohibiting COFETEL from re-entering Latin Gate's premises. On December 21, 1998, Latin Gate obtained a final restraining order (suspension definitiva). On May 24, 1999, a final judgment was rendered by the district court in favor of Latin Gate, which judgment declared COFETEL's acts unconstitutional and, as a consequence, granted Latin Gate the protection of the Federal courts. On July 7, 1999, COFETEL appealed, through a recurso de revision, to a higher court (tribunal colegiado de circuito) seeking a review of the district court judgment. As of March 7, 2000, the appeal is still pending. It may not be possible to ascertain the definitive outcome of this matter but Latin Gate continues to defend itself in Mexican courts. The loss of Latin Gate's equipment might have an adverse effect on the Company's financial condition. The cost of litigation, regardless of the outcome, may have an adverse effect on the Company's financial condition. As of June 30, 1999, no amounts have been accrued for this matter.



                                   The Company is involved in other litigation arising out of the ordinary course of business. Management believes, based in part on the advice of outside counsel, that these matters will not have a material adverse effect on the accompanying consolidated financial statements.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




13.     COMMITMENTS AND            EMPLOYMENT AGREEMENTS
        CONTINGENCIES
        (CONTINUED)                The Company has entered into multi-year
                                   employment agreements or management contracts with six of its senior executives. These agreements mature at various times beginning in June 2000 and ending in September 2002.
                                   These agreements provide for annual salaries ranging between $100,000 and $200,000. In addition, certain of these employees were granted options to purchase common stock under the Company's Share Option Plan. These options, if exercised, would represent the right to purchase 1,850,000 shares of common stock at various exercise prices ranging from $2.50 to $10.00 per option (See
                                   Note 9).



                                   MARKETING AGREEMENTS

                                   On January 1, 1999, the Company entered into an agreement with Corpovision S.A. de C.V. ("Corpovision") to provide marketing services to locate and develop clients for telecommunications services. As long as e. Volve conducts business with the clients listed in the agreement, the Company must pay a minimum compensation amount of $100,000 per month in any month sales are made, within thirty days after the end of each period. The payment must be in the form of cash or a subordinated, non-recourse promissory note to be paid with any available cash flow. The term of the agreement is for thirty years. As of June 30, 1999, the Company had paid compensation amounting to $200,000 and had a note outstanding for the remaining months of $300,000. During Fiscal 1999, the Company incurred compensation expense related to such agreement totaling $500,000. On November 30, this agreement was terminated. The Company settled its liability to Corpovision and terminated the agreement through an issue of 137,500 shares of eVentures. As a result, the Company recorded a charge in the statement of operations of approximately $1,600,000 during the six months ended December 31, 1999 for the difference between the value of the shares issued and the book value of the note payable to Corpovision.



                                   AGREEMENTS WITH VENDORS

                                   On October 9, 1996, the Company entered into an agreement with a vendor to provide sundry telecom services which expired on October 9, 1999.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




13.     COMMITMENTS AND                On April 29, 1998, the Company entered
        CONTINGENCIES                  into an agreement with Qwest for
        (CONTINUED)                    telecommunication services. The agreement
                                       can be terminated at any time by either
                                       party upon a thirty-day notice and can be automatically renewed for successive one-year periods. Rates for services disclosed in the agreement are subject to change at any time.



                                       On September 30, 1999, e.Volve and Qwest
                                       Communications Corporation entered into
                                       an Indefeasible Right of Use ("IRU")
                                       agreement in which Qwest granted e.Volve an indefeasible right of use to a fiber optic circuit operated by Qwest between New York, New York and Los Angeles, California for a period of twenty years. In consideration for this indefeasible right of use, e.Volve agreed to pay Qwest a total of $15.0 million in four installments between October 1, 1999 and September 30, 2001. In addition, e.Volve has been required to pay Qwest a monthly operation and maintenance charge of $25,000 per month since January 1, 2000.



                                       Pursuant to the IRU agreement, e.Volve
                                       must separately arrange for a collocation space in the Qwest terminal facilities or obtain from a local telecommunications distributor the telecommunications transmission facilities required in order to extend each route from a cross-connect panel at Qwest's terminal facility to a location outside of the Qwest terminal facility. As of March 7, 2000, e.Volve had not utilized its right to use the fiber optic circuit. However, e.Volve has not entered into any collocation agreement with Qwest or any other local telecommunications distributor as required under the IRU agreement and has not obtained the telecommunications transmission necessary to extend each route to a location outside of the Qwest terminal facility. Consequently, the route from New York to Los Angeles lies inactive and has not received any traffic from e.Volve.



                                       On December 23, 1999, Qwest made a demand for payment of the first installment of $3.75 million. Thereafter, Quest has sent invoices to e.Volve requesting payment of the full $15.0 million. e.Volve has not made this payment and e.Volve, eVentures and Qwest have commenced negotiations for a restructuring of the terms of the IRU agreement. As of March 7, 2000, e.Volve and Qwest have not reached an agreement regarding this dispute. The accompanying financial statements do not include any adjustments which may be necessary related to the above transaction.



                                       On August 31, 1999, the Company entered
                                       into a joint venture agreement with
                                       Uni-Tel, Inc., a Texas corporation that
                                       operates in the United States and India
                                       and provides international
                                       telecommunications services. The
                                       agreement formed a strategic alliance in which Uni-Tel would manage telecommunications equipment and software owned by the Company, which was located in the United States and India and deliver telecommunications traffic carried by the Company from the United States terminating in India.



                                       Under the terms of the agreement, the
                                       Company paid Uni-Tel $800,000 for the
                                       purchase of five systems of
                                       telecommunications equipment and software and has been invoiced for an additional $450,000, payable in shares of eVentures' common stock, to complete the payment for these systems. In addition, the Company agreed to pay $250,000 for the purchase of each of up to seven additional telecommunications termination systems.
                                       The $250,000 to be paid by the Company
                                       for each new termination system is to be paid in two installments. The first $100,000 of each installment is due upon seven days notice of the proposed installation of a new termination system, and the remaining $150,000 is payable in shares of the Company's common stock and is due upon the completion of two weeks' testing and acceptance of the termination system by the Company.



                                       In addition to the purchase of the
                                       termination systems, within a month of
                                       commencing operations, the Company is to supply a minimum of 300,000 minutes of usage per location per month and within ninety days of commencing operations increase such usage to a monthly minimum of 450,000 minutes per location. In exchange for Uni-Tel's termination of the traffic supplied to India, the Company pays Uni-Tel a termination fee of $0.14 per minute to cover operating costs in India. In addition, Uni-Tel, at its sole expense, is responsible for the overall daily management of the system sites in Dallas and in India, whereas the Company pays Uni-Tel for managing systems located in sites other than Dallas and India. All adjusted gross profits of the business arrangements contemplated in the agreement are shared equally between the Company and Uni-Tel.



                                       The Company believes that Uni-Tel has
                                       breached its agreements by failing to
                                       adequately manage its network, and pay
                                       its expenses related to operations in
                                       India and has stopped making certain
                                       payments to Uni-Tel. The Company and
                                       Uni-Tel are negotiating a settlement
                                       agreement in order to resolve this
                                       dispute.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED DECEMBER
                                                31, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------




14.     PRO FORMA FINANCIAL DATA   On September 22, 1999, the Company acquired
        (UNAUDITED)                all of the outstanding shares of  AxisTel,
                                   approximately 66.67% of the outstanding
                                   shares of e.Volve, and approximately 17% of the outstanding shares of i2v2.com. All of the acquisitions were settled through the issuance of stock of eVentures.


                                   Set forth below is the Company's unaudited pro forma condensed statement of operations for the year ended June 30, 1999 and the six months ended December 31, 1999 as though the Transaction had occurred on July 1, 1998, after adjustments related to goodwill, amortization of intangible assets and debt discount and interest expense relating to the e.Volve debentures. The unaudited pro forma results are not necessarily indicative of either actual results of operations that would have occurred had the Transaction occurred on July 1, 1998, respectively, or of future results.





                                                                   Year ended      Six months ended
                                                                  June 30, 1999    December 31, 1999
                                       Revenues                    $ 35,215,916       $   28,403,640
                                       Net loss                    $(10,501,114)      $  (11,821,902)
                                       Net loss per share          $      (0.25)      $        (0.27)





15.     GOODWILL                   Goodwill of $3,414,319 arose upon the change
                                   of control on July 1, 1998 (see Note 1).
                                   Goodwill of $17,162,468 arose upon the
                                   acquisition of AxisTel on September 22, 1999 as part of the Transaction (see Note 1).
                                   Goodwill of $11,662,506 arose upon the
                                   acquisition of 33.3% of e.volve on October
                                   19, 1999 (See Note 1). Accumulated
                                   amortization as of June 30, 1999 and December
                                   31, 1999 was $341,434 and $1,543,506,
                                   respectively.



16.     SUBSEQUENT EVENTS          In a series of transactions closed between
                                   January 6 and February 4, 2000, the Company issued 15,570 shares of Series C Convertible
                                   Preferred Stock, par value $0.00002 per
                                   share, to eight accredited investors, at a price of $1,000 per share. The shares are convertible into shares of eVentures' common stock at a price of $17.90 per share, subject to certain anti-dilution adjustments. The conversion price was determined using the average of the closing bid prices per share of eVentures' common stock for the 20 trading days ended December 10, 1999. The effect of the favorable conversion rate will be recorded as an imputed preferred dividend in the third quarter of fiscal 2000.


                                   On January 31, 2000, pursuant to an option granted in connection with the Company's initial investment in Fonbox, the Company purchased 1,000,000 newly issued shares of Series A preferred stock of Fonbox for $1.0 million cash. In addition, in connection with the exercise of this option, the Company acquired 350,000 shares of common stock of Fonbox from each of Spydre Zeta L.L.C. and NetProvide Ltd. in exchange for an aggregate of 27,860 shares of eVentures' common stock. As of March 7, 2000, the Company owns approximately 31% of the capital stock of Fonbox. Accordingly, the investment in Fonbox will be accounted for on the equity basis after January 31, 2000.


                                   On January 28, 2000, the Company acquired
                                   100,000 Series A Preferred Units of LC39
                                   Venture Group LLC ("LC39"), representing less than 5% of the equity and voting interests of LC39, for $1.0 million. LC39 is the legal name of Launch Center 39.


                                   On February 11, 2000, the Company acquired
                                   750,000 shares of Series A-1 convertible preferred stock of Televant, Inc. ("Televant"), a Texas Corporation (d/b/a Callrewards), for $750,000 which represents 30% of the outstanding capital stock of Televant on a fully-diluted basis. Under the agreement with Televant, the Company is obligated to purchase shares of Series A-2 convertible preferred stock of Televant, which on the date of purchase will be convertible into 20% of the ownership interest in Televant on a fully-diluted basis, for $1,000,000 when Televant has at least 100,000 active users. In addition the Company is obligated to purchase shares of Series A-3 convertible preferred stock of Televant, which on the date of purchase will be convertible into 20% of Televant on a fully-diluted basis, for $2,500,000 when Televant has at least 250,000 active users.


                                   On March 3, 2000, the Company loaned $3.0 million to PhoneFree.com under a promissory note dated March 2, 2000. The promissory note is due on September 1, 2000 and bears interest at 7%. PhoneFree.com may repay this promissory note at any time, subject to the Company's right to convert it into common stock of PhoneFree.com. The Company can convert the promissory note into common stock of PhoneFree.com:



                                   (i)  if PhoneFree.com raises equity capital
                                        from other investors on or before August
                                        31, 2000, in which case the Company's
                                        conversion price will be equal to 95% of the per share subscription or conversion price in such equity capital raise; or


                                   (ii) if PhoneFree.com does not raise equity
                                        capital from other investors on or
                                        before August 31, 2000, the Company can
                                        convert the promissory note on or after
                                        September 1, 2000, at a per share
                                        conversion price that values all the
                                        common and preferred stock of
                                        PhoneFree.com at $50.0 million.



                                   In connection with the loans made under the promissory note, the Company also received a four-year warrant to purchase 240,000 shares of PhoneFree.com at a price equal to 110% of the conversion price of the promissory note. The warrant may not be called by PhoneFree. If the Company included this warrant, but not the promissory note, the Company would beneficially own approximately 18% of the outstanding shares of common stock of PhoneFree.com.



                                   On March 7, 2000, the Company entered into an agreement to acquire approximately 5,970,000 shares of Internet Global Services, Inc.("IGS"), representing approximately 92.6% of the issued and outstanding equity interests of IGS, in exchange for approximately 2,588,000 shares of eVentures' common stock. Under this agreement, following the Company's purchase of the IGS shares, IGS will merge with and into the Company's wholly-owned subsidiary IGS Acquisition Corporation, with IGS being the surviving corporation. The per share consideration under the merger will be substantially the same as the consideration paid under the agreement. This transaction remains subject to customary closing conditions and the Company expects to close this transaction during the third quarter of fiscal 2000.

INDEPENDENT AUDITORS' REPORT




To the Stockholders
AxisTel Communications, Inc.
Jersey City, New Jersey

We have audited the accompanying balance sheets of AxisTel Communications, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from August 28, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AxisTel Communications, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 28, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.


BDO SEIDMAN, LLP
New York, New York


October 29, 1999

                                                    AXISTEL COMMUNICATIONS, INC.


                                                                  BALANCE SHEETS

================================================================================


                                                                     December 31,    December 31,       June 30,
                                                                         1997           1998              1999
                                                                    -------------   -------------    -------------
                                                                                                       (Unaudited)
ASSETS
CURRENT:
   Cash                                                             $      31,712   $   1,418,070    $     630,571
   Accounts receivable - net of allowances for doubtful
      accounts of $-0-,  $25,000 and $75,000,
      respectively                                                         38,250         302,100        1,054,563
   Prepaid expenses and other current assets                                2,443          35,898          217,300
                                                                    -------------   -------------    -------------
           TOTAL CURRENT ASSETS                                            72,405       1,756,068        1,902,434

RESTRICTED CASH                                                                --              --          750,000
PROPERTY, EQUIPMENT, AND CERTAIN INTANGIBLES AT COST, NET
   OF ACCUMULATED DEPRECIATION                                                 --       1,693,055          394,583
LOAN ORIGINATION COSTS - NET OF ACCUMULATED AMORTIZATION
   OF $5,000 AND $55,000, RESPECTIVELY                                         --          55,000               --
OTHER ASSETS                                                                   --          46,800           46,800
                                                                    -------------   -------------    -------------
                                                                    $      72,405   $   3,550,923    $   3,093,817
                                                                    =============   =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
   Current portion of notes payable - Eraatel Corp.                 $          --   $     427,600    $          --
   Notes payable - stockholders                                            10,000          25,000           25,625
   Accounts payable and accrued expenses                                   47,204         369,604        1,203,760
   Deferred revenue                                                            --         110,000          176,230
                                                                    -------------   -------------    -------------
           TOTAL CURRENT LIABILITIES                                       57,204         932,204        1,405,615
NOTES PAYABLE:
   Eraatel Corp.                                                               --       1,072,400               --
   Stockholder                                                                 --       1,748,925        3,317,425
                                                                    -------------   -------------    -------------
           TOTAL LIABILITIES                                               57,204       3,753,529        4,723,040
                                                                    -------------   -------------    -------------
COMMITMENTS AND CONTINGENCY
STOCKHOLDERS' EQUITY (DEFICIT):
   Common stock                                                                15              15               15
   Additional paid-in capital                                                 985         312,395          312,395
   Retained earnings (deficit)                                             14,201        (515,016)      (1,941,633)
                                                                    -------------   -------------    -------------
           TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                            15,201        (202,606)      (1,629,223)
                                                                    -------------   -------------    -------------
                                                                    $      72,405   $   3,550,923    $   3,093,817
                                                                    =============   =============    =============



                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.


                                                        STATEMENTS OF OPERATIONS

================================================================================



                                                   Period from
                                                 August 28, 1997
                                                  (inception) to      Year ended
                                                   December 31,      December 31,       Six months ended June 30,
                                                                                     --------------------------------
                                                       1997              1998             1998             1999
                                                 -------------      -------------    -------------    -------------
                                                                                              (Unaudited)
NET REVENUES                                     $      69,250      $   2,304,887    $     529,241    $   6,191,997
CARRIER CHARGES                                         49,042          1,853,873          659,709        5,187,071
                                                 -------------      -------------    -------------    -------------
                                                        20,208            451,014         (130,468)       1,004,926
                                                 -------------      -------------    -------------    -------------
OTHER OPERATING EXPENSES:
   Selling, general and administrative                   5,707            648,943           56,431        1,615,783
   Line charges                                             --            199,977           44,149          460,070
   Cellular phones                                          --             47,463               --               --
   Printing                                                 --             38,780               --               --
                                                 -------------      -------------    -------------    -------------
        TOTAL OTHER OPERATING EXPENSES                   5,707            935,163          100,580        2,075,853

                                                 -------------      -------------    -------------    -------------
        OPERATING INCOME (LOSS)                         14,501           (484,149)        (231,048)      (1,070,927)
OTHER EXPENSES:
   Interest expense, net                                    --             44,768               --          255,690
   Other expense                                            --                 --               --          100,000
                                                 -------------      -------------    -------------    -------------
        INCOME (LOSS) BEFORE TAXES ON INCOME            14,501           (528,917)        (231,048)      (1,426,617)
TAXES ON INCOME                                            300                300               --               --
                                                 -------------      -------------    -------------    -------------
NET INCOME (LOSS)                                $      14,201      $    (529,217)   $    (231,048)   $  (1,426,617)
                                                 =============      =============    =============    =============




                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.


                                    STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

================================================================================

 Period from August 28, 1997 (inception) to December 31, 1997, year ended
    December 31, 1998 and six months ended June 30, 1999 (Unaudited)
--------------------------------------------------------------------------------





                                              Common stock, Class A               Common stock, Class B
                                        ---------------- -----------------    ------------- -----------------
                                            Shares          Par value          Shares        Par value
                                        ----------        -----------         ---------      -----------
 BALANCE, AUGUST 28, 1997                       --        $        --                --      $        --
 Issuance of common stock                    1,500                 15                --               --
 Net income                                     --                 --                --               --
                                        ----------        -----------         ---------      -----------
 BALANCE, DECEMBER 31, 1997                  1,500                 15                --               --
 Issuance of common stock                       --                 --                 1               --
 Officer's salary-imputed                       --                 --                --               --
 Options granted                                --                 --                --               --
 Warrants granted                               --                 --                --               --
 Net loss                                       --                 --                --               --
                                        ----------        -----------         ---------      -----------
 BALANCE, DECEMBER 31, 1998                  1,500                 15                 1               --
 Net loss (Unaudited)                           --                 --                --               --
                                        ----------        -----------         ---------      -----------
 BALANCE, JUNE 30, 1999 (UNAUDITED)          1,500        $        15                 1      $        --
                                        ==========        ===========         =========      ===========





                                            Additional        Retained        Stockholders'
                                             paid-in          earnings           equity
                                             capital         (deficit)          (deficit)
                                           -----------     -----------      ----------------
 BALANCE, AUGUST 28, 1997                  $        --     $        --      $            --
 Issuance of common stock                          985              --                1,000
 Net income                                         --          14,201               14,201
                                           -----------     -----------      ---------------
 BALANCE, DECEMBER 31, 1997                        985          14,201               15,201
 Issuance  of common stock                          --              --                   --
 Officer's salary-imputed                       12,000              --               12,000
 Options granted                                25,510              --               25,510
 Warrants granted                              273,900              --              273,900
 Net loss                                           --        (529,217)            (529,217)
                                           -----------     -----------      ---------------
 BALANCE, DECEMBER 31, 1998                    312,395        (515,016)            (202,606)
 Net loss (Unaudited)                               --      (1,426,617)          (1,426,617)
                                           -----------     -----------      ---------------
 BALANCE, JUNE 30, 1999 (UNAUDITED)        $   312,395     $(1,941,633)     $    (1,629,223)
                                           ===========     ===========      ===============




                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.


                                                        STATEMENTS OF CASH FLOWS
                                                                        (NOTE 9)

================================================================================

                                                           Period from
                                                            August 28,
                                                              1997
                                                           (inception)
                                                               to           Year ended         Six months ended June 30,
                                                           December 31,     December 31,    -------------------------------
                                                              1997             1998             1998              1999
                                                          -------------    -------------    -------------    -------------
                                                                                                      (unaudited)
Cash flows from operating activities:
   Net income (loss)                                      $      14,201    $    (529,217)   $    (231,048)   $  (1,426,617)
                                                          -------------    -------------    -------------    -------------
   Adjustments to reconcile net income (loss)
      to net cash provided by (used in)
      operating activities:
        Depreciation and amortization                                --           15,564               --           20,627
        Amortization of loan origination costs                       --           27,825               --          123,500
        Other expense                                                --               --               --          100,000
        Stock options issued in lieu of payment
           for services                                              --           25,510               --               --
        Officer's salary - imputed                                   --           12,000               --               --
        Decrease (increase) in:
           Accounts receivable                                  (38,250)        (278,100)          30,992         (752,463)
           Prepaid expenses and other assets                     (2,443)         (72,697)          (4,492)        (181,402)
           Restricted cash                                           --               --               --         (750,000)
        Increase in:
           Accounts payable and accrued expenses                 47,204          329,092          174,419          834,156
           Deferred revenue                                          --          110,000           25,000           66,230
                                                          -------------    -------------    -------------    -------------
              Total adjustments                                   6,511          169,194          225,919         (539,352)
                                                          -------------    -------------    -------------    -------------
              Net cash provided by (used in)
                operating activities                             20,712         (360,023)          (5,129)      (1,965,969)
                                                          -------------    -------------    -------------    -------------
Cash flows from investing activities:
   Capital expenditures                                              --         (208,619)              --         (322,155)
                                                          -------------    -------------    -------------    -------------
Cash flows from financing activities:
   Proceeds from:
      Issuance of common stock                                    1,000               --               --               --
      Notes payable, net of loan origination costs                   --        1,940,000               --        1,500,000
      Loans from stockholders                                    10,000           15,000           25,000              625
                                                          -------------    -------------    -------------    -------------
              Net cash provided by financing
                activities                                       11,000        1,955,000           25,000        1,500,625
                                                          -------------    -------------    -------------    -------------
Net increase (decrease) in cash                                  31,712        1,386,358           19,871         (787,499)
Cash, beginning of period                                            --           31,712           31,712        1,418,070
                                                          -------------    -------------    -------------    -------------
Cash, end of period                                       $      31,712    $   1,418,070    $      51,583    $     630,571
                                                          =============    =============    =============    =============


                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                  SUMMARY OF ACCOUNTING POLICIES
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================

DESCRIPTION OF BUSINESS                 AxisTel Communications, Inc. (the
                                        "Company") was incorporated in the State of Delaware on August 28, 1997. Its services include the provision of international and domestic voice and data applications over Company leased and third party fiber optic networks and retail communication services, including prepaid telephony.


UNAUDITED INTERIM FINANCIAL STATEMENTS  The financial statements as of June 30,
                                        1999 and for the six months ended June
                                        30, 1998 and 1999 are unaudited, and
                                        have been prepared on the same basis as
                                        the audited financial statements
                                        included herein. In the opinion of
                                        management, such unaudited financial
                                        statements include all adjustments
                                        consisting of normal recurring accruals
                                        necessary to present fairly the
                                        information set forth therein. Results
                                        for interim periods are not necessarily
                                        indicative of results to be expected for an entire year.


PROPERTY, EQUIPMENT AND CERTAIN         Property and equipment is stated at
INTANGIBLES                             cost. Depreciation is computed using the
                                        straight-line method over the estimated
                                        useful lives.


LOAN ORIGINATION COSTS                  Loan origination costs are amortized
                                        based on the interest method over the
                                        contractual period of the loan (see Note
                                        5).


INCOME TAXES                            Income taxes are calculated using the
                                        liability method specified by Statement
                                        of Financial Accounting Standards
                                        ("SFAS") No. 109, "Accounting for Income
                                        Taxes." SFAS No. 109 requires a company
                                        to recognize deferred tax liabilities
                                        and assets for the expected future tax
                                        consequences of events that have been
                                        recognized in a company's financial
                                        statements or tax returns. Under this
                                        method, deferred tax liabilities and
                                        assets are determined based on the
                                        difference between the financial
                                        statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent realization is uncertain.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                  SUMMARY OF ACCOUNTING POLICIES
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================


REVENUE RECOGNITION                     Prepaid phone card revenues are earned
                                        when the prepaid phone cards are used.
                                        Deferred revenues of $-0- and $110,000
                                        at December 31, 1997 and 1998,
                                        respectively, represent unused prepaid
                                        phone cards.


USE OF ESTIMATES                        The preparation of financial statements
                                        in conformity with generally accepted
                                        accounting principles requires
                                        management to make estimates and
                                        assumptions that affect the reported
                                        amounts of assets and liabilities and
                                        disclosure of contingent assets and
                                        liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


LONG-LIVED ASSETS                       Long-lived assets, such as property and
                                        equipment, are evaluated for impairment
                                        when events or changes in circumstances
                                        indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use and sale of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been recognized through June 30, 1999.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================

1.  TRANSACTIONS WITH                   Included in revenues for the year ended
    RELATED PARTIES                     December 31, 1998 were revenues from
                                        Debit Card Technologies Inc. totaling
                                        approximately $264,000. Debit Card
                                        Technologies Inc. is wholly owned by an
                                        employee's spouse. All revenues for the
                                        period August 28, 1997 (inception) to
                                        December 31,1997 were received from
                                        Debit Card Technologies, Inc.


2.  PROPERTY AND EQUIPMENT AND          Major classes of property and equipment
    CERTAIN INTANGIBLES                 and certain intangibles are as follows:

                                                                  Estimated
December 31,                        1997             1998        useful lives
------------                      -----------   -------------    ------------
Indefeasible Right of Use
  of phone line                   $    --       $  1,600,000       25 years
Equipment                              --            108,619      3-4 years
                                  -----------   -------------    ------------
                                       --          1,708,619
Less:  Accumulated
          depreciation                 --            (15,564)
                                  -----------   -------------    ------------
                                  $    --       $  1,693,055
                                  ===========   =============    ============



3.  NOTES PAYABLE -                     On December 3, 1998, the Company entered
    ERAATEL CORP.                       into an Indefeasible Right of Use
                                        ("IRU") agreement with Eraatel
                                        Corporation which provides for the use
                                        of a phone line for 25 years. The
                                        Company leased the phone line between
                                        New York City, New York and Miami,
                                        Florida for a one-time IRU fee of
                                        $1,600,000. The Company paid $100,000
                                        upon the execution of the agreement. The balance due of $1,500,000 is payable in equal monthly installments over a term of 36 months with interest accruing at 15%. As of December 31, 1998, $427,600 was classified as current and $1,072,400 was classified as long-term debt.



                                        In April 1999, the Company was notified
                                        that Eraatel Corporation had misled the
                                        Company and, in fact, only had rights to the IRU for four months. As a result, the above agreement was terminated and the related asset and notes payable were written off. The $100,000 payment has been recorded as other expense.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================


4.  MAJOR CUSTOMERS                     Two customers accounted for
                                        approximately 40% of accounts receivable at December 31, 1998. Revenues from these customers accounted for approximately 6% of revenues for the year ended December 31, 1998.

5.  NOTES PAYABLE -                     On October 28, 1998, the Company issued
    STOCKHOLDERS                        notes to Infinity Emerging Opportunities
                                        Limited ("IEOL") in an aggregate amount
                                        of $2,000,000. As of December 31, 1998,
                                        the aggregate principal balance due was
                                        $2,000,000. The note agreement provides
                                        for a further $1,500,000, of which
                                        $500,000 was received on March 10, 1999
                                        and $1,000,000 was received on April 19, 1999, and is subject to certain conditions as set forth in the agreement. Interest is calculated at 8% per annum and is payable monthly. The outstanding principal balance and any unpaid interest shall be due and payable on October 28, 2000. The notes are secured by all assets and equity interests of the Company.

                                        As of December 31, 1998, the Company had not met, but was subsequently granted waivers with respect to, certain reporting requirements under the above notes.

                                        In connection with the notes, the
                                        Company issued warrants to purchase
                                        1,499 shares of Class B common stock,
                                        par value $.01 per share, of the Company at an exercise price of $2,333.33 per share. The warrants were valued at approximately $274,000 using the Black-Scholes model and the Company recorded the amount as a debt discount, with a related credit to additional paid-in capital. The debt discount is being amortized over the life of the loan. As of December 31, 1998, the balance of the debt discount, net of amortization, was $251,075.

                                        As additional consideration for the
                                        notes payable, the Company issued one
                                        share of Class B common stock of the
                                        Company to IEOL at a purchase price of
                                        $1 (approximate fair value), with voting rights as set forth in the Certificate of Incorporation of the Company entitling the purchasers to vote 50% of all issued and outstanding shares of the common stock of the Company.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================


                                        The Company had notes payable to one of
                                        its stockholders aggregating $10,000 at
                                        December 31, 1997. The Company had notes payable to two of its stockholders aggregating $25,000 at December 31, 1998. Interest is calculated at 5% per annum. The outstanding principal balance and any unpaid interest was due and payable on October 28, 1999 and the notes were therefore classified as short term.


6.  COMMON STOCK                        Common stock is comprised of the
                                        following:


                                     December 31,                                   1997   1998
                                     ------------                                   ----   ----
                                     Class A shares; par value $.01, 45,000
                                       shares authorized, 1,500 shares issued
                                       and outstanding                               $15    $15
                                     Class B shares; par value $.01, 45,000
                                       shares authorized, 1 share issued and
                                       outstanding                                    --     --
                                     Class C shares; nonvoting par value $.01,
                                       10,000 shares authorized, none issued and
                                       outstanding                                    --     --
                                                                                    ----   ----
                                                                                     $15    $15
                                                                                    ====   ====



7.  STOCK OPTIONS                       On November 18, 1998, IEOL retained a
                                        consultant to perform services for the
                                        Company. The consultant was granted
                                        stock options to purchase 30 shares of
                                        Class C, nonvoting common stock, par
                                        value $.01, of the Company at an
                                        exercise price of $2,333.33 per share.
                                        The stock options vest on May 18, 1999.
                                        The options were valued at $25,510 using the Black-Scholes model and the Company recorded the amount as compensation expense with a related credit to additional paid-in capital.

8.  COMMITMENTS                         Leases

                                        Minimum annual commitments under all
                                        noncancellable operating leases with
                                        terms in excess of one year approximate:


                                     Year ended December 31,
                                     -----------------------                    -------------
                                     1999                                       $   210,600
                                     2000                                           280,800
                                     2001                                           280,800
                                     2002                                           280,800
                                     2003                                           280,800
                                     Thereafter                                   1,582,200
                                                                                -------------
                                     Total minimum lease payments               $ 2,916,000
                                                                                -------------

                                        Rent expense for the period from August
                                        28, 1997 (inception) to December 31,
                                        1997 and the year ended December 31,
                                        1998 was approximately $1,000 and
                                        $12,000, respectively.



9.  STATEMENTS OF CASH
    FLOW




                              Period from
                              August 28,
                                 1997
                              (inception) to              Year ended           Six months ended June 30,
                               December 31,              December 31,         -------------------------
                                  1997                       1998                1998          1999
                              --------------           ----------------       --------     ------------
Supplemental disclosure
   of cash flow
   information:
     Cash paid during the
        period for:
         Interest                    $  --             $        13,333        $ --         $   90,000
         Taxes                          --                         --           --              1,100
Noncash investing and
   financing activities:
      Capital leases
        entered into
        during the period               --                  1,500,000           --                 --
      Warrants and
        options issued
        during the period               --                    299,410           --                 --
                                     -----             --------------         ----         ----------

10.  INCOME TAXES

                                        The Company has a deferred tax asset
                                        amounting to approximately $197,000 at
                                        December 31, 1998, principally relating
                                        to net operating loss carryforwards and
                                        a basis difference in the carrying
                                        amount of trade accounts receivable for
                                        financial reporting purposes and the
                                        amount used for income tax purposes. The
                                        Company recorded a valuation allowance
                                        amounting to the entire deferred tax
                                        asset balance due to the Company's
                                        financial condition and its lack of a
                                        history of consistent earnings, giving
                                        rise to uncertainty as to whether the
                                        deferred tax asset is realizable. No
                                        amount of deferred Federal or state
                                        income tax is therefore presented.
                                        Deferred income taxes are not material
                                        for the period ended December 31, 1997.

                                        As of December 31, 1998, the Company had net operating loss income tax carryforwards of approximately $529,000, which expire in the years 1999 through 2018.

11.  SUBSEQUENT EVENTS                  On September 22, 1999, the following
                                        significant transactions occurred: IEOL
                                        exercised its warrants to purchase 1,499
                                        Class A shares of the Company, which
                                        gave it 50% of the total outstanding
                                        shares of the Company. IEOL exchanged
                                        its shares in the Company for shares of
                                        eVentures Group, Inc. ("eVentures").
                                        eVentures acquired the other 50% of the
                                        Company's Class A shares from the
                                        founding shareholders of the Company,
                                        settled through an issue of shares of
                                        eVentures. These transactions
                                        consummated the acquisition of all of
                                        the outstanding shares of the Company by eVentures.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Consolidated Financial Information") has been derived from the application of pro forma adjustments to eVentures' consolidated historical audited statement of operations for the year ended June 30, 1999 and the six months ended December 31, 1999 included elsewhere herein.



     The Unaudited Pro Forma Consolidated Financial Information gives effect to the acquisition of AxisTel and the acquisition of the remaining 33.3% of e.Volve as if each had occurred on July 1, 1998. There is no adjustment to minority interest relative to the purchase of the remaining 33.3% of e.Volve since 100% of the losses were already recorded in the historical financial statements. A pro forma balance sheet has not been presented since these events are already reflected in the historical balance sheet as of December 31, 1999 presented elsewhere herein. The pro forma adjustments are described in the accompanying notes.


     The Unaudited Pro Forma Consolidated Financial Information is presented for informational purposes only and does not purport to represent what eVentures' results of operations would actually have been if the aforementioned events had occurred on the date specified or to project eVentures' results of operations for any future periods. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with eVentures' consolidated historical financial statements, and the notes thereto, included elsewhere herein.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999


                                                      SEPTEMBER 22, 1999 EVENTS                     PURCHASE OF
                                                     ----------------------------                  THE REMAINING
                                                          (1)                         PRO FORMA       33.3% OF
                                         HISTORICAL     AXISTEL      ADJUSTMENTS      SUBTOTAL        e.VOLVE        PRO FORMA
                                        ------------  ------------  ------------     ------------  ------------     ------------
Revenues                                $ 27,248,273  $  7,967,643  $         --     $ 35,215,916  $         --     $ 35,215,916
Direct costs                              23,311,584     6,997,133            --       30,308,717            --       29,692,819
                                        ------------  ------------  ------------     ------------  ------------     ------------
Gross profit                               3,936,689       970,510            --        4,907,199            --        4,907,199

Selling, general & administrative
  expenses                                 7,551,131     2,309,538     1,213,997(2)    11,524,666     1,166,251(7)    12,690,917
                                                                         450,000(3)
                                        ------------  ------------  ------------     ------------  ------------     ------------
Less from operations, before
  other (income) expense                  (3,614,442)   (1,339,028)   (1,663,997)      (6,617,467)   (1,166,251)      (7,783,718)

Other (income) expense

     Interest expense, net                 1,704,459       285,457      (557,574)(4)      473,675            --          473,675
                                                                        (958,667)(5)
     Equity in loss of affiliate              33,776            --            --           33,776            --           33,776

     Foreign currency (gain) loss            126,575            --            --          126,575            --          126,575
     Debt discount                                --            --     2,000,000 (6)    2,000,000            --        2,000,000
     Other                                   (16,930)      100,000            --           83,070            --           83,070
                                        ------------  ------------  ------------     ------------  ------------     ------------
                                           1,847,880       385,457       483,759        2,717,096            --        2,717,096
                                        ------------  ------------  ------------     ------------  ------------     ------------
Net loss before provision for taxes       (5,462,322)   (1,724,485)   (2,147,756)      (9,334,563)   (1,166,251)     (10,500,814)
Provision for taxes                              --            300            --              300            --              300
                                        ------------  ------------  ------------     ------------  ------------     ------------
Net loss                                $ (5,462,322) $ (1,724,785) $ (2,147,756)    $ (9,334,863) $ (1,166,251)    $(10,501,114)
                                        ============  ============  ============     ============  ============     ============


-------------------------


(1) Reflects the consolidation of the results of operations of AxisTel for the period July 1, 1998 to June 30, 1999.
(2) Reflects the amortization of the goodwill arising from the purchase of 50% of AxisTel from the founding shareholders on September 22, 1999, over a period of 10 years.
(3) Reflects the amortization of the goodwill arising from the conversion of the Major Shareholders' 1,499 options in AxisTel on September 22, 1999, over a period of 10 years.
(4) Reflects the reversal of the interest expense relating to the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(5) Reflects the reversal of amortization relating to the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(6) Reflects the write off of the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(7) Reflects the amortization of the goodwill arising from the purchase of the remaining 1/3 of e.Volve on October 19, 1999 over a period of 10 years.

                 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      SIX MONTHS ENDED DECEMBER 31, 1999




                                               SEPTEMBER 22, 1999 EVENTS
                                   ------------------------------------------                       PURCHASE OF THE
                                                        (1)                         PRO FORMA       REMAINING 33.3%
                                    HISTORICAL        AXISTEL     ADJUSTMENTS        SUBTOTAL         OF e.VOLVE         PRO FORMA
                                   ------------     -----------   -----------     ---------------   ---------------    ------------
Revenues                            $22,661,838     $ 5,741,802   $        --     $    28,403,640   $            --    $ 28,403,640
Direct costs                         21,759,782       5,900,284            --          27,660,066                --      27,660,066
                                   ------------     -----------   -----------     ---------------   ---------------    ------------
Gross profit (loss)                     902,056        (158,483)           --             743,573                --         743,573


Selling, general &
  administrative expenses            10,354,808       1,226,737       276,891(2)       11,961,073           291,563(7)   12,252,636
                                                                      102,637(3)
                                   ------------     -----------   -----------     ---------------   ---------------    ------------
Loss from operations, before
  other (income) expense             (9,452,752)     (1,385,220)     (379,528)        (11,217,500)         (291,563)    (11,509,063)

Other (income) expense
     Interest expense, net              598,062         138,153      (160,800)(4)         281,978                --         281,978
                                                                     (293,437)(5)
     Write off of unamortized
       debt discount                    917,615              --      (917,615)(6)              --                --              --
     Equity in loss of affiliate         31,819              --            --              31,819                --          31,819
     Foreign currency (gain) loss        (2,032)             --            --              (2,032)               --          (2,032)
     Other                                1,074              --            --               1,074                --           1,074
                                   ------------     -----------   -----------     ---------------   ---------------    ------------
                                      1,546,538         138,153    (1,371,852)            312,839                --         312,839
                                   ------------     -----------   -----------     ---------------   ---------------    ------------
Net loss before provision for
  taxes                             (10,999,290)     (1,523,373)      992,324         (11,530,339)         (291,563)    (11,821,902)
Provision for taxes                          --             --            --                   --                --              --
                                   ------------     -----------   -----------     ---------------   ---------------    ------------
Net income (loss)                  $(10,999,290)    $(1,523,373)  $   992,324     $   (11,530,339)  $      (291,563)   $(11,821,902)
                                   ============     ===========   ===========     ===============   ===============    ============





(1) Reflects the consolidation of the results of operations of AxisTel for the period July 1, 1999 to September 22, 1999.
(2) Reflects the amortization of the goodwill arising from the purchase of 50% of AxistTel from the founding shareholders on September 22, 1999, over a period of 10 years.
(3) Reflects the amortization of the goodwill arising from the conversion of the Major Shareholders' 1,499 options in AxisTel on September 22, 1999, over a period of 10 years.
(4) Reflects the reversal of the interest expense relating to the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(5) Reflects the reversal of amortization relating to the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(6) Reflects the write off of the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(7) Reflects the amortization of the goodwill arising from the purchase of the remaining 1/3 of e.Volve on October 19, 1999 over a period of 10 years.

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
    2.1    Agreement and Plan of Reorganization, dated as of September 22, 1999, among the Registrant, eVentures Holdings, L.L.C., IEO Holdings
           Limited, Infinity Investors Limited, Mick Y. Wettreich, the
           purchasers listed on Schedule 1-A thereto and the Contributing
           Persons listed on Schedule 1-B thereto (incorporated by reference to
           Exhibit 2.1 to the report filed on Form 8-K on October 7, 1999).

    2.2 Agreement and Plan of Exchange, dated as of October 19, 1999, among eVentures Group, Inc., and the persons set forth on Schedule 1 thereto (incorporated by reference to Exhibit 2.1 to the report filed on Form 8-K on November 3, 1999).

    2.3 Share Exchange Agreement, dated as of February 22, 2000, among eVentures Group, Inc., IGS Acquisition Corporation and the stockholders of Internet Global Services, Inc. parties thereto.

    3.1    Certificate of Incorporation of eVentures, dated November 19, 1987.*

    3.2 Certificate of Amendment, dated April 27, 1994, to the Certificate of Incorporation.*

    3.3 Certificate of Amendment, dated as of October 20, 1997, to the Certificate of Incorporation.*

    3.4    Certificate of Renewal dated August 19, 1999 for eVentures
           Group, Inc.*

    3.5    Certificate of Amendment, dated September 17, 1999, to the
           Certificate of Incorporation (incorporated by reference to Exhibit
           3.2 to the report filed on Form 8-K on October 7, 1999).

    3.6    Amended and Restated Certificate of Designation of Rights,
           Preferences and Privileges of Series A Convertible Preferred Stock, dated October 14, 1999.*

    3.7    Certificate of Designation of Rights, Preferences and Privileges of
           Series B Convertible Preferred Stock, dated as of November 10, 1999.*

    3.8 Certificate of Amendment, dated as of December 15, 1999, to the Certificate of Designation of Rights, Preferences and Privileges of
           Series B Convertible Preferred Stock.*
    3.9    Certificate of Designation, Preferences and Rights of Series C
           Convertible Preferred Stock, dated as of February 22, 2000.

    3.10   Amended and Restated By-Laws of eVentures Group, Inc.
           (incorporated by reference to Exhibit 3.1 to the report filed on Form 8-K on October 7, 1999).

    4.1 Registration Rights Agreement, dated as of September 22, 1999, among the Registrant and the persons and entities set forth on Schedule 1 thereto (the "First Registration Rights Agreement") (incorporated by reference to Exhibit 4.1 to the report filed on Form 8-K on October
           7, 1999).

    4.2    Addendum to the First Registration Rights Agreement, dated as of
           October 19, 1999, among eVentures Group, Inc., the persons set forth on Schedule 1 thereto and the other parties to the First Registration
           Rights Agreement.

    4.3 Registration Rights Agreement, dated as of November 24, 1999, between eVentures Group, Inc. and the person and entities signatories thereto, as holders of shares of Series B Convertible Preferred
           Stock.

    4.4 Letter Agreement, dated December 15, 1999, to the parties to the Registration Rights Agreement dated as of September 27, 1999.

    4.5    Registration Rights Agreement, dated as of December 31, 1999, between
           eVentures Group, Inc. and the persons and entities signatories thereto, as holders of shares of Series C Convertible Preferred
           Stock.
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

    10.1   Securities Purchase Agreement, dated as of June 11, 1998, among
           Orix Global Communications, Inc., certain of its shareholders and the purchasers named thereunder and Exhibits thereto.

    10.2   Debenture, dated as of June 11, 1998.*

    10.3   Letter Agreement, dated as of August 19, 1998 between Orix Global
           Communications and Infinity Investors Limited.*

    10.4   Debenture, dated as of August 19, 1998.*

    10.5   Letter Agreement, dated as of February 9, 1999 between Orix Global
           Communications and Infinity Investors Limited.*

    10.6   Debenture, dated as of February 9, 1999.*

    10.7   Letter Agreement, dated as of April 15, 1999 among Orix Global
           Communications, Inc., Infinity Investors Limited and the Founders
           (as defined therein).*

    10.8   Amended and Restated Debenture, dated as of April 15, 1999.*

    10.9   Letter Agreement, dated as of April 29, 1999 between Orix Global
           Communications and Infinity Investors Limited.*

    10.10  Debenture, dated as of April 29, 1999.*

    10.11  Letter Agreement, dated as of April 30, 1999, between Orix Global
           Communications, Inc. and Infinity Investors Limited.*

    10.12  Debenture, dated as of April 30, 1999.*

    10.13  Note, dated as of August 20, 1999.

    10.14  Promissory Note, dated as of March 2, 2000.

    10.15  Warrant Agreement, dated as of March 2, 2000, between i2v2.com Inc.
           and eVentures Group, Inc.

    10.16  Lease Agreement, dated December, 1998, between AxisTel
           International, Inc. and Evergreen America Corporation.*

    10.17  Lease Agreement, dated November 24, 1997, between Orix Global
           Communications, Inc. and Trust F/3959 of Banco del Atlantico.*

    10.18  Assignment Agreement, dated April 1, 1998, among Orix Global
           Communications, Inc., Latin Gate de Mexico S.A. de C.V. and Trust
           F/3959 of Banco del Atlantico.*

    10.19  Office Lease, dated January 23, 1998, between Orix Global
           Communications, Inc. and 2526 Investment Co.*

    10.20  Sublease Agreement, dated January 31, 2000, between Totaltel Florida,
           Inc. and AxisTel Global Network Services, Inc.

    10.21 Guaranty Agreement by eVentures Group, Inc. as inducement to Telecommunications Finance Group to provide a lease to AxisTel
           Communications, Inc., dated as of October 13, 1999.*

    10.22 Management Services Agreement, dated as of September 22, 1999, between eVentures Group, Inc. and HW Partners, L.P.*

    10.23  Amended and Restated 1999 Omnibus Securities Plan, dated as of
           September 22, 1999.


    10.24 Employment Agreement, dated as of September 22, 1999, between eVentures Group, Inc. and Stuart J. Chasanoff.*

    10.25 Amended and Restated Employment and Noncompetition Agreement, dated as of September 21, 1999, between AxisTel Communications, Inc. and
           Samuel L. Litwin.*

    10.26 Amended and Restated Employment and Noncompetition Agreement, dated as of September 22, 1999, between AxisTel Communications, Inc. and
           Mitchell Arthur.*

    21.1   Subsidiaries of eVentures Group, Inc.

    27.1   Financial Data Schedule.

    ---------------
    * Filed previously.
